Exhibit 2.2

EXECUTION VERSION

CONFIDENTIAL

PURCHASE AND SALE AGREEMENT

by and among

SPECIALTY BUILDING PRODUCTS HOLDINGS, L.P.,

SPECIALTY BUILDING PRODUCTS, LLC

and

SBP MERGER SUB, INC.

dated as of

December 20, 2020

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ARTICLE 4 REPRESENTATIONS AND WARRANTIES OF SELLER		33

4.01	Organization and Entity Power	33
4.02	Authorization; No Breach	33
4.03	Title to Purchased Units	34
4.04	Litigation	34
4.05	Taxable Canadian Property	34
4.06	Brokerage	34

ARTICLE 5 REPRESENTATIONS AND WARRANTIES OF BUYER		34

5.01	Organization and Entity Power	34
5.02	Authorization; No Breach	35
5.03	Litigation	35
5.04	Sufficient Funds	36
5.05	Limited Guaranty	36
5.06	Prior Operations	36
5.07	Solvency; Fraudulent Conveyance	36
5.08	No Change of Control Triggering Event	36
5.09	Investigation	36
5.10	Acquisition for Investment	37
5.11	Brokerage	37

ARTICLE 6 COVENANTS AND AGREEMENTS		37

6.01	Access	37
6.02	Conduct of Business	37
6.03	Reasonable Best Efforts	38
6.04	Regulatory Act Compliance	38
6.05	Distribution of Cash and Cash Equivalents	39
6.06	Press Releases and Announcements	39
6.07	Confidentiality	40
6.08	Facility Closings; Employee Layoffs	40
6.09	Employee Benefits Matters	40
6.10	Director and Officer Indemnification and Insurance	41
6.11	Exclusivity	42
6.12	Expenses; Tax Matters	42
6.13	Certain Post-Closing Access Provisions	44
6.14	Code Section 280G	44
6.15	Consents	45
6.16	RWI Policy	45
6.17	Financing	45
6.18	Letters of Credit	48
6.19	Intercompany Arrangements	48
6.20	Use of Name	48
6.21	Release	48
6.22	Data Room	49

ARTICLE 7 TERMINATION		49

7.01	Termination	49
7.02	Effect of Termination	50

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ARTICLE 8 DEFINITIONS		50

8.01	Definitions	50
8.02	Usage	66

ARTICLE 9 MISCELLANEOUS		67

9.01	No Survival; Certain Waivers	67
9.02	Amendment and Waiver	69
9.03	Notices	69
9.04	Assignment	70
9.05	Severability	70
9.06	No Strict Construction	71
9.07	Captions	71
9.08	Complete Agreement	71
9.09	Company Disclosure Letter	71
9.10	No Additional Representations; Disclaimer	72
9.11	Counterparts	73
9.12	Governing Law	73
9.13	CONSENT TO JURISDICTION	73
9.14	WAIVER OF JURY TRIAL	74
9.15	Prevailing Party	74
9.16	Third Party Beneficiaries	74
9.17	Specific Performance	74
9.18	Time	75
9.19	Provisions Respecting Representation of the Company	75
9.20	Electronic Delivery	76

LIST OF EXHIBITS

Exhibit A	Limited Guaranty
Exhibit B	Form of Escrow Agreement
Exhibit C	Form of Unit Power
Exhibit D	Form of Seller Closing Certificate
Exhibit E	Form of Buyer Closing Certificate
Exhibit F	Agreed Accounting Principles
Exhibit G	Illustrative Calculation of Net Working Capital

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PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT (this “Agreement”) is made and entered into as of December 20, 2020, by and among Specialty Building Products Holdings, L.P., a Delaware limited partnership (“Seller”), Specialty Building Products, LLC, a Delaware limited liability company (the “Company”), and SBP Merger Sub, Inc., a Delaware corporation (“Buyer”). Capitalized terms used and not otherwise defined herein have the meanings set forth in Section 8.01.

WHEREAS, as of the date hereof, Seller owns all of the issued and outstanding equity securities of the Company (the “Company Units”);

WHEREAS, immediately prior to the Closing, (i) Seller will redeem certain equity securities of Seller then held by the Rollover Participants in exchange for the Rollover Units, and (ii) each Rollover Participant will then contribute all of such Rollover Participant’s Rollover Units to SBP Varsity Holdings, LLC, a Delaware limited liability company (“Buyer Parent”), in exchange for the equity securities identified in such Rollover Participant’s Rollover Agreement and the right to receive a portion of the Rollover Participants Post-Closing Payments (such transactions, the “Rollover Reorganization”);

WHEREAS, Buyer desires to purchase from Seller, and Seller desires to sell to Buyer, all of the Company Units held by Seller as of the Closing and after giving effect to the Rollover Reorganization (the “Purchased Units”) for the consideration described herein and otherwise on the terms and subject to the conditions contained herein;

WHEREAS, concurrently with the execution and delivery of this Agreement, The Resolute Fund V, L.P., a Delaware limited partnership (the “Guarantor”), has entered into a limited guaranty in favor of the Company, a copy of which is attached as Exhibit A hereto (the “Limited Guaranty”), pursuant to which the Guarantor is providing a limited guaranty of certain obligations of Buyer in connection with this Agreement; and

WHEREAS, as a material inducement, and as a condition, to Buyer entering into this Agreement, concurrently with the execution of this Agreement, each of the Persons set forth on the Restricted Management Seller Schedule attached hereto is entering into a Restrictive Covenant Agreement and each of the Persons set forth on the Restricted Institutional Seller Schedule attached hereto is entering into a Restrictive Covenant Agreement (collectively, the “Restrictive Covenant Agreements”).

NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties and covenants contained herein, and intending to be legally bound, the parties hereto hereby agree as follows:

ARTICLE 1

PURCHASE AND SALE

1.01    Purchase and Sale of the Purchased Units. On the terms and subject to the conditions set forth in this Agreement, at the Closing, Buyer shall purchase and acquire from Seller, and Seller shall sell, transfer, convey and deliver to Buyer, all of the Purchased Units, free and clear of all Liens (other than Liens (i) arising under the Securities Act and applicable state securities laws or (ii) created or incurred by, or at the direction of, Buyer).

1.02    Purchase Price. The aggregate purchase price for the Purchased Units (the “Purchase Price”) shall be an amount equal to: (i) the Base Purchase Price, plus (ii) the Closing Cash-on-Hand, minus (iii) Closing Indebtedness, plus (iv) the amount (if any) by which the Closing Net Working Capital exceeds the Targeted Net Working Capital, minus (v) the amount (if any) by which the Targeted Net Working Capital exceeds the Closing Net Working Capital, minus (vi) the Company Expenses, minus (vii) the Aggregate Rollover Amount, plus (viii) the Mid-State Adjustment Amount.

1.03    Closing. On the terms and subject to the conditions set forth in this Agreement, the closing of the purchase and sale of the Purchased Units and the other transactions contemplated by this Agreement (the “Closing”) shall take place (a) by telephone conference and electronic exchange of documents at 10:00 a.m. Eastern Time, on the third (3rd) Business Day following the satisfaction or (to the extent permitted by applicable Law) waiver of the conditions set forth in Article 2 (other than those conditions that by their nature or terms are to be satisfied at the Closing, provided that such conditions are satisfied or (to the extent permitted by applicable Law) waived at the Closing) or (b) at such other place, time or date as Buyer and Seller may mutually agree in writing; provided, however, notwithstanding the foregoing, unless otherwise agreed by Buyer in writing, in no event shall the Closing occur prior to January 29, 2021. The date on which the Closing shall occur is referred to herein as the “Closing Date.” The Closing shall be deemed to be effective as of 12:01 a.m. Eastern Time on the Closing Date.

1.04    Closing Payments. At the Closing:

(a)    Buyer shall deliver or cause to be delivered to Seller an aggregate amount in cash equal to the Estimated Purchase Price (less the Adjustment Escrow Deposit Amount), by wire transfer of immediately available funds to the account designated in writing by Seller at least two (2) Business Days prior to the Closing Date.

(b)    Buyer shall deliver or cause to be delivered, by wire transfer of immediately available funds an aggregate amount equal to the Adjustment Escrow Deposit Amount to the Escrow Agent for deposit into a separate escrow account (the “Adjustment Escrow Account”) established pursuant to the terms of an escrow agreement, substantially in the form of Exhibit B attached hereto (the “Escrow Agreement”), by and among Buyer, Seller and the Escrow Agent.

(c)    Buyer shall deliver or cause to be delivered, to the intended beneficiaries thereof (as identified in writing by Seller to Buyer at least two (2) Business Days prior to Closing), by wire transfer of immediately available funds to the account designated in writing by Seller at least two (2) Business Days prior to Closing, (i) the Company Expenses set forth in final invoices with respect thereto delivered to Buyer at least two (2) Business Days prior to Closing and (ii) any liabilities included in the computation of Estimated Closing Indebtedness which by their terms or pursuant to this Agreement are required to be paid at the Closing; provided, that any such Company Expenses or such other liabilities that constitute compensatory payments to employees of the Company Entities shall be paid by Buyer to the applicable Company Entity for further distribution to such employees through the payroll systems of such Company Entity.

1.05    Purchase Price Adjustment.

(a)    At least three (3) Business Days, but no more than five (5) Business Days, prior to the Closing, the Company shall prepare and deliver to Buyer (i) an estimated consolidated balance sheet of the Company Entities as of the Adjustment Calculation Time (the “Estimated Closing Balance Sheet”), and (ii) a statement (the “Estimated Closing Statement”) setting forth in reasonable detail the Company’s good faith estimates of the Closing Cash-on-Hand (the “Estimated Closing Cash-on-Hand”), the Closing Indebtedness (the “Estimated Closing Indebtedness”), the Closing Net Working Capital (the “Estimated Closing Net Working Capital”), the Company Expenses (the “Estimated Company Expenses”), the Mid-State Adjustment Amount (the “Estimated Mid-State Adjustment Amount”) and the calculation of the Purchase Price resulting therefrom (the “Estimated Purchase Price”). The Estimated Closing Balance Sheet, the Estimated

Closing Cash-on-Hand, the Estimated Closing Indebtedness, the Estimated Closing Net Working Capital and the Estimated Company Expenses shall each be calculated in accordance with the Agreed Accounting Principles and in a manner consistent with the applicable definitions contained in this Agreement. The Estimated Mid-State Adjustment Amount shall be determined in accordance with Section 2.03 and Section 2.04 of the Mid-State Asset Purchase Agreement. From and after delivery of the Estimated Closing Balance Sheet and the Estimated Closing Statement until the Closing, the Company shall (x) provide Buyer and its Representatives with reasonable access at all reasonable times during normal business hours and upon reasonable prior notice to the books and records of the Company Entities and to the senior management personnel of the Company Entities familiar with the Estimated Closing Balance Sheet, Estimated Closing Statement or the Agreed Accounting Principles, in each case, to the extent reasonably requested by Buyer or any of its Representatives in connection with their review of the Estimated Closing Balance Sheet and the Estimated Closing Statement, provided, that such access or related activities may be limited to the extent necessary due to COVID-19 or COVID-19 Measures, and (y) cooperate with Buyer and its Representatives in connection with their review of the Estimated Closing Balance Sheet and the Estimated Closing Statement (and otherwise take all reasonably requested actions to facilitate such review). The Company shall consider in good faith any comments to the Estimated Closing Balance Sheet and the Estimated Closing Statement (and each component thereof) made by Buyer.

(b)    Within ninety (90) days following the Closing Date, Buyer shall prepare and deliver to Seller (i) an unaudited consolidated balance sheet of the Company Entities as of the Adjustment Calculation Time (the “Closing Balance Sheet”), and (ii) a statement (the “Closing Statement”) setting forth in reasonable detail Buyer’s calculation of the Closing Cash-on-Hand, the Closing Indebtedness, the Closing Net Working Capital, the Company Expenses, the Mid-State Adjustment Amount and the calculation of the Purchase Price resulting therefrom. The Closing Balance Sheet, the Closing Cash-on-Hand, the Closing Indebtedness, the Closing Net Working Capital and the Company Expenses shall each be calculated in accordance with the Agreed Accounting Principles and in a manner consistent with the applicable definitions contained in this Agreement. The Mid-State Adjustment Amount shall be determined in accordance with Section 2.03 and Section 2.04 of the Mid-State Asset Purchase Agreement. During the thirty (30) days immediately following Seller’s receipt of the Closing Balance Sheet and the Closing Statement, Buyer shall, and shall cause the Company Entities to, subject to the confidentiality obligations of Seller and its Representatives under the Restrictive Covenant Agreement, (x) provide Seller and its Representatives with reasonable access at all reasonable times during normal business hours and upon reasonable prior notice to the books and records of the Company Entities and to the senior management personnel of the Company Entities familiar with the Estimated Closing Balance Sheet, Estimated Closing Statement, Closing Balance Sheet, Closing Statement or the Agreed Accounting Principles (and Buyer shall use commercially reasonable efforts to provide Seller and its Representatives with reasonable access at all reasonable times during normal business hours and upon reasonable prior notice to any former senior management personnel of the Company Entities familiar with the Estimated Closing Balance Sheet, Estimated Closing Statement, Closing Balance Sheet, Closing Statement or the Agreed Accounting Principles that have been terminated as employees of the Company Entities after the Closing), in each case, to the extent reasonably requested by Seller or any of its Representatives in connection with their review of the Closing Balance Sheet and the Closing Statement provided, that such access or related activities may be limited to the extent necessary due to COVID-19 or COVID-19 Measures, and (y) cooperate with Seller and its Representatives in connection with their review of the Closing Balance Sheet and the Closing Statement (and otherwise take all reasonably requested actions to facilitate such review).

(c)    The Closing Balance Sheet, the Closing Statement and the Closing Cash-on-Hand, Closing Indebtedness, Closing Net Working Capital, Company Expenses, the Mid-State

Adjustment Amount and the calculation of the Purchase Price set forth thereon shall become final and binding upon the parties hereto thirty (30) days following Seller’s receipt thereof unless Seller gives written notice of its good faith disagreement (a “Notice of Disagreement”) to Buyer on or prior to such date; provided, that (i) the Closing Balance Sheet, the Closing Statement and the Closing Cash-on-Hand, Closing Indebtedness, Closing Net Working Capital, Company Expenses, the Mid-State Adjustment Amount and the calculation of the Purchase Price set forth thereon shall become final and binding upon the parties hereto upon Seller’s delivery, prior to the expiration of such thirty (30)-day period, of written notice to Buyer of its acceptance of the Closing Balance Sheet, the Closing Statement and the Closing Cash-on-Hand, Closing Indebtedness, Closing Net Working Capital, Company Expenses, the Mid-State Adjustment Amount and the calculation of the Purchase Price set forth thereon, (ii) except to the extent addressed by a duly delivered Notice of Disagreement prior to the expiration of such thirty (30)-day period, the Closing Balance Sheet, the Closing Statement and the Closing Cash-on-Hand, Closing Indebtedness, Closing Net Working Capital, Company Expenses, the Mid-State Adjustment Amount and Purchase Price set forth thereon, shall become final and binding upon the parties upon Seller’s delivery of a Notice of Disagreement, and (iii) a Notice of Disagreement may only include disagreements based on (A) the failure of the Closing Cash-on-Hand, Closing Indebtedness, Closing Net Working Capital and Company Expenses, in each case as reflected on the Closing Statement, to be calculated in accordance with the Agreed Accounting Principles and in a manner consistent with the applicable definitions contained in this Agreement, (B) the failure of the Mid-State Adjustment Amount as reflected on the Closing Statement to be calculated in accordance with Section 2.03 and Section 2.04 of the Mid-State Asset Purchase Agreement, and/or (C) mathematical errors in the computation of the Closing Cash-on-Hand, Closing Indebtedness, Closing Net Working Capital, Company Expenses or the calculation of the Purchase Price. Any Notice of Disagreement shall specify in reasonable detail the nature and amount of any disagreement so asserted.

(d)    If a timely Notice of Disagreement is delivered by Seller to Buyer in accordance with Section 1.05(c), then the Closing Balance Sheet and the Closing Statement (as revised in accordance with this Section 1.05(d)), and the Closing Cash-on-Hand, Closing Indebtedness, Closing Net Working Capital, Company Expenses, the Mid-State Adjustment Amount and the calculation of the Purchase Price set forth thereon, to the extent not already final and binding upon the parties pursuant to Section 1.05(c)(ii), shall become final and binding upon the parties on the earlier of (x) the date all matters specified in the Notice of Disagreement are finally resolved in writing by Seller and Buyer and (y) the date all matters specified in the Notice of Disagreement not resolved by written agreement of Seller and Buyer are finally resolved in writing by a nationally recognized accounting, consulting or valuation firm (other than a so-called “Big Four” accounting firm) mutually selected by Seller and Buyer (such firm, the “Arbiter”). The Closing Balance Sheet and the Closing Statement shall be revised to the extent necessary to reflect any resolution by Seller and Buyer and/or any final resolution made by the Arbiter in accordance with this Section 1.05(d). During the thirty (30) days immediately following the delivery of a Notice of Disagreement in accordance with Section 1.05(c) or such longer period as Seller and Buyer may agree in writing, Seller and Buyer shall seek in good faith to resolve in writing any differences which they may have with respect to the matters specified in the Notice of Disagreement, and all such discussions related thereto shall (unless otherwise agreed by Buyer and Seller) be governed by Rule 408 of the Federal Rules of Evidence (as in effect as of the date of this Agreement). At the end of such thirty (30)- day period or such agreed-upon longer period, Seller and Buyer shall submit to the Arbiter for, acting as an expert and not an arbitrator, review and resolution any and all matters (but only such matters) which remain in dispute. Buyer and Seller shall instruct the Arbiter to, and the Arbiter shall, make a final determination of such disputed items in accordance with the terms of this Agreement (including the defined terms contained herein) and procedures set forth in this Agreement. Buyer and Seller will reasonably cooperate with the Arbiter during the term of its engagement. Buyer and Seller shall instruct the Arbiter not to, and the Arbiter shall not, assign a value to any item in dispute greater than the greatest value for such item assigned by Buyer, on the one hand, or Seller, on the other hand, or less than the smallest value for such item assigned by Buyer, on the one hand, or Seller, on the other hand. Buyer and Seller shall also instruct the Arbiter to, and the Arbiter shall, make its determination based solely on written presentations by Buyer and Seller that are in accordance with the guidelines and procedures set forth in this Agreement and not on the basis of an independent review. The Closing Balance Sheet, the Closing Statement and the Closing Cash-on-Hand, Closing Indebtedness, Closing Net Working Capital, Company Expenses, the Mid-State Adjustment Amount and Purchase Price set forth thereon shall become final and binding on the parties hereto on the date the Arbiter delivers its final resolution in writing, along with its analysis setting forth, in reasonable detail, the basis for such final resolution, to Buyer and Seller (which final resolution shall be requested by the parties to be delivered not more than thirty (30) days following submission of such disputed matters), and such resolution by the Arbiter shall be final, conclusive, binding, non-appealable (absent manifest error or manifest failure by the Arbiter to adhere to the requirements of this Agreement) and enforceable and may be confirmed as an arbitration award in any court of competent jurisdiction under the terms of the Federal Arbitration Act or its state law equivalents. The costs and fees related to such determination by the Arbiter, including the costs relating to any negotiations with the Arbiter with respect to the terms and conditions of such Arbiter’s engagement, will be paid by Seller and Buyer on an inversely proportional basis, based upon the relative portions of the disputed matters that have been submitted to the Arbiter for resolution that ultimately are awarded in favor of Seller and Buyer, as the case may be, (e.g., if $100,000 is in dispute, and of that amount the Arbiter awards $75,000 in favor of Buyer and $25,000 in favor of Seller, then Buyer will be responsible for 25%, and Seller 75%, of the costs and fees of the Arbiter).

(e)    If the Estimated Purchase Price is less than the Purchase Price as finally determined pursuant to this Section 1.05, then (i) Buyer shall, within five (5) Business Days after the Closing Balance Sheet, the Closing Statement and the Closing Cash-on-Hand, Closing Indebtedness, Closing Net Working Capital, Company Expenses, the Mid-State Adjustment Amount and the Purchase Price set forth thereon become final and binding on the parties pursuant to this Section 1.05, make payment of, or cause a Company Entity to make payment of, the Adjustment Amount, by wire transfer in immediately available funds (or other alternative delivery arrangement mutually agreed by Seller and Buyer in writing) to, or as directed by, Seller, with such amounts being distributable as follows: (a) the Rollover Portion of the Adjustment Amount shall be paid to the Rollover Participants, as a portion of the Rollover Participants Post-Closing Payments, with each such Rollover Participant receiving his or her Rollover Pro Rata Share of the aggregate amount distributed pursuant to this clause (a); and (b) the balance of the Adjustment Amount shall be paid to Seller, and (ii) Buyer and Seller shall, within two (2) Business Days after the Closing Balance Sheet, the Closing Statement and the Closing Cash-on-Hand, Closing Indebtedness, Closing Net Working Capital, Company Expenses, the Mid-State Adjustment Amount and the Purchase Price set forth thereon become final and binding on the parties pursuant to this Section 1.05, deliver joint written instructions to the Escrow Agent to cause the Escrow Agent to make payment of the Adjustment Escrow Funds from the Adjustment Escrow Account, within two (2) Business Days after receipt of such instructions, to, or as directed by, Seller, with such amounts being distributable as follows: (x) the Rollover Portion of the Adjustment Escrow Funds shall be paid to the Rollover Participants, as a portion of the Rollover Participants Post-Closing Payments, with each such Rollover Participant receiving his or her Rollover Pro Rata Share of the aggregate amount distributed pursuant to this clause (x); and (y) the balance of the Adjustment Escrow Funds shall be paid to Seller.

(f)    If the Estimated Purchase Price is greater than the Purchase Price (such excess, the “Excess Amount”), then Buyer and Seller shall, within two (2) Business Days after the Closing Balance Sheet, the Closing Statement and the Closing Cash-on-Hand, Closing Indebtedness, Closing Net Working Capital, Company Expenses, the Mid-State Adjustment Amount and the Purchase Price set forth thereon become final and binding on the parties pursuant to this Section 1.05, deliver joint written instructions to the Escrow Agent to cause the Escrow Agent to make payment, within two (2) Business Days after receipt of such instructions, to Buyer, by wire transfer in immediately available funds of the Excess Amount from the Adjustment Escrow Funds in the Adjustment Escrow Account. If the Excess Amount is less than the Adjustment Escrow Funds (such shortfall, the “Remaining Adjustment Escrow Funds”), then Buyer and Seller shall, simultaneously with the delivery of the joint written instructions referred to in the immediately preceding sentence, deliver joint written instructions to the Escrow Agent to cause the Escrow Agent to pay the Remaining Adjustment Escrow Funds from the Adjustment Escrow Account to, or as directed by, Seller, with such amounts being distributable as follows: (a) the Rollover Portion of the Remaining Adjustment Escrow Funds shall be paid to the Rollover Participants, as a portion of the Rollover Participants Post-Closing Payments, with each such Rollover Participant receiving his or her Rollover Pro Rata Share of the aggregate amount distributed pursuant to this clause (a); and (b) the balance of the Remaining Adjustment Escrow Funds shall be paid to Seller.

(g)    Buyer agrees that (i) the purpose of the adjustments provided for in this Section 1.05 is to measure changes in the levels of Closing Cash-on-Hand, Closing Indebtedness, Closing Net Working Capital and Company Expenses, in each case, calculated in accordance with the Agreed Accounting Principles and in a manner consistent with the applicable definitions contained in this Agreement and to determine the Mid-State Adjustment Amount in accordance with the terms of the Mid-State Asset Purchase Agreement, (ii) such adjustments are not intended (A) to permit the introduction of new or different methodologies, practices, procedures, estimation techniques, judgments, classifications, assumptions and principles when determining the levels of Closing Cash-on-Hand, Closing Indebtedness, Closing Net Working Capital and Company Expenses for the purpose of this Section 1.05 (each of which, for the avoidance of doubt, shall be calculated in accordance with the Agreed Accounting Principles and in a manner consistent with the applicable definitions contained in this Agreement) or of the Mid-State Adjustment Amount (which, for the avoidance of doubt, shall be calculated in accordance with the terms of the Mid- State Asset Purchase Agreement) or (B) adjust for errors or omissions that may be found with respect to the Latest Balance Sheet or any other balance sheet referenced in Section 3.04 or any inconsistencies between the Latest Balance Sheet, the Estimated Closing Statement or any other balance sheet referenced in Section 3.04 and GAAP, so long as such errors, omissions and/or inconsistencies, as applicable, are also reflected in Exhibit G attached hereto, (iii) the payment of the Excess Amount (if any) from the Adjustment Escrow Funds in the Adjustment Escrow Account (up to an amount equal to the Adjustment Escrow Funds) in accordance with the Escrow Agreement shall be the sole and exclusive remedy and source of recovery for Buyer for payment of the Excess Amount (if any) and (iv) the cash, indebtedness and working capital adjustments provided for in this Section 1.05, and the dispute resolution provisions provided for in this Section 1.05, shall be the exclusive remedies for the matters addressed or that could be addressed by this Section 1.05 (other than in the event of Fraud or in recovery under any RWI Policy). For the avoidance of doubt, neither Seller nor any of its Non-Recourse Parties shall have any liability for any amount due pursuant to this Section 1.05 except to the extent of funds available in the Adjustment Escrow Account (even if the Excess Amount exceeds the Adjustment Escrow Funds in the Adjustment Escrow Account), and no claim by Buyer for payment of any amount due pursuant to this Section 1.05 shall be asserted against Seller or any of its Non-Recourse Parties (other than with respect to Seller’s obligation to deliver the joint written instruction to the Escrow Agent with respect to the Adjustment Escrow Funds if and when required pursuant to this Agreement). Buyer agrees that following the Closing it will not, and it will cause the Company Entities not to, take any actions with respect to the accounting books, records, principles, policies, treatments, categorizations, practices, methods, bases and estimates of the Company Entities that are intended to obstruct or prevent the preparation of the Closing Balance Sheet or the Closing Statement as provided in this Section 1.05.

(h)    Any payment made pursuant to this Section 1.05 shall be treated as an adjustment to the Purchase Price for Tax purposes unless otherwise required by applicable Law.

1.06    Withholding Rights. Notwithstanding anything in this Agreement to the contrary, Buyer, Seller and the Escrow Agent shall each be entitled to deduct and withhold from the Purchase Price or any other payments required to be made hereunder or under the Escrow Agreement such amounts as Buyer, Seller or the Escrow Agent, as applicable, is required to deduct and withhold with respect to the making of such payment under the Code or any applicable provision of state, local or non-U.S. Tax law. To the extent that amounts are so deducted or withheld and duly and timely remitted to the appropriate Governmental Entities by Buyer, Seller or the Escrow Agent, as applicable, such deducted or withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made. Except with respect to any compensatory payments or withholding required as a result of Seller’s failure to deliver the certificate set forth in Section 2.02(e)(vii), Buyer or the Escrow Agent, as applicable, shall give Seller at least three (3) Business Days’ prior written notification of its intention to make any such deduction or withholding and shall cooperate with Seller to mitigate, reduce or eliminate any such deduction or withholding. To the extent Buyer or the Escrow Agent deducts or withholds any amount from Seller that it was not required to deduct or withhold, it shall promptly following demand therefor, but in any event within five (5) Business Days after such demand, remit to Seller the amount wrongly withheld.

1.07    Management Rollover Transaction. Concurrently with the execution of this Agreement and from time to time after the date hereof and before the date that is five (5) Business Days prior to the Closing, one or more equityholders of Seller (collectively, the “Rollover Participants”) have entered into one or more agreements with Buyer Parent pursuant to which such Rollover Participants will acquire equity securities of Buyer Parent (the “Rollover Agreements”). The Rollover Agreements provide that effective as of immediately prior to the Closing, (i) each Rollover Participant will contribute to Buyer Parent a number of Rollover Units having an aggregate value equal to the amount set forth for such Rollover Participant on Schedule 1.07, and (ii) in exchange therefor, (x) Buyer Parent will issue to such Rollover Participant the equity securities of Buyer Parent identified in the Rollover Agreement to which such Rollover Participant is party and (y) such Rollover Participant will have the right to receive such Rollover Participant’s Rollover Pro Rata Share of the Rollover Participants Post-Closing Payments in accordance with this Agreement and the Escrow Agreement. Such contribution and exchange is intended to qualify in part as a Code Section 721 transaction. The transactions referred to in the foregoing sentences of this Section 1.07 are collectively referred to herein as the “Rollover Transaction.” As a material inducement to Seller to consent to the Rollover Transaction and the Rollover Reorganization, notwithstanding anything herein to the contrary, Buyer acknowledges and agrees that (a) no representation, warranty, covenant or agreement of the Company or Seller shall be deemed untrue or not performed (including the covenants in Section 6.02 and the representations and warranties in Section 3.02 and Section 3.07) to the extent resulting from the Rollover Transaction or the Rollover Reorganization, (b) upon termination of this Agreement, Buyer shall cause the Rollover Agreements also to be terminated and the Rollover Transaction to be rescinded such that all record and beneficial ownership to the Rollover Units is returned immediately to the applicable Rollover Participants, and (c) Buyer shall cause the Rollover Agreements to include provisions for the benefit of Seller that such Rollover Participant shall have no right to receive any portion of the Purchase Price with respect to the Rollover Units (other than such Rollover Participant’s portion of the Rollover Participants Post-Closing Payments) and that, in the event of any termination of this Agreement in accordance with Section 7.01, all such Rollover Units shall be subject to any agreement with Seller to which such securities were subject as though the Rollover Transaction was never consummated and the Rollover Agreements were never entered into. Subject to compliance with the covenants in the foregoing sentence, Seller hereby consents to the Rollover Transaction for all purposes, including pursuant to Seller’s Organizational Documents, and hereby waives any restrictions on transfer, rights-of-first refusal, participation rights and other rights in connection with the Rollover Transaction, whether arising under Seller’s Organizational Documents or otherwise.

ARTICLE 2

CONDITIONS TO CLOSING

2.01    Conditions to the Obligations of All Parties. The obligation of each of Buyer and Seller to consummate the purchase and sale of the Purchased Units and the other transactions contemplated by this Agreement to be consummated at the Closing is subject to the satisfaction, or (to the extent permitted by applicable Law) waiver by Buyer and Seller, of each of the following conditions at or as of immediately prior to the Closing:

(a)    All applicable waiting periods under the HSR Act shall have expired or been terminated (the “HSR Approval”); and

(b)    No Law shall have been enacted or promulgated and no Order of any court or other Governmental Entity of competent jurisdiction shall be in effect, in each case as of the Closing, that has the effect of enjoining, prohibiting, restraining or making illegal the consummation of the purchase and sale of the Purchased Units or any of the other transactions contemplated by this Agreement.

2.02    Conditions to the Obligations of Buyer. The obligation of Buyer to consummate the purchase and sale of the Purchased Units and the other transactions contemplated by this Agreement to be consummated at the Closing is subject to the satisfaction, or (to the extent permitted by applicable Law) waiver by Buyer, of each of the following additional conditions at or as of immediately prior to the Closing:

(a)    (i) The Company and Seller Fundamental Representations (each interpreted without giving effect to any limitation or qualification as to “material”, “materiality”, “Material Adverse Effect” or similar standard or qualification) shall be true and correct in all respects, except for any de minimis inaccuracies, as of the Closing Date as if made anew as of such date (except to the extent any such Company and Seller Fundamental Representations expressly relates to an earlier date (in which case as of such earlier date)), (ii) the representations and warranties of the Company and Seller contained in Article 3 and Article 4, respectively (other than the Company and Seller Fundamental Representations and Section 3.04(f)) (each interpreted without giving effect to any limitation or qualification as to “material”, “materiality”, “Material Adverse Effect” or similar standard or qualification), shall be true and correct in all respects as of the Closing Date as if made anew as of such date (except to the extent any such representation or warranty expressly relates to an earlier date (in which case as of such earlier date)), except in the case of this clause (ii) for any failure of such representations or warranties to be so true and correct as has not had and would not reasonably be expected to have, individually or in the aggregate with all such other failures, a Material Adverse Effect, and (iii) the representations and warranties of the Company contained in Section 3.04(f) (each interpreted without giving effect to any limitation or qualification as to “material”, “materiality, “Material Adverse Effect” or similar standard or qualification), shall be true and correct in all material respects as of the Closing Date as if made anew as of such date (except to the extent any such representation or warranty expressly relates to an earlier date (in which case as of such earlier date));

(b)    Neither the Company nor Seller shall be in material breach of any covenant or agreement contained in this Agreement that the Company or Seller was required to perform prior to the Closing;

(c)    A Material Adverse Effect shall not have occurred since the date of this Agreement that remains as of the Closing;

(d)    (i) No Order of any court of competent jurisdiction shall be in effect as of the Closing, resulting from any Action brought by any Person (other than Buyer or any of its Non- Recourse Parties) that has the effect of finding or declaring that the Portability Condition has not been satisfied and (ii) no Event of Default shall have occurred and be continuing under the Indenture; provided that capitalized terms used in this Section 2.02(d) and not otherwise defined herein shall have the meanings ascribed to them in the Indenture; and

(e)    Seller or the Company (as applicable) shall have delivered (or caused to be delivered) to Buyer each of the following:

(i)    duly executed unit powers or similar instruments of assignment and conveyance in the form of Exhibit C attached hereto, transferring the Purchased Units from Seller to Buyer;

(ii)    a certificate in the form of Exhibit D attached hereto dated as of the Closing Date and signed by a senior executive officer of the Company on behalf of the Company certifying as to the matters set forth in Section 2.02(a), Section 2.02(b), Section 2.02(c) and Section 2.02(d) (the “Company Closing Certificate”);

(iii)    a copy of the Escrow Agreement, duly executed on behalf of Seller and the Escrow Agent;

(iv)    a certificate of a senior executive officer of the Company certifying as to (1) the Organizational Documents of the Company, (2) the resolutions or consents of the managing member of the Company authorizing and approving the execution, delivery and performance of this Agreement and each of the Ancillary Agreements to which the Company is party and the consummation of the transactions contemplated hereby and thereby, and (3) the resolutions or consents of the general partner of Seller authorizing and approving the execution, delivery and performance of this Agreement and each of the Ancillary Agreements to which Seller is party and the consummation of the transactions contemplated hereby and thereby;

(v)    the certificate of formation of the Company certified as of a date not more than thirty (30) days prior to the Closing by the Secretary of State of Delaware;

(vi)    a certificate of the Secretary of State of Delaware, as to the good standing in Delaware of the Company as of a date not more than thirty (30) days prior to the Closing;

(vii)    a certificate, dated as of the Closing Date and sworn under penalty of perjury, in the form of Treasury Regulations Sections 1.897-2(h) and 1.1445-2(c), certifying that the Company is not a United States real property holding corporation and a notice to be mailed (together with a copy of the certificate) to the Internal Revenue Service in accordance with Section 1.897-2(h)(2) of the Treasury Regulations; and

(viii)    customary evidence, in form and substance reasonably satisfactory to Buyer, that each of the Contracts set forth on Schedule 2.02(e)(viii) has been terminated.

2.03    Conditions to the Obligations of Seller. The obligation of Seller to consummate the purchase and sale of the Purchased Units and the other transactions contemplated by this Agreement is subject to the satisfaction, or (to the extent permitted by applicable Law) waiver by Seller, of each of the following additional conditions at or as of immediately prior to the Closing:

(a)    (i) The Buyer Fundamental Representations (each interpreted without giving effect to any limitation or qualification as to “material”, “materiality, “material adverse effect” or similar standard or qualification) shall be true and correct in all respects, except for any de minimis inaccuracies, as of the Closing Date as if made anew as of such date (except to the extent any such representation or warranty expressly relates to an earlier date (in which case as of such earlier date)), and (ii) the other representations and warranties of Buyer contained in Article 5 (each interpreted without giving effect to any limitation or qualification as to “material”, “materiality, “material adverse effect” or similar standard or qualification) shall be true and correct in all respects as of the Closing Date as if made anew as of such date (except to the extent any such representation or warranty expressly relates to an earlier date (in which case as of such earlier date)), except in the case of this clause (ii) for any failure of such representations or warranties to be so true and correct as has not had and would not reasonably be expected to have, individually or in the aggregate with all such other failures, a material adverse effect on Buyer’s ability to consummate the purchase and sale of the Purchased Units or any of the other transactions contemplated by this Agreement;

(b)    Buyer shall not be in material breach of any covenant or agreement contained in this Agreement that Buyer was required to perform prior to the Closing;

(c)    Buyer shall have delivered to the Company and Seller each of the following:

(i)    a certificate in the form of Exhibit E attached hereto dated as of the Closing Date and signed by a senior officer of Buyer on behalf of Buyer certifying as to the matters set forth in Section 2.03(a) and Section 2.03(b);

(ii)    a copy of the Escrow Agreement, duly executed on behalf of Buyer and the Escrow Agent; and

(iii)    certified copies of (A) the Organizational Documents of Buyer, and (B) the resolutions or consents of the board of directors (or equivalent governing body) of Buyer authorizing and approving the execution, delivery and performance of this Agreement and each of the Ancillary Agreements to which Buyer is party and the consummation of the transactions contemplated hereby and thereby.

2.04    Waiver of Conditions; Frustration of Conditions. All conditions to the Closing shall be deemed to have been satisfied or waived from and after the Closing. Neither Seller nor Buyer may rely on the failure of any condition set forth in this Article 2, as applicable, to be satisfied if such failure was caused by the breach by such Person (or in the case of Seller, any Company Entity) of any of its representations, warranties, covenants or agreements contained in this Agreement or by such Person’s failure to use, as required by this Agreement, its reasonable best efforts to consummate the purchase and sale of the Purchased Units and the other transactions contemplated by this Agreement.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES CONCERNING THE COMPANY ENTITIES

The Company hereby represents and warrants to Buyer that, except as set forth in the Company Disclosure Letter and subject to Section 9.10(d):

3.01    Organization, Power and Authority.

(a)    The Company is a duly organized limited liability company, validly existing and in good standing under the laws of the State of Delaware. The Company is qualified to do business in every jurisdiction in which the ownership of its properties or the conduct of its business requires it to be so qualified, except in such jurisdictions where the failure to be so qualified, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect. The Company possesses all requisite power and authority and all necessary Permits to own, operate, lease and otherwise hold its properties, to carry on its business as now conducted and presently proposed to be conducted and to enter into and carry out the purchase and sale of the Purchased Units or any of the other transactions contemplated by this Agreement and each of the Ancillary Agreements to which the Company is party.

(b)    The copies of the Company Entities’ Organizational Documents delivered to Buyer by the Company reflect all amendments and modifications made thereto and are true, correct and complete. Section 3.01 of the Company Disclosure Letter lists all of the officers, directors and/or managers of each of the Company Entities as of the date hereof.

3.02    Capitalization and Related Matters.

(a)    Section 3.02(a) of the Company Disclosure Letter sets forth a true, correct and complete list of all of the authorized, issued and outstanding Equity Securities of the Company (prior to giving effect to the Rollover Reorganization). All of the Equity Securities of the Company are duly authorized, validly issued and fully paid. All of the Equity Securities of the Company are held of record and beneficially as set forth on Section 3.02(a) of the Company Disclosure Letter (prior to giving effect to the Rollover Reorganization), free and clear of all Liens (other than (i) Liens arising under the Securities Act or applicable state and comparable foreign securities Laws, (ii) restrictions on transfer arising under the Organizational Documents of the Company, (iii) arising under the Credit Facility or the Indenture, and (iv) Liens created or incurred by or at the direction of Buyer). As of the date hereof, the Company Units constitute all of the issued and outstanding Equity Securities of the Company. At the Closing, the Purchased Units and the Rollover Units shall constitute all of the issued and outstanding Equity Securities of the Company.

(b)    Except for the Rollover Reorganization and as set forth on Section 3.02(b) of the Company Disclosure Letter, (i) none of the Company Entities are, and immediately following the Closing none of the Company Entities shall be, subject to any obligation (contingent or otherwise) to issue, repurchase, redeem or otherwise acquire or retire any Equity Securities, (ii) there are no, and immediately following the Closing there shall not be any, statutory or Contractual preemptive rights, co-sale rights, rights of first refusal or similar rights or restrictions with respect to the Equity Securities of any Company Entity, and (iii) except as set forth in the Organizational Documents of the Company Entities or on Section 3.02(b) of the Company Disclosure Letter there are no agreements or understandings among the holders of Equity Securities of the Company Entities or among any other Persons with respect to the voting or transfer of the Company Entities’ Equity Securities or with respect to any other aspect of the Company Entities’ governance.

(c)    Section 3.02(c) of the Company Disclosure Letter sets forth a true, correct and complete list of the name of each Subsidiary of the Company, the jurisdiction of its incorporation or other organization, as applicable, a list of all of the authorized, issued and outstanding Equity Securities of such Subsidiary of the Company, the Person(s) owning such outstanding Equity Securities of such Subsidiary and a description of any Investment held by any Company Entity in another Person (other than in a Subsidiary). Except as set forth on Section 3.02(c) of the Company Disclosure Letter, the Company does not have any Subsidiaries and does not hold any Investment in any Person other than a Company Entity. No Company Entity has any obligation to make any Investment (whether by loan, capital contribution, purchase of securities or otherwise, and including any additional Investments) in any Person other than a Company Entity. Each of the Company’s Subsidiaries is duly organized, validly existing and (where applicable) in good standing under the laws of the jurisdiction of its incorporation or other organization, as applicable, possesses all requisite power and authority and all necessary Permits to own, operate, lease and otherwise hold its properties, to carry on its businesses as now being conducted and is qualified to do business in every jurisdiction in which the ownership of its properties or the conduct of its business requires it to be so qualified, except in such jurisdictions where the failure to be so qualified, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect. All of the outstanding Equity Securities of each of the Company’s Subsidiaries are, and immediately following the Closing shall be, duly authorized, validly issued, fully paid and non-assessable (to the extent such concepts are applicable), and all such Equity Securities are owned by the Company or another Subsidiary of the Company, free and clear of all Liens (other than (i) Liens arising under the Securities Act or applicable state and comparable foreign securities Laws, (ii) restrictions on transfer arising under the Organizational Documents of the Subsidiaries of the Company, (iii) arising under the Credit Facility or the Indenture and (iii) Liens created or incurred by or at the direction of Buyer). Except as set forth on Section 3.02(c) of the Company Disclosure Letter, (x) there are no, and immediately following the Closing there shall not be any, authorized or outstanding options, warrants, purchase rights, subscription rights, conversion rights or other Contracts or commitments that could require any Subsidiary of the Company to issue, sell or otherwise cause to become outstanding any of its Equity Securities, (y) there are no statutory or Contractual preemptive rights, co-sale rights, rights of first refusal or similar rights or restrictions with respect to such Subsidiary’s Equity Securities, and (z) there are no agreements or understandings among the holders of such Subsidiary’s Equity Securities or among any other Persons with respect to the voting or transfer of such Subsidiary’s Equity Securities or with respect to any other aspect of the governance of such Subsidiary.

3.03    Authorization; No Breach.

(a)    The execution, delivery and performance of this Agreement and each Ancillary Agreement to which the Company is party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by the Company. This Agreement has been, and at the Closing each Ancillary Agreement to which the Company is party shall be, duly executed and delivered by the Company. Assuming the due authorization, execution and delivery of this Agreement by Buyer, this Agreement constitutes a valid and binding obligation of the Company enforceable in accordance with its terms, except as limited by the application of bankruptcy, moratorium and other laws affecting creditors’ rights generally and as limited by the availability of specific performance and the application of equitable principles. Assuming the due authorization, execution and delivery of this Agreement by Buyer, each Ancillary Agreement to which the Company is party, when executed and delivered by the Company, shall constitute a valid and binding obligation of the Company, enforceable in accordance with its terms, except as limited by the application of bankruptcy, moratorium and other laws affecting creditors’ rights generally and as limited by the availability of specific performance and the application of equitable principles.

(b)    Except (x) with respect to the HSR Approval and (y) as set forth on Section 3.03(b) of the Company Disclosure Letter, the execution, delivery and performance of this Agreement and each Ancillary Agreement to which the Company is party, the consummation of the transactions contemplated hereby and thereby and the fulfillment of and compliance with the respective terms hereof and thereof by the Company do not and shall not (i) conflict with or result in a material breach or violation of, (ii) constitute a default under (whether with or without the passage of time, the giving of notice or both), (iii) result in the creation of any Lien upon, or the grant, assignment or transfer to any other Person of any license or other right or interest under, to or in, any Equity Securities of any Company Entity or any of the Company Entities’ material assets pursuant to, (iv) give any third party the right to modify, amend, terminate, cancel or accelerate, or cause or result in any modification, amendment, termination, cancellation or acceleration of, any obligation, or cause or result in any disclosure, license or making available of any material Trade Secrets of any Company Entity, or (v) create any right to payment or any other right (concurrently or with the passage of time and/or upon the occurrence of one or more events or conditions) pursuant to, the Organizational Documents of any of the Company Entities, any material Law or Order to which any Company Entity is subject, any Material Contract to which a Company Entity is party or bound or any material Business Permit held by a Company Entity.

3.04    Financial Statements and Related Matters.

(a)    Section 3.04(a) of the Company Disclosure Letter sets forth true, correct and complete copies of the following financial statements (collectively, the “Financial Statements”):

(i)    the audited consolidated balance sheet of SBP Holdings and its Subsidiaries as of December 29, 2019 and December 30, 2018, and the related audited consolidated statements operations, comprehensive loss, changes in members’ equity and cash flows for the fiscal years then ended, together with all related notes thereto (collectively, the “Audited Financial Statements”), accompanied by the report of independent auditors thereon; and

(ii)    the unaudited consolidated balance sheet of SBP Holdings as of October 31, 2020 (the “Latest Balance Sheet” and such date the “Latest Balance Sheet Date”), and the related unaudited consolidated statements of operations for the ten-month period then ended.

(b)    Each of the Financial Statements (including the notes thereto, if any) has been prepared from and is consistent with the books and records of the Company Entities (which books and records are accurate and complete in all material respects), presents fairly in all material respects the financial condition and results of operations and cash flows of the Company Entities on a consolidated basis as of the dates thereof and for the periods covered thereby and has been prepared in accordance with GAAP, consistently applied throughout the periods covered thereby (subject, in the case of the Financial Statements described in Section 3.04(a)(ii), to the absence of footnote disclosures and, in the case of the Latest Balance Sheet, normal year-end adjustments for recurring accruals (none of which adjustments would be material, individually or in the aggregate, to the Company Entities taken as a whole)).

(c)    The inventory of each Company Entity consists in all material respects of items of a quality and quantity useable or saleable in the ordinary course of business, except for obsolete or slow moving items, and items below standard quality. All items included in the inventory of each Company Entity are the property of such Company Entity.

(d)    The accounts receivable of the Company Entities (not including inter-Company Entity accounts receivable) (i) have arisen from bona fide transactions in the ordinary course of business and (ii) are not subject to any prior assignment or Liens (other than Permitted Liens). Since December 31, 2019, there have not been any write-offs as uncollectible of any customer accounts receivable of any Company Entity, except for adjustments or credits in the ordinary course of business (none of which is material). Since December 31, 2019, each Company Entity has collected and managed its accounts receivable in the ordinary course of business, and has not accelerated any such collections, other than in the ordinary course of business.

(e)    The Company Entities have established and maintain a system of internal accounting controls sufficient to provide reasonable assurances that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP. No Company Entity has any significant deficiencies or material weaknesses in the design or operation of its internal controls which would materially adversely affect its ability to record, process, summarize and report financial data. No Company Entity has received any material written complaint or allegation regarding its deficient accounting practices, procedures or methods or its internal accounting controls.

(f)    As of October 4, 2020, and without giving pro forma effect to the purchase and sale of the Purchased Units pursuant to this Agreement, any Indebtedness incurred by or on behalf of Buyer in connection with or in contemplation of the Closing or any adjustment to Consolidated EBITDA proposed by Buyer, (i) the Consolidated Total Net Debt of the Co-Issuers as of October 4, 2020 was equal to $624,500,000 and (ii) the Consolidated EBITDA of the Co-Issuers for the twelve months ended October 4, 2020 was equal to $123,000,000. The reasonably detailed calculation of each such amount is set forth in Section 3.04(f) of the Company Disclosure Letter, and each such calculation has been made by the Company in good faith. The Company has made an LCT Election in respect of such calculations as of the date of this Agreement. Capitalized terms used in this Section 3.04(f) not otherwise defined in this Agreement shall have the meanings ascribed to them in the Indenture. The Company has delivered to Buyer true, correct and complete copies of the Indenture and the Note Purchase Agreement.

(g)    No Company Entity is participating or has participated in any stimulus or relief program under the Coronavirus Aid, Relief, and Economic Security Act or other similar program offered by a Governmental Entity.

3.05    Absence of Undisclosed Liabilities. The Company Entities do not have any Liabilities other than: (i) Liabilities to the extent adequately reserved for and reflected on the Latest Balance Sheet, (ii) Liabilities that have arisen after the Latest Balance Sheet Date in the ordinary course of business (none of which is a Liability resulting from noncompliance with any applicable Laws, Orders or Permits, breach of contract, breach of warranty, tort, claim, lawsuit or other Action), (iii) Liabilities to the extent included or to be included in the calculation of Closing Indebtedness or Closing Net Working Capital, or (iv) Liabilities which have not had and would not reasonably be expected to have a Material Adverse Effect. None of the Company, Specialty Building Products Intermediate Holdings, LP or Specialty Building Products Intermediate II, LLC has (A) any material assets, other than Equity Securities of a Company Entity, (B) any material Liabilities (other than Liabilities for Taxes not yet due and payable) or (C) engaged in any business activity, other than activities in connection with the acquisition and holding of the Equity Securities of a Company Entity.

3.06    No Material Adverse Effect. Since December 31, 2019, there has occurred no change or effect that has had or would reasonably be expected to have a Material Adverse Effect. Since October 31, 2020, no Company Entity has suffered any material loss, damage, destruction or other casualty affecting any of its material properties or assets, whether or not covered by insurance. Since October 31, 2020, except as expressly contemplated by this Agreement or as set forth on Section 3.06 of the Company Disclosure Letter or related to, or as a result of COVID-19 or COVID-19 Measures, each Company Entity has conducted its business in the ordinary course of business.

3.07    Absence of Certain Developments. Except as expressly contemplated by this Agreement or as set forth on Section 3.07 of the Company Disclosure Letter or related to, or as a result of COVID-19 or COVID-19 Measures, since the Latest Balance Sheet Date through the date of this Agreement, none of the Company Entities has:

(a)    incurred, created, paid or repaid any Indebtedness for borrowed money;

(b)    subjected any of its material properties or material assets to any Lien, except for Permitted Liens;

(c)    settled or otherwise compromised any material Action or threatened Action for an amount in excess of $250,000;

(d)    acquired any business (in any form of transaction) at a cost in excess of $1,000,000; (e) declared, set aside or made any payment or distribution of property to the Company’s equityholders with respect to such equityholder’s Equity Securities, or purchased, redeemed or otherwise acquired any Equity Securities (other than of wholly-owned Subsidiaries);

(f)    sold, assigned, leased, licensed or otherwise transferred any of its tangible assets, except in the ordinary course of business for fair value;

(g)    sold, transferred, assigned, or licensed to a third party, or abandoned or permitted to lapse or expire any material Intellectual Property Rights (other than non-exclusive licensing of Intellectual Property Rights in the ordinary course of business);

(h)    modified, other than in the ordinary course of business, its cash management practices in any material manner, including any delay or postponement of the payment of any accounts payable or any other Liability, any agreement with any party to extend the payment date of any accounts payable or expenses, salaries, bonuses, or any other Liability or obligation, or otherwise engaging in any activity the purpose or intent of which is to accelerate to earlier periods the collection of accounts or notes receivable that otherwise would be expected to occur in subsequent periods, in each case which is material to the Company Entities taken as a whole;

(i)    directly or indirectly engaged in any transaction, arrangement or Contract (excluding any Employee Benefit Plan) with any officer, manager, member, partner, direct or indirect equityholder or other insider or Affiliate of any Company Entity, except employment arrangements in the ordinary course of business;

(j)    except for actions taken in the ordinary course of business or as required by the terms of any CBA, Employee Benefit Plan or applicable Law, established, materially amended, terminated or adopted any new material Employee Benefit Plan (or any plan, policy, program, arrangement or Contract that would constitute a material Employee Benefit Plan if it were in existence on the date hereof);

(k)    changed any annual accounting period, adopted or changed any method of accounting or accounting practices, estimation techniques, assumptions, policies or principles theretofore adopted or followed, except as required by GAAP or applicable Law and reflected in a note to the Financial Statements, or reversed any accruals or reserves;

(l)    implemented any layoffs that required notice under the U.S. Worker Adjustment and Retraining Notification Act of 1988 or any similar Law giving rise to mass termination obligations (collectively, the “WARN Act”);

(m)    made capital expenditures or commitments therefor that deviate from the annual capital expenditures budget for the Company Entities attached hereto as Section 3.07(m) of the Company Disclosure Letter by more than $250,000 in the aggregate;

(n)    made any loans or advances to, guarantees for the benefit of or any Investments in any Person, other than advances to any employee of the Company Entities in the ordinary course of business and not in excess of $100,000 individually or $250,000 in the aggregate;

(o)    made any charitable contributions in excess of $100,000 in the aggregate or made any political contributions;

(p)    (i) changed a method of accounting or accounting period for Tax purposes, (ii) entered into any agreement with any Governmental Entity (including a “closing agreement” under Code Section 7121) with respect to any Tax matter, (iii) filed an amended Tax Return, (iv) changed or revoked any material election with respect to Taxes, or (v) made any material Tax election inconsistent with past practices;

(q)    (i) materially increased the compensation, severance or termination pay, bonus, commission, fee, or benefits payable to any of its current or former directors, officers, individual service providers or any other employees, except as may be required under existing employment agreements, CBAs or Employee Benefit Plans or general merit based increases in the ordinary course of business, (ii) hired any new employees or engaged any new independent contractors, unless such hiring or engagement is in the ordinary course of business and is with respect to employees or contractors having an annual base salary or fee and target cash incentive compensation opportunity not reasonably expected to exceed $150,000, (iii) entered into or materially amended any Contracts of employment, including any offer letter, or any consulting, bonus, commission, severance, retention, change in control, equity or equity-based award, retirement or similar agreement, except for employment agreements or offer letters for newly hired employees in the ordinary course of business with an annual base salary and target cash incentive compensation opportunity not reasonably expected to exceed $150,000, (iv) taken any action to cause to accelerate the payment, funding, right to payment or vesting of any compensation or benefits (except as required by applicable Law or the terms of any Employee Benefit Plan), or (v) terminated the employment or service of any employee or other individual service provider of any Company Entity with an annual base salary and target cash incentive compensation opportunity that exceeds $150,000, other than for cause;

(r)    amended or otherwise modified its Organizational Documents;

(s)    issued, sold, pledged, transferred, disposed of or otherwise subjected to any Lien any Equity Securities of the Company or any of its Subsidiaries;

(t)    reclassified, combined, split, subdivided or redeemed, or purchased or otherwise acquired, directly or indirectly, any of its Equity Securities;

(u)    adopted a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries;

(v)    waived, amended or modified any Note Document, or waived, amended or modified any Company Entity’s rights thereunder;

(w)    permitted the lapse of any existing policy of insurance relating to the business or assets of the Company Entities, other than in the ordinary course of business; or

(x)    authorized, committed or agreed, whether orally or in writing, to do any of the foregoing.

3.08    Assets.

(a)    The Company Entities have good and valid title to, a valid leasehold interest in or a valid license to use the tangible personal properties and assets (including all equipment, furniture, machinery, vehicles and fixtures) used or held for use by it, shown on the Latest Balance Sheet or acquired thereafter (the “Assets”), free and clear of all Liens, except for properties and assets disposed of in the ordinary course of business since the Latest Balance Sheet Date and Permitted Liens.

(b)    All tangible Assets are (A) in good condition and repair (ordinary wear and tear excepted) in all material respects, (B) free from latent and patent defects, (C) fit for use in the ordinary course of business and (D) in material conformity with all applicable Laws relating to their use and operation. Since December 31, 2016, there has not been any significant interruption of the Company Entities’ business due to inadequate maintenance or obsolescence of the Assets.

(c)    The assets, properties and rights owned, leased or licensed by a Company Entity constitute all of the assets, properties and rights, of every type and description, whether tangible or intangible, necessary for the conduct of the Company Entities’ business as currently conducted.

3.09    Tax Matters. Except as set forth on Section 3.09 of the Company Disclosure Letter:

(a)    Each of the Company Entities has timely filed (taking into account extensions) all income or other material Tax Returns it is required to file under applicable Laws and regulations. All such Tax Returns were true, correct, and complete in all material respects. All Taxes of the Company Entities due and payable with respect to any such Tax Returns have been timely paid.

(b)    Each of the Company Entities has paid all other material Taxes due and owing by it (whether or not such Taxes are shown or required to be shown on a Tax Return) and has withheld and paid over to the appropriate taxing authority all material Taxes it is required to withhold from amounts paid or owing to any employee, independent contractor, creditor, or other third party under applicable Laws.

(c)    The aggregate unpaid Taxes of the Company Entities do not exceed the reserves for current Taxes (excluding any reserve established to reflect timing differences between book and Tax items) set forth on the Latest Balance Sheet (without regard to any notes thereto) as adjusted for the passage of time through the Closing Date.

(d)    There are no Liens for Taxes (other than Permitted Liens) upon any of the assets of any of the Company Entities.

(e)    No Company Entity has a request for a private letter ruling, a request for administrative relief, a request for technical advice, a request for a change of any method of accounting, or any other request pending with any Governmental Entity that relates to the Taxes or Tax Returns of a Company Entity. No power of attorney granted by a Company entity with respect to any Taxes is currently in force. No Company Entity has waived or agreed to extend any statute of limitations with respect to any material Taxes (or any material Tax assessment or deficiency) or agreed to or been granted any extension of time for filing any Tax Return that has not been filed (other than ordinary course extensions), in each case, which waiver or extension is outstanding.

(f)    No federal, state, provincial or local tax audits, suits, investigations, claims, actions or administrative or judicial Tax proceedings are pending, being conducted, or, to the Knowledge of the Company, threatened with respect to any of the Company Entities. No Company Entity has commenced a voluntary disclosure proceeding in any state or local or non-U.S. jurisdiction that has not been fully resolved or settled.

(g)    The Company is not (and has never been) a “United States real property holding corporation” within the meaning of Code Section 897(c).

(h)    Since December 31, 2016, no unresolved written claim has been made by a taxing authority in a jurisdiction where a Company Entity does not file Tax Returns that a Company Entity is or may be subject to Taxes assessed by such jurisdiction.

(i)    No Company Entity has ever been a member of an Affiliated Group or filed or been included in a combined, consolidated or unitary income Tax Return (other than a group the common parent of which is a Company Entity). No Company Entity is liable for the Taxes of another Person (A) under Treasury Regulations Section 1.1502-6 (or comparable provisions of state, provincial or local or non-U.S. Law) or (B) as a transferee or successor, by contract (other than a contract entered into in the ordinary course of business the primary purpose of which is not Taxes). No Company Entity is party to or bound by any Tax allocation, Tax sharing or similar agreement (other than agreements entered into in the ordinary course of business the primary purpose of which is not Taxes).

(j)    No Company Entity will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any Post-Closing Tax Period as a result of any (i) change in or improper use of a method of accounting for a taxable period ending on or prior to the Closing Date; (ii) “closing agreement” as described in Code Section 7121 (or any corresponding or similar provision of state, local provincial, or non-U.S. law); (iii) installment sale or open transaction disposition made prior to the Closing; (iv) intercompany transactions occurring on or prior to the Closing or any excess loss account in existence at Closing described in Treasury Regulations under Section 1502 of the Code or any similar provision of state, provincial, local or non-U.S. Law; or (v) any prepaid amounts received or paid on or prior to the Closing Date or deferred revenue realized, in each case, outside the ordinary course of business on or prior to the Closing Date. No Company Entity uses the cash receipts and disbursements method of accounting for federal or applicable state, provincial, local or non-U.S. Tax purposes. No Company Entity has made an election under Code Section 965(h) to defer the payment of any “net tax liability” as such term is defined in Code Section 956(h)(6).

(k)    Within the last two (2) years, no Company Entity has distributed the securities of another Person, or has had its securities distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Code Section 355 or Code Section 361. No Company Entity has been, in the past five (5) years, a party to a transaction reported or intended to qualify as a reorganization under Code Section 368.

(l)    No Company Entity is, and none has been, party to any “reportable transaction” as defined in Code Section 6707A(c)(1) and Treasury Regulations Section 1.6011-4(b).

(m)    No amounts payable under the Employee Benefit Plans would fail to be deductible for federal income tax purposes by virtue of Code Section 280G on account of the transactions contemplated pursuant to this Agreement, either alone or in connection with any other event. This Section 3.09(m) shall not apply to any arrangements entered into at the direction of Buyer or between Buyer and its affiliates, on the one hand, and a “disqualified individual” (within the meaning of Section 280G of the Code) on the other hand (“Buyer Arrangements”) so that, for the avoidance of doubt, compliance with this Section 3.09(m) shall be determined as if such Buyer Arrangements had not been entered into.

(n)    No Company Entity is subject to a Tax holiday or Tax incentive or grant in any jurisdiction.

(o)    Section 3.9(o) of the Company Disclosure Letter lists each Company Entity, the jurisdiction in which such entity is incorporated or is otherwise organized, such entity’s status for U.S. federal income Tax purposes (including such entity’s status as a “passive foreign investment corporation” within the meaning of Code Section 1297), and whether an election has been made under Treasury Regulation Section 301.7701-3 with respect to the status of such entity. Other than with respect to other Company Entities listed on Section 3.9(o) of the Company Disclosure Letter, no Company Entity owns an interest in (i) any entity, plan or arrangement that is treated for income Tax purposes as a partnership, or (ii) a “passive foreign investment corporation” within the meaning of Code Section 1297.

(p)    No Company Entity (i) has a permanent establishment (within the meaning of an applicable Tax treaty) in, or (ii) with respect to a jurisdiction for which no Tax treaty applies, could otherwise be subject to income Tax as a resulting of engaging in (or having engaged in) a trade or business in, in each case, a country other than the country in which such Company Entity is incorporated or otherwise organized.

(q)    No Company Entity organized under the Laws of a non-U.S. jurisdiction owns any interest in “United States real property” with the meaning of Code Section 897 or “United States property” for purposes of Code Section 956.

(r)    No Company Entity is subject to any gain recognition agreements under Code Section 367.

(s)    Each Company Entity has complied in all material respects with all transfer pricing rules (including maintaining appropriate documentation for all material transfer pricing arrangements for purposes of Code Section 482 (or any similar provision of non-U.S. Law)).

(t)    No Tax elections have been made (or are pending) and no actions relating to Taxes have been taken (or are pending), in each case, by the Company Entities pursuant to any COVID- 19 Measures.

(u)    There are no circumstances which exist and would result in any of Section 78, 80, 80.01, 80.02, 80.03 or 80.04 or subsection 160(1) of the Tax Act applying to any Canadian Company Entity.

3.10    Material Contracts.

(a)    Except as set forth on Section 3.10 of the Company Disclosure Letter, as of the date hereof, no Company Entity is party to or bound by any of the following Contracts:

(i)    pension, profit sharing, retirement, retention, bonus, incentive, unit option, phantom unit, employee unit purchase or other material plan or Contract providing for deferred compensation to employees or any other benefit plan, policy, program, Contract, or practice, whether formal or informal (other than as identified on Section 3.16(a) of the Company Disclosure Letter);

(ii)    collective bargaining agreement or any other Contract with any Union respecting employment matters (each a “CBA”);

(iii)    settlement, conciliation or similar Contract (A) with any Governmental Entity or (B) pursuant to which any Company Entity will have outstanding obligations after the date of this Agreement;

(iv)    Contract that relates to the past (to the extent there are any material obligations or Liabilities of any Company Entity surviving thereunder) or future acquisition of any Person or any business division thereof or disposition of any material assets or properties by any Company Entity, in each case, entered into outside the ordinary course of business in the past five (5) years (to the extent there are any material obligations or Liabilities of any Company Entity surviving thereunder) or future merger or business combination with respect to any Company Entity, including any letter of intent currently in effect with respect thereto;

(v)    Contract for the engagement or employment of any current officer, individual employee, individual service provider or other Person on a full-time, part-time, individual consulting or other basis with annual base compensation in excess of $150,000 (other than agreements providing for at-will employment that do not provide for notice pay, severance or post-employment benefits) or any employment Contract providing for severance or similar termination payments (excluding any employment Contract providing the statutory severance obligations required under applicable Law and other than such as results by Law from the employment of an employee without an agreement as to notice or severance) or any Contract relating to loans to any current or former employee, officer, manager, director or Affiliate;

(vi)    Contracts under which any Company Entity has directly or indirectly advanced or loaned monies to any other Person or otherwise agreed to advance, loan or invest any funds (other than advances to the Company Entities’ employees in the ordinary course of business);

(vii)    Contract relating to Indebtedness for borrowed money or the mortgaging, pledging or otherwise granting of a Lien (including pursuant to any credit support or similar agreement) on any asset or group of assets of any Company Entity, or any letter of credit arrangements (whether drawn or undrawn) or performance bond arrangements;

(viii)    Contract under which any Company Entity is lessee of or holds or operates any personal property under which the aggregate annual rental payments exceed $100,000;

(ix)    Contract under which any Company Entity is lessor of or permits any third party to hold or operate any personal property owned or controlled by a Company Entity;

(x)    Contracts with (A) Key Customers and (B) Key Suppliers (in each case, other than purchase orders less than $500,000);

(xi)    Contract for the purchase of services, supplies, raw materials, components or equipment which is reasonably expected to involve payment by the Company Entities of more than $500,000;

(xii)    Contract for the sale of any services or products which is reasonably expected to involve payment to the Company Entities of more than $500,000;

(xiii) Contract relating to the ownership of any Investment (including all agreements related to any joint venture), other than any Investments in another Company Entity;

(xiv)    Contract: (A) whereby any Company Entity is granted a right or license with respect to any Intellectual Property Right of any other Person, but excluding Off-the- Shelf Licenses having a replacement cost of less than $50,000 that is not incorporated in, linked to, distributed with or used to host or provide any Company Entity product or service including any proprietary software of any Company Entity; or (B) whereby any Company Entity grants to any other Person any license with respect to any Intellectual Property Right, but excluding non-exclusive licenses of Intellectual Property Rights granted to customers in the ordinary course of business and excluding Contracts primarily for the provision of services to or from a Company Entity in which the licenses to Intellectual Property Rights granted in such Contract are merely incidental to the transactions contemplated in such agreement;

(xv)    Contract prohibiting it from freely engaging in any business or competing anywhere in the world, soliciting any Person (other than employees in the ordinary course of business) or acquiring any entity;

(xvi)    Contract containing any (A) requirement, supply, “take or pay”, minimum volume commitment or similar unconditional purchase or payment obligation binding upon any Company Entity, (B) exclusivity provision, (C) any “most favored nation”, “most favored pricing” or similar clause, or (D) right of first refusal, first offer or first negotiation;

(xvii)    Contract for capital expenditures involving payments of more than $250,000 individually, or $500,000 in the aggregate, after the date hereof; and

(xviii)    Contract with any Governmental Entity.

(b)    All of the Contracts set forth or required to be set forth on Section 3.10, Section 3.21(b) and Section 3.23 of the Company Disclosure Letter (collectively, the “Material Contracts”) are legal, valid, in full force and effect and binding and enforceable against the Company or, as specified on the applicable Schedule, the other Company Entity party thereto and, to the Knowledge of the Company, enforceable against the other parties thereto, in accordance with their respective terms and, in each case, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting creditors’ rights generally and to general principles of equity. Each of the Company Entities and, to the Knowledge of the Company, the other parties thereto have performed all material obligations required to be performed by it and are not in material default under or material breach of, nor is any Company Entity in receipt of any claim of such default under or breach of any Material Contract. To the Knowledge of the Company, no event has occurred which, with notice or the lapse of time, or both, would constitute a material breach or material default of any Material Contract. No Company Entity has received any written or, to the Knowledge of the Company, oral notice of the intention of any party to terminate, cancel or materially and adversely modify any Material Contract. The Company Entities have made available to Buyer a true, correct and complete copy of each of the written Material Contracts, together with all amendments, extensions, guarantees and other binding supplements thereto, and an accurate description of each of the oral Material Contracts, including all amendments, waivers or other changes thereto.

(c)    The Company has made available true and correct complete copies of the Mid- State Asset Purchase Agreement and the exhibits and schedules thereto (the “Mid-State Transaction Documents”). Such transaction was consummated on December 4, 2020 on terms substantially consistent with such Mid-State Transaction Documents. Since December 4, 2020 there has been no material amendment or waiver by any Company Entity or, to the Knowledge of the Company, any other party thereto, of any such Mid-State Transaction Documents. Except as set forth on Section 3.10(c) of the Company Disclosure Letter or related to, or as a result of, COVID-19 or COVID-19 Measures, since December 4, 2020, none of the Company Entities has (i) sold, assigned, leased, licensed or otherwise transferred any of the tangible Mid-State Purchased Assets, except in the ordinary course of business for fair value, or (ii) sold, transferred, assigned, or licensed to a third party, or abandoned or permitted to lapse or expire any owned material Intellectual Property Rights that were Mid-State Purchased Assets (other than non-exclusive licensing of Intellectual Property Rights in the ordinary course of business).

3.11    Intellectual Property Rights.

(a)    Section 3.11(a) of the Company Disclosure Letter contains a complete and accurate list of all (i) Owned Intellectual Property Rights that are the subject of an application, certificate, filing, registration or other document issued by, filed with or recorded by any Governmental Entity, quasi-governmental authority or registrar (the “Registered Intellectual Property”), including (i) the jurisdictions in which each such item of Registered Intellectual Property has been issued or registered or in which any such application for issuance or registration has been filed; (ii) the registration or application date, as applicable, for each such item of Registered Intellectual Property; and (iii) the record owner of each such item of Registered Intellectual Property, in each case as of the date hereof. All material Registered Intellectual Property has been maintained effective by the filing of all necessary filings, maintenance and renewals and timely payment of requisite fees. Section 3.11(a) of the Company Disclosure Letter also sets forth all material unregistered Trademarks that are Owned Intellectual Property as of the date hereof. No loss or expiration of any Owned Intellectual Property Rights is threatened, pending or reasonably foreseeable, except for patents, expiring at the end of their statutory terms (and not as a result of any act or omission by the Company Entities including failure by the Company Entities to pay any required maintenance fees).

(b)    One or more of the Company Entities exclusively owns the Owned Intellectual Property Rights, free and clear of all Liens (except for Permitted Liens). All Registered Intellectual Property that is issued or registered and all material unregistered Owned Intellectual Property Rights are valid and enforceable. One or more of the Company Entities owns (free and clear of all Liens, except for Permitted Liens), or the Company Entities have a valid, enforceable and sufficient license to, all other material Intellectual Property Rights used in connection with or otherwise necessary for the conduct of the Company Entities’ businesses as presently conducted (together with the Owned Intellectual Property, the “Company Intellectual Property Rights”).

(c)    The Company Systems are sufficient in all material respects for the needs of the Company Entities’ businesses as currently conducted and have commercially reasonable security, back-ups and disaster recovery arrangements in place. The Company Entities maintain commercially reasonable security, disaster recovery and business continuity plans. In the last three (3) years, there has not been any material failure with respect to any of the Company Systems that resulted in a significant disruption to the Company Entities’ businesses that has not been remedied or replaced in all material respects.

(d)    Except as set forth on Section 3.11(d) of the Company Disclosure Letter, (i) there are no material Actions pending or, to the Knowledge of the Company, threatened by or against any Company Entity (and, since December 31, 2016, there have not been any material Actions threatened in writing by or against any Company Entity) asserting or relating to (A) any invalidity, misuse, misappropriation or unenforceability of or challenging the registration, issuance, ownership or scope of any of the Owned Intellectual Property Rights (excluding office actions or similar actions of Intellectual Property offices in the ordinary course prosecution of applications for intellectual property issuances or registrations) or (B) any infringement, dilution or misappropriation by, or conflict with, any Person with respect to any Owned Intellectual Property Rights, (ii) none of the Company Entities or the conduct of any of their respective businesses has, since December 31, 2016, infringed, misappropriated, diluted, conflicted with, or otherwise violated, or does infringe, misappropriate, dilute or conflict with, or otherwise violate in any material respect any Intellectual Property Rights of any other Person and (iii) to the Knowledge of the Company, the Owned Intellectual Property Rights have not been infringed, misappropriated, diluted, conflicted with, or otherwise violated by any other Person in any material respect.

(e)    The Company Entities use commercially reasonable efforts, including the implementation of reasonable physical, technical and administrative safeguards consistent with industry standards, to maintain and protect all of the Company Intellectual Property Rights, Protected Data, and the confidentiality, integrity and security of the Company Systems and all information stored or contained therein or transmitted thereby from any unauthorized use, access, interruption or modification by third parties, and impose confidentiality and security obligations on their third-party processors of Personal Data of the Company Entities that are reasonable under the circumstances. The Company Entities have taken commercially reasonable measures to protect the confidentiality of all trade secrets and any other material confidential information of the Company Entities (and any confidential information owned by any Person to whom the Company Entities have a confidentiality obligation). No such trade secrets or confidential information have been disclosed by the Company Entities to any Person other than pursuant to a written agreement restricting the disclosure and use of such trade secrets or any other confidential information by such Person, except in cases in which such Person has a binding and enforceable legal or fiduciary duty to maintain the confidentiality of the same. No current or former employee, contractor or consultant of any of the Company Entities or their predecessors in interest has any right, title or interest in any material Owned Intellectual Property. The Company Entities have obtained from all Persons who have created any material Owned Intellectual Property valid and enforceable written assignments of any such Owned Intellectual Property to the Company Entities or such Owned Intellectual Property has vested in the Company by operation of applicable Law. Since December 31, 2016, to the Knowledge of the Company, no Person is in violation of any such written confidentiality or assignment agreements.

(f)    The Company Entities are in compliance in all material respects with, and since December 31, 2016 have been in compliance in all material respects with, all Data Security Requirements. Since December 31, 2016, no Company Entity, and, to the Knowledge of the Company, no third-party processing Protected Data on behalf of a Company Entity, has experienced any Security Breach. Since December 31, 2016, there have not been any written or, to the Knowledge of the Company, oral notices or complaints received by a Company Entity from any third party, including any Governmental Entity, relating to Data Security Requirements, or any actual or alleged incidents of Security Breaches, any unauthorized Data Treatment of Protected Data, or any unauthorized access or use of any Company Systems. The Company Entities have valid and legal rights relating to all Data Treatment of Protected Data that is performed by or on behalf of each Company Entity in connection with the use and/or operation of any Company Entity’s products, services and business, and the execution, delivery, or performance of this Agreement will not affect these rights or violate any applicable Data Security Requirements in any material respect. The Company Entities have entered into Contracts as required by HIPAA with all entities that qualify as “business associates” or “subcontractors” as these terms are defined by HIPAA.

(g)    No funding, facilities, or personnel of any governmental entity or any university or research organization has been used in connection with the development of any Owned Intellectual Property Rights and the Company Entities and their predecessors have not participated in any standards setting organization. No Governmental Entity, university, research organization or standards setting organization has any right, title or interest in or to any Owned Intellectual Property Rights.

(h)    The consummation of the transactions contemplated hereby will not result in the loss or impairment of the Company Entities’ right to own or use any Company Intellectual Property Rights. Immediately subsequent to the Closing, the Company Intellectual Property Rights will be owned or available for use by the Company Entities on terms and conditions identical in all material respects to those under which the Company Entities own or use the Company Intellectual Property Rights immediately prior to the Closing, without payment of additional fees other than fees that would have otherwise been payable by the Company Entities.

3.12    Litigation. Except as set forth on Section 3.12 of the Company Disclosure Letter, there are no (and since December 31, 2016 there have not been any) material Actions pending or, to the Knowledge of the Company, threatened against any Company Entity or any material property or asset of any Company Entity, or pending or, to the Knowledge of the Company, threatened by any Company Entity against any Person, at law or in equity, before or by any Governmental Entity. Except as set forth on Section 3.12 of the Company Disclosure Letter, no Company Entity nor any of their respective material assets or material properties is subject to any material outstanding Order, nor, to the Knowledge of the Company, is any such Order threatened. There is no Action pending or, to the Knowledge of the Company, threatened seeking to prevent, hinder, modify, delay or challenge the transactions contemplated by this Agreement.

3.13    Brokerage. Except as set forth on Section 3.13 of the Company Disclosure Letter (which items, for the avoidance of doubt, shall constitute Company Expenses), no Person is entitled to any brokerage commissions, finders’ fees or similar compensation in connection with the purchase and sale of the Purchased Units or any of the other transactions contemplated by this Agreement based on any arrangement or Contract to which any Company Entity is party or by which any Company Entity is bound.

3.14    Insurance. Section 3.14 of the Company Disclosure Letter contains a true and complete list, and a description (including the carriers, nature of the coverage, deductibles, premiums and liability limits of such policies) of each insurance policy maintained by, or on behalf of, the Company Entities as of the date hereof with respect to its properties, assets and business or directors, managers and officers of the Company Entities. Each such policy is, and, as of immediately following the Closing shall be, in full force and effect. All premiums with respect thereto have been paid to the extent due, and no Company Entity has any Liability with respect to retroactive or retrospective premium adjustments. No Company Entity or, to the Knowledge of the Company, any other Person, is in default with respect to its obligations under any such insurance policy, nor has any Company Entity received written notice of, nor to the Knowledge of the Company is there threatened, any cancellation, termination, reduction of coverage or material premium increases with respect to any such policy. No claim currently is pending under any such policy involving an amount in excess of $100,000. The types and amounts of coverage provided in such insurance policies are commercially reasonable in the context of the business and operations in which the Company Entities are engaged. To the Knowledge of the Company, no event has occurred which, with notice or the lapse of time, or both, would constitute a material breach or material default or permit termination, modification or acceleration under any such insurance policies. Seller has delivered to Buyer correct and complete copies of each such insurance policy.

3.15    Labor Matters.

(a)    The Company Entities have made available a true and complete list of all natural persons who are employees, independent contractors or consultants of each of the Company Entities as of the date of such list, including any employee who is on a leave of absence of any nature, paid or unpaid, authorized or unauthorized, and sets forth for each such individual the following: (i) name (or on a no-names basis as required by applicable Laws); (ii) title or position, (iii) status of employment (full-time, part-time, temporary, etc.); (iv) hire date; (v) workplace location; (vi) current annual base compensation rate and pay rate (annual salary, hourly, etc.); (vii) if on an leave, the date of return to work if known; and (viii) fiscal year 2019 target and actual and 2020 target of the following incentives: commission, cash bonus, equity bonus, and any other incentive-based compensation, broken out by category.

(b)    Except as set forth on Section 3.15(b) of the Company Disclosure Letter, none of the Company Entities are party to or bound by any CBA or collective bargaining relationship, no Union has bargaining rights in respect of the employees of any of the Company Entities, and no Union has filed any pending representation petition or made any pending written demand for recognition with respect to any Company Entity. To the Knowledge of the Company, no union organizing activities or proceedings are underway or threatened with respect to the employees of any of the Company Entities and no such activities have occurred since December 31, 2016. There are no strikes, walkouts, work stoppages or slowdowns, lockouts, picketing, unfair labor practice complaints or other material labor disputes pending against the Company Entities or, to the Knowledge of the Company, threatened, and no such disputes have occurred since December 31, 2016. Since December 31, 2016, no Company Entity has engaged in any material unfair labor practice and no Person has applied to have any of the Company Entities declared a common or related employer pursuant to the Labour Relations Act, 1995 (Ontario) or any similar legislation in any jurisdiction in which any Company Entity conducts business.

(c)    Each Company Entity (i) is (and since December 31, 2016 has been) in compliance in all material respects with all applicable labor and employment related Laws, including provisions thereof relating to employment practices, terms and conditions of employment, fair labor standards, classifications, wages and hours, human rights, discrimination, workplace harassment, retaliation, equal pay, pay equity, immigration, I-9 and other employment eligibility verification, plant closures and mass layoffs, labor relations, collective bargaining, organizing activity, unions, family and medical or other leave, health and safety, workers’ compensation, and COVID-19; (ii) since December 31, 2016 has withheld and reported all amounts required by applicable Law or by agreement to be withheld and reported from the wages, salaries and other payments to employees; and (iii) is not liable for any arrearages of wages, vacation pay, or overtime pay due and owing to any employees for work performed since December 31, 2016 (other than by routine operation of its payroll procedures in the normal course of business) or any penalty for failure to comply with any of the foregoing. Except as would not result in material liability to the Company Entities, all individuals characterized and treated by any Company Entity as independent contractors or consultants are properly treated as independent contractors under all applicable Laws. All employees of the Company Entities classified as exempt under the Fair Labor Standards Act and state and local wage and hour laws are properly classified under all applicable Laws.

(d)    Since December 31, 2016, none of the Company Entities has implemented any plant closing or mass layoff triggering notice obligations under the WARN Act or similar Law, nor are any such actions currently contemplated, planned or announced. No employee layoff, facility closure or shutdown, reduction-in-force, furlough, temporary layoff, material reduction in hours, or reduction in salary or wages affecting employees of the Company Entities has occurred since March 1, 2020 or is currently contemplated, planned or announced, as a result of COVID-19 or any COVID-19 Measures.

(e)    Except as set forth in Section 3.15(e) of the Company Disclosure Letter, there is no pending or threatened Action against any of the Company Entities by, on behalf of, or otherwise relating to any current or former employee, applicant, temporary employee, intern, volunteer, consultant or independent contractor of any of the Company Entities arising from or relating in any way to his or her employment or engagement, termination of employment or engagement, any employee benefits, or any other employment-related Law or Order. During the past three (3) years, there has not been any formal or, to the Knowledge of the Company, other allegation of or relating to sex-based discrimination, sexual harassment or sexual misconduct, or breach of any policy of any of the Company Entities relating to the foregoing, in each case involving any of the Company Entities, or any of their respective current or former employees, officers, directors, or managers, individual independent contractors or other service providers of the Company Entities, nor has there been any settlement or similar out-of-court or pre-litigation arrangement relating to any such matters, nor has any such settlement or other arrangement been proposed or threatened.

(f)    To the Knowledge of the Company, no officer, executive or other key employee of any of the Company Entities: (i) has any present intention to terminate his or her employment with any Company Entity within the first twelve (12) months following the Closing; or (ii) is a party to or bound by any confidentiality, non-competition, proprietary rights or other agreement that would materially restrict the performance of such employee’s employment duties or the ability of any Company Entity to conduct its business.

3.16    Employee Benefits.

(a)    Section 3.16(a) of the Company Disclosure Letter contains a true and complete list of all material Employee Benefit Plans. For the purposes of this Agreement, an “Employee Benefit Plan” is each “employee benefit plan” (as such term is defined in Section 3(3) of ERISA, whether or not subject to ERISA), and each severance, incentive, bonus, deferred compensation, change in control, retention, separation, employment, individual consulting, commission, savings, profit sharing, retirement, pension, welfare, health, paid time off, education or tuition assistance, material fringe benefit, post-employment or post-termination welfare, vacation, death benefit, unit purchase, unit option, stock option, phantom equity, stock appreciation rights or other equity-based or compensation plan, program, policy, practice or Contract, and all other benefit plans, programs, policies, practices or Contracts that in each case are maintained, sponsored or contributed to or required to be contributed to by any Company Entity, or with respect to which any Company Entity has any Liability, including on account of an ERISA Affiliate, other than any such plan or arrangement sponsored or maintained or administered by a Governmental Entity, including the Canada Pension Plan and Quebec Pension Plan and plans administered pursuant to applicable federal or provincial health, workers’ compensation or employment insurance legislation. Each Employee Benefit Plan that is intended to meet the requirements of a “qualified plan” under Code Section 401(a) has received a determination or opinion letter from the Internal Revenue Service or may rely upon an advisory letter issued to a third party sponsor of such qualified plan, and nothing has occurred that would reasonably be expected to adversely affect the qualification of such Employee Benefit Plan. With respect to each applicable Employee Benefit Plan, the Company has made available to Buyer complete and correct copies of the current plan documents and all amendments thereto (or written descriptions of material terms for any unwritten Employee Benefit Plans), and the current related trust agreement, summary plan descriptions with any applicable summaries of material modifications thereto, and the most recent determination or opinion letter received from the Internal Revenue Service with respect to each Employee Benefit Plan intended to be qualified under Code Section 401(a), the most recent annual report (Forms 5500, with all schedules and attachments), nondiscrimination testing results for the previous year with respect to each Employee Benefit Plan intended to be qualified under Code Section 401(a), and all material non-routine correspondence regarding each Employee Benefit Plan with any Governmental Entity within the past three (3) years.

(b)    Each Employee Benefit Plan has been established, maintained, funded and administered in all material respects in accordance with its terms and in compliance in all material respects with all applicable requirements of ERISA, the Code and other applicable Laws. With respect to each Employee Benefit Plan, all required premiums, contributions, or other payments required under the terms of the applicable Employee Benefit Plan have been made on a timely basis or have been accrued in accordance with the terms of the applicable Employee Benefit Plan and applicable Laws, in each case, in all material respects.

(c)    Except as set forth on Section 3.16(c) of the Company Disclosure Letter, no Company Entity maintains, sponsors, contributes to, has any obligation to contribute to (and each such entity has not, in the past six (6) years, maintained, sponsored or had an obligation to contribute to) or has any Liability, including on account of any other Person that is treated as a single employer with any Company Entity under Code Section 414 (an “ERISA Affiliate”), under or with respect to (i) any “defined benefit plan” as defined in Section 3(35) of ERISA or any other plan that is subject to Code Sections 412 or 430 or Title IV of ERISA, (ii) any “multiemployer plan” as defined in Section 3(37) of ERISA, (iii) any “multiple employer plan” (within the meaning of Section 210 of ERISA or Section 413(c) of the Code), (iv) any “multiple employer welfare arrangement” (as such term is defined in Section 3(40) of ERISA) or (v) any benefit plan, program or arrangement that provides for post-employment or post-termination medical benefits or life insurance benefits (except as required by COBRA or any similar applicable state Law). There do not exist any pending or, to the Knowledge of the Company, threatened Actions (other than routine claims for benefits) with respect to any Employee Benefit Plan. No Company Entity has engaged in a “prohibited transaction” (as defined in Code Section 4975 or Section 406 or 407 of ERISA) or breach of fiduciary duty (as determined under ERISA) with respect to any Employee Benefit Plan that would reasonably be expected to result in a material liability to the Company.

(d)    Except as set forth on Section 3.16(d) of the Company Disclosure Letter, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby (either alone or in combination with the occurrence of any other event) will (i) result in a material increase in the amount of compensation, severance, or benefits due under any Employee Benefit Plan, (ii) accelerate the time of payment, funding or vesting of any compensation or benefit under any Employee Benefit Plan, or (iii) entitle any current or former employee, director, officer or other service provider of the Company Entities to any material additional payment under an Employee Benefit Plan. No Company Entity has any indemnity or “gross-up” obligation for any Taxes imposed under Section 409A or Section 4999 of the Code.

(e)    Each Employee Benefit Plan that is a “nonqualified deferred compensation plan” (as defined for purposes of Section 409A of the Code) is in all material respects in documentary and operational compliance with Section 409A of the Code and all applicable Internal Revenue Service guidance promulgated thereunder.

(f)    The Company Entities have complied in all material respects with the continuation coverage requirements of Sections 601 et seq. of ERISA and Section 4980B of the Code (“COBRA”) and the Patient Protection and Affordable Care Act, including the Health Care and Education Reconciliation Act of 2010, as amended and including any guidance issued thereunder (the “PPACA”), and none of the Company Entities have incurred, and are not reasonably expected to incur or to be subject to, any material Tax, penalty or other Liability that may be imposed under COBRA or the PPACA, including pursuant to Sections 4980B, 4980D, or 4980H of the Code.

(g)    Without limiting the generality of the foregoing, with respect to each Employee Benefit Plan that is maintained outside of the United States (the “Non-U.S. Plans”): (i) each Non- U.S. Plan has, to the extent required by applicable Law, been registered with the applicable Governmental Entity; (ii) no Non-U.S. Plan contains a “defined benefit provision,” as such term is defined under the Tax Act; and (iii) except as disclosed in Section 3.16(g) of the Company Disclosure Letter, no Non-U.S. Plan is (A) a “registered pension plan” as such term is defined under the Tax Act or (B) provides post-retirement or post-employment health and welfare benefits.

3.17    Compliance with Laws; Permits. Except as set forth on Section 3.17 of the Company Disclosure Letter:

(a)    Each Company Entity is (and since December 31, 2016 has been) in compliance in all material respects with all applicable Laws (including the rules, regulations, directives, or policies of the U.S. Department of Transportation, the U.S. Federal Highway Administration and Federal Motor Carrier Safety Administration) and Orders, and since December 31, 2016, no Company Entity has received any written, or, to the Knowledge of the Company, oral notice of, any material actual or alleged violation of any such Laws or Orders, and since December 31, 2016, no Actions have been filed or threatened in writing against any Company Entity alleging a material violation of any such Laws or Orders.

(b)    Each Company Entity owns or possesses, and since December 31, 2016 has owned or possessed, all right, title and interest in and to each of the respective material Permits necessary for the lawful conduct of such Company Entity’s business and the lawful ownership of such Company Entity’s properties and assets during such period (the “Business Permits”). All Business Permits are valid and in full force and effect in all material respects. Since December 31, 2016, each Company Entity has complied and is in compliance in all material respects with all Business Permits, and no written, or to the Knowledge of the Company, oral notice has been received by any Company Entity alleging the failure to hold any such Permit or relating to the revocation, termination or material modification of any Business Permit, in each case which would be material to the Company Entities or with respect to any material violation or alleged material violation of any Business Permit.

3.18    Anti-Bribery; Anti-Corruption. Since December 31, 2016, no Company Entity, nor any of their respective officers, directors, or managers, or to the Knowledge of the Company, any employees or other Representatives acting on such Company Entity’s behalf has, directly or indirectly, in connection with the business of any Company Entity: (i) offered, promised, given, authorized, or agreed to give any financial or other advantage, inducement or anything of value to any Person with the intention of influencing (A) any representative or employee of any foreign, federal, state, provincial or local Governmental Entity, including any representative or employee of a state-owned entity or business, or a public organization, or any representative or employee of any political party or official, or candidate (a “Government Official”), in the performance of his or her public functions or employment or (B) any other Person (whether or not such Person is the recipient of the advantage or inducement) to perform his, her or its function improperly, or where the acceptance of such advantage or inducement would itself be unlawful, (ii) requested, agreed to receive or accepted any financial or other advantage or inducement where such request, agreement to receive or acceptance would be unlawful, (iii) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity, (iv) made, offered, authorized or promised any bribe, rebate, payoff, influence payment, kickback, contribution, gift or other unlawful payment or thing of value to any Government Official (including, to the Knowledge of the Company, any close relatives or associates thereof), regardless of form, to obtain favorable treatment in obtaining or retaining business or to pay for favorable treatment already secured, (v) established or maintained, or is maintaining, any fund of corporate monies or other properties for the purpose of supplying finds for any of the purposes described in the foregoing clause (iv), (vi) made any bribe, unlawful rebate, payoff, influence payment, kickback or other similar payment of any nature, or (vii) otherwise taken any action that would constitute a material violation of any applicable Anti-Bribery and Anti-Corruption Laws. Since December 31, 2016, no Company Entity has received from any Governmental Entity or any other Person any written notice, inquiry, or allegation; made any voluntary or involuntary disclosure to a Governmental Entity; or conducted any internal investigation or audit concerning any actual or potential violation or wrongdoing related to applicable Anti-Bribery and Anti-Corruption Laws. To the Knowledge of the Company, there are no threatened criminal or civil Actions, nor factual allegations of non-compliance, with respect to the Anti-Bribery and Anti-Corruption Laws.

3.19    International Trade; Import/Export Control.

(a)    Since December 31, 2016, no Company Entity, nor any of their respective officers, directors, or managers, or to the Knowledge of the Company, any employees or other Representatives acting on such Company Entity’s behalf: (i) has been or is currently (A) a Sanctioned Person, or (B) resident, located or organized in a Sanctioned Country; (ii) has engaged or is currently engaging in any business or other dealings with or involving (A) any Sanctioned Country or (B) any Sanctioned Person, in each case in violation of applicable Sanctions Laws; (iii) has failed in any material respect to conduct its import, export and reexport transactions and any other transfers in accordance with all applicable Ex-Im Laws; or (iv) has otherwise been in material violation of applicable Sanctions Laws, Ex-Im Laws, or the anti-boycott Laws administered by the U.S. Department of Commerce and the U.S. Department of Treasury’s Internal Revenue Service (collectively, “Trade Control Laws”).

(b)    Since December 31, 2016, no Company Entity, nor any of their respective officers, directors, or managers, or to the Knowledge of the Company, any employees or other Representatives acting on such Company Entity’s behalf: (i) has received from any Governmental Entity or any other Person any written notice, inquiry, or allegation; (ii) made any voluntary or involuntary disclosure to a Governmental Entity; (iii) to the Knowledge of the Company, has been threatened or subject to any investigation or enforcement proceedings, and there are no circumstances likely to give rise to any such investigation or proceedings; or (iv) conducted any internal investigation or audit concerning any actual or potential violation or wrongdoing related to applicable Trade Control Laws.

3.20    Customers and Suppliers.

(a)    Section 3.20(a) of the Company Disclosure Letter contains a true, correct and complete list of the twenty (20) largest customers, resellers or distributors (the “Key Customers”) of the Company Entities for (i) the fiscal year ended December 31, 2019 and (ii) the period from January 1, 2020 to the Latest Balance Sheet Date, and sets forth opposite the name of each such Key Customer the amount and percentage of consolidated revenue of the Company Entities attributable to such Key Customer during such periods. In the last twelve (12) months, (A) no Key Customer has materially reduced or materially altered (in a manner adverse to the Company Entities) its relationship or the terms of its business with the Company Entities, (B) none of the Company Entities has received written, or to the Knowledge of the Company, oral notice from any Key Customer of any termination, material reduction or material alteration (in a manner adverse to the Company Entities) in such Key Customer’s relationship with the Company Entities or that such Key Customer intends to, or has any Knowledge that any Key Customer will, terminate, materially reduce or materially alter (in a manner adverse to the Company Entities) its relationship with any Company Entity and (C) since December 31, 2019, no Company Entity is or has been involved in any material claim, dispute or controversy with any Key Customer.

(b)    Section 3.20(b) of the Company Disclosure Letter lists the twenty (20) largest vendors, licensors, service providers and other suppliers (the “Key Suppliers”) of the Company Entities (measured by aggregate spend) for (i) the fiscal year ended December 31, 2019 and (ii) the period from January 1, 2020 to the Latest Balance Sheet Date, and sets forth opposite the name of each Key Supplier the amount of expenses attributable to (whether directly or through) such supplier during such periods. In the last twelve (12) months, (A) no Key Supplier has materially reduced or materially altered (in a manner adverse to the Company Entities) its relationship or the terms of its business with the Company Entities, (B) none of the Company Entities has received written, or to the Knowledge of the Company, oral notice from any Key Supplier of any termination or material reduction or material alteration (in a manner adverse to the Company Entities) in such Key Supplier’s relationship with the Company Entities or that such Key Supplier intends to, or has any Knowledge that any Key Supplier will, terminate, materially reduce or materially alter (in a manner adverse to the Company Entities) its relationship with any Company Entity and (C) since December 31, 2019, no Company Entity is or has been involved in any material claim, dispute or controversy with any Key Supplier.

3.21    Real Property.

(a)    Section 3.21(a)(i) of the Company Disclosure Letter sets forth the address, description and parcel number of each Owned Real Property. With respect to each Owned Real Property: (i) one of the Company Entities (as the case may be) has good and marketable fee simple title to such Owned Real Property, which shall be free and clear of all liens and encumbrances as of the Closing Date, except Permitted Liens, (ii) except as set forth on Section 3.21(a)(ii) of the Company Disclosure Letter, the Company Entities have not leased or otherwise granted to any Person the right to use or occupy such Owned Real Property or any portion thereof, (iii) other than the right of Buyer pursuant to this Agreement, there are no outstanding options, rights of first offer or rights of first refusal to purchase such Owned Real Property or any portion thereof or interest therein, and (iv) the Company Entities are not a party to any agreement or option to purchase any real property or interest therein relating to the business of the Company Entities. The Owned Real Property constitutes all real property and improvements owned by the Company Entities.

(b)     Section 3.21(b)(i) of the Company Disclosure Letter sets forth a true and complete list of all Leases for each Leased Real Property and the address of each Leased Real Property. The Company has delivered to Buyer a true and complete copy of each Lease. Except as set forth on Section 3.21(b)(ii) of the Company Disclosure Letter, with respect to each of the Leases: (A) such Lease is legal, valid, binding, enforceable and in full force and effect, subject to property authorization and execution of such Lease by the other party thereto and to applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting creditors’ rights generally and to general principles of equity; (B) the Company Entities have not subleased, licensed or otherwise granted any Person the right to use or occupy such property subject to such Lease or any portion thereof; (C) possession and quiet enjoyment of the Leased Real Property by the Company Entities under each Lease has not been disturbed and, to the Knowledge of the Company, there are no disputes with respect to such Lease; (D) none of the Company Entities is in breach or default under such Lease; and (E) the other party to such Lease is not an affiliate of, and otherwise does not have any economic interest in, the Company Entity.

(c)     There are no facts or conditions materially affecting any of the buildings, structures, improvements, fixtures, building systems, and equipment in the Owned Real Property (the “Improvements”) which would, individually, or in the aggregate, interfere in any material respect with the use or occupancy of the Improvements or in the operation of the Real Property in the ordinary course of business.

(d)     The Improvements: (i) are in good condition and repair and the systems located therein are in good working order and adequate to operate such facilities as currently used and do not require material repair or replacement in order to serve their intended purposes, except for scheduled maintenance, repairs and replacements conducted or required in the ordinary course of business with respect to the operation of the Real Property; (ii) are supplied with utilities and other services reasonably necessary for the operation of the Improvements as such Improvements have been operated prior to the date of this Agreement; and (iii) each parcel of Real Property abuts on at least one side a public street or road in a manner so as to permit reasonable, customary, adequate and legal commercial and non-commercial vehicular and pedestrian ingress, egress and access to such parcel, or has adequate easements across intervening property to permit reasonable, customary, adequate and legal commercial and non-commercial vehicular and pedestrian ingress, egress and access to such parcel from a public street or road. To the Knowledge of the Company, no Improvements materially encroach onto (y) a parcel of land not owned or leased by any of the Company Entities or (z) any part of the Real Property which is subject to or encumbered by a right-of-way, easement or similar agreement.

(e)     None of the Company Entities are in default under or have breached, and except for Permitted Liens, the Real Property is not in violation of any covenants, restrictions, rights of way, licenses, agreements, easements or other Liens affecting title to or relating to the use of the Real Property, and no such covenant, restriction, right of way, license, agreement, easement or Lien has impaired in any material way the right of any of the Company Entities to operate its business at the Real Property.

(f)     There are no Actions (including condemnation or eminent domain) which are pending or, to the Knowledge of the Company, threatened against the Real Property, or any Company Entity with respect to the Real Property.

(g)     Except for Permitted Liens, all Taxes with respect to the Real Property have been or will be timely paid, and there is no material dispute, contest or assessment pending, nor to the Knowledge of Seller, threatened with respect to Taxes regarding the Real Property.

(h)     The Real Property constitutes all of the real property used, and necessary, in the conduct of the Company Entities’ business as currently conducted.

3.22    Environmental. Except as set forth on Section 3.21(a) of the Company Disclosure Letter: (a) the Company Entities are, and since December 31, 2016 have been, in compliance in all material respects with all Environmental Laws; (b) the Company Entities possess all material Permits required pursuant to Environmental Laws for their occupancy of their owned, leased, or operated real property (including the Leased Real Property) or their operation of their business, all such Permits are valid and in full force and effect in all material respects, and the Company Entities are, and since December 31, 2016 have been, in compliance in all material respects with all such Permits; (c) no Company Entity has received any written notice, demand, or claim, which remains unresolved, alleging any material violation of, or material Liability under, Environmental Laws or Permits required pursuant to Environmental Laws; (d) there are no material Actions pending or, to the Knowledge of the Company, threatened in writing against any Company Entity before or by any Governmental Entity under Environmental Laws, and no Company Entity is subject to any material outstanding Order of any Governmental Entity under Environmental Laws; (e) no Company Entity has generated, treated, stored, released, disposed of, arranged for or permitted the disposal of, transported, arranged for or permitted the transportation of, handled, designed, manufactured, sold, marketed, distributed, or exposed any Person to any Hazardous Substance, or owned or operated any facility or real property which is contaminated by any Hazardous Substance, in each case so as to give rise to any material Liability to the Company Entities under Environmental Laws; (f) except as may be set forth in the Leases, no Company Entity has entered into any Contract that requires it to assume or provide an indemnity with respect to any material Liabilities of any other Person arising under Environmental Laws for which a Company Entity would not otherwise be liable; and (g) the Company Entities have made available to Buyer copies of all material environmental reports, compliance audits and site assessments, and other material environmental documents relating to any Company Entity or any of its current or former real properties, in each case which are in their possession or under their reasonable control.

3.23    Affiliate Transactions. Except as set forth on Section 3.23 of the Company Disclosure Letter, no officer, director, equityholder or Affiliate of Seller or Affiliate of any Company Entity (other than another Company Entity), or, to the Knowledge of the Company, any individual related by blood, marriage or adoption to any such individual or any entity (a) owns any beneficial interest of any kind in, or controls or is a director, officer, employee or partner of, or consultant to, or lender to or borrower from or has the right to participate in the profits of, any Person which is (i) a competitor, supplier, customer, landlord, tenant, creditor or debtor of any Company Entity or (ii) engaged in a business related to the business of any Company Entity, (b) is a party to any Contract or transaction with any Company Entity (other than employment agreements with a Company Entity), or (c) owns any interest in any property, asset or Contract owned or used by any Company Entity.

3.24    Warranties; Product Recalls.

(a)     Each Company Entity has made adequate allowance (but in no event larger than called for by GAAP) of reserves for warranty claims. Except as set forth on Section 3.24(a) of the Company Disclosure Letter, all products designed, manufactured, distributed, sold or delivered by any Company Entity since December 31, 2016 have been in conformity in all material respects with all applicable contractual commitments and all express and implied warranties. No products manufactured, sold or delivered by any Company Entity are subject to any guaranty, warranty, or other indemnity beyond the Companies Entities’ applicable standard terms and conditions provided to Buyer prior to the date hereof. No Company Entity has been notified since December 31, 2016 of any claims (and to the Knowledge of the Company, there are no threatened claims) for any product returns, warranty obligations or product services relating to any of its products or services outside the ordinary course of business.

(b)     No Company Entity has any material Liability arising out of any injury to individuals or property as a result of the ownership, possession or use of any product sold, leased or delivered by such Company Entity or performance of any service by such Company Entity, including any arising out of the defective or unsafe nature of the products or services of any Company Entity, and there exists no basis for any such Liability. There have been no product liability claims that have been filed and served against any Company Entity since December 31, 2016.

(c)     There have not been in the past five (5) years, nor is there currently ongoing by any Company Entity or any Governmental Entity, any recall or post-sale warning in respect of any product designed, manufactured, distributed, sold or delivered by or on behalf of a Company Entity.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF SELLER

Seller hereby represents and warrants to Buyer, subject to Section 9.10(d), that:

4.01    Organization and Entity Power. Seller is a duly organized limited partnership validly existing and in good standing under the laws of the State of Delaware. Seller possesses all requisite power and authority necessary to own the Purchased Units, and to enter into and carry out the purchase and sale of the Purchased Units and any of the other transactions contemplated by this Agreement and each of the Ancillary Agreements to which Seller is party.

4.02    Authorization; No Breach.

(a)     The execution, delivery and performance of this Agreement and each Ancillary Agreement to which Seller is party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by Seller. This Agreement has been, and at the Closing each Ancillary Agreement to which Seller is party shall be, duly executed and delivered by Seller. Assuming the due authorization, execution and delivery of this Agreement by each other party hereto, this Agreement constitutes a valid and binding obligation of Seller enforceable in accordance with its terms, except as limited by the application of bankruptcy, moratorium and other laws affecting creditors’ rights generally and as limited by the availability of specific performance and the application of equitable principles. Assuming the due authorization, execution and delivery of this Agreement by each other party hereto, each Ancillary Agreement to which Seller is party, when executed and delivered by Seller, shall constitute a valid and binding obligation of Seller, enforceable in accordance with its terms, except as limited by the application of bankruptcy, moratorium and other laws affecting creditors’ rights generally and as limited by the availability of specific performance and the application of equitable principles.

(b)     Assuming receipt of and subject to the HSR Approval, the execution, delivery and performance of this Agreement and each Ancillary Agreement to which Seller is party, the consummation of the transactions contemplated hereby and thereby and the fulfillment of and compliance with the respective terms hereof and thereof by Seller do not and shall not (i) conflict with or result in a breach or violation of, (ii) constitute a default under (whether with or without the passage of time, the giving of notice or both), (iii) result in the creation of any Lien upon, or the grant, assignment or transfer to any other Person of any license or other right or interest under, to or in, any Company Units or any of the assets of any Company Entity pursuant to, (iv) give any third party the right to modify, amend, terminate, cancel or accelerate, or cause or result in any modification, amendment, termination, cancellation or acceleration of, any obligation, or cause or result in any disclosure, license or making available of any Trade Secrets of Seller under, or

(v) create any right to payment or any other right (concurrently or with the passage of time and/or upon the occurrence of one or more events or conditions) pursuant to, the Organizational Documents of Seller, any Law or Order to which Seller is subject, or any material Contract, agreement, permit or instrument to which Seller is party or bound.

(c)     Except (x) with respect to the HSR Approval, no material consent, waiver, Order or Permit of, or registration, declaration or filing with, or notification to, any Governmental Entity or any other Person is required to be obtained or made by or with respect to Seller in connection with execution, delivery and performance of this Agreement and each Ancillary Agreement to which Seller is party or the consummation of the transactions contemplated hereby and thereby.

4.03    Title to Purchased Units. As of the date hereof, Seller is the lawful, sole record and beneficial owner of the Company Units free and clear of all Liens (other than Liens (a) arising under the Securities Act and applicable state securities laws, or (b) created or incurred by, or at the direction of, Buyer). Seller is the lawful, sole record and beneficial owner of the Purchased Units and will deliver at the Closing the Purchased Units free and clear of all Liens (other than Liens (i) arising under the Securities Act and applicable state securities laws, or (ii) created or incurred by, or at the direction of, Buyer).

4.04    Litigation. There are no Actions pending or, to the knowledge of Seller, threatened against Seller or any of its assets, at law or in equity, before or by any Governmental Entity that (a) individually or in the aggregate, have had or would reasonably be expected to have a material adverse effect on the ability of Seller to consummate the transactions contemplated hereby, (b) seek to challenge, restrain or prohibit or to obtain damages or other relief in connection with the transactions contemplated hereby or (c) relates to, or involves, any Company Entity. There are no outstanding Orders against Seller or any of its assets, nor, to the knowledge of Seller, is any such Order threatened, that (x) individually or in the aggregate, have had or would reasonably be expected to have a material adverse effect on the ability of Seller to consummate the transactions contemplated hereby, (y) seek to restrain or prohibit or to obtain damages or other relief in connection with the transactions contemplated hereby or (z) relates to, or involves, any Company Entity.

4.05    Taxable Canadian Property. The Purchased Units are not “taxable Canadian property” within the meaning of the Tax Act.

4.06    Brokerage. Except as set forth on Section 3.13 of the Company Disclosure Letter (which items, for the avoidance of doubt, shall constitute Company Expenses), no Person is entitled to any brokerage commissions, finders’ fees or similar compensation in connection with the purchase and sale of the Purchased Units or any of the other transactions contemplated by this Agreement based on any arrangement or Contract made by or on behalf of Seller or its Affiliates for which Buyer or the Company would be liable following the Closing.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to the Company and Seller that:

5.01    Organization and Entity Power. Buyer is a corporation validly existing and in good standing under the laws of the State of Delaware. Buyer is qualified to do business in every jurisdiction in which the ownership of its properties or the conduct of its business requires it to be so qualified, except in such jurisdictions where the failure to be so qualified, individually or in the aggregate, has not had and would not reasonably be expected to have a material adverse effect on the ability of Buyer to consummate the transactions contemplated hereby. Buyer possesses all requisite power and authority and all necessary Permits to own and operate its properties, to carry on its business as now conducted and presently proposed to be conducted and to enter into and carry out the purchase and sale of the Purchased Units and any of the other transactions contemplated by this Agreement and each of the Ancillary Agreements to which Buyer is party.

5.02    Authorization; No Breach.

(a)     The execution, delivery and performance of this Agreement and each Ancillary Agreement to which Buyer is party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by Buyer. This Agreement has been, and at the Closing each Ancillary Agreement to which Buyer is party shall be, duly executed and delivered by Buyer. This Agreement constitutes a valid and binding obligation of Buyer enforceable in accordance with its terms, except as limited by the application of bankruptcy, moratorium and other laws affecting creditors’ rights generally and as limited by the availability of specific performance and the application of equitable principles. Each Ancillary Agreement to which Buyer is party, when executed and delivered by Buyer, shall constitute a valid and binding obligation of Buyer, enforceable in accordance with its terms, except as limited by the application of bankruptcy, moratorium and other laws affecting creditors’ rights generally and as limited by the availability of specific performance and the application of equitable principles.

(b)     Assuming receipt of and subject to the HSR Approval, the execution, delivery and performance of this Agreement and each Ancillary Agreement to which Buyer is party, the consummation of the transactions contemplated hereby and thereby and the fulfillment of and compliance with the respective terms hereof and thereof by Buyer do not and shall not (i) conflict with or result in a breach or violation of, (ii) constitute a default under (whether with or without the passage of time, the giving of notice or both), (iii) result in the creation of any Lien upon, or the grant, assignment or transfer to any other Person of any license or other right or interest under, to or in, any Equity Securities of Buyer or any of the assets of Buyer pursuant to, (iv) give any third party the right to modify, amend, terminate, cancel or accelerate, or cause or result in any modification, amendment, termination, cancellation or acceleration of, any obligation, or cause or result in any disclosure, license or making available of any Trade Secrets of Buyer under, or (v) create any right to payment or any other right (concurrently or with the passage of time and/or upon the occurrence of one or more events or conditions) pursuant to, the Organizational Documents of Buyer, any Law or Order to which Buyer is subject, or any Contract, agreement or instrument to which Buyer is party or bound, except for any such conflicts, violations, breaches, defaults or other occurrences that do not, individually or in the aggregate, materially impair the ability of Buyer to consummate, or prevent or materially delay, any of the transactions contemplated by this Agreement or the Ancillary Agreements or would reasonably be expected to do so.

5.03    Litigation. There are no Actions pending or, to the knowledge of Buyer, threatened against Buyer or any of its Subsidiaries or any of their respective assets, at law or in equity, before or by any Governmental Entity that (a) individually or in the aggregate, have had or would reasonably be expected to have a material adverse effect on the ability of Buyer to consummate the transactions contemplated hereby or (b) seek to challenge, restrain or prohibit or to obtain damages or other relief in connection with the transactions contemplated hereby. There are no outstanding Orders against Buyer or any of its Subsidiaries or any of their respective assets that (x) individually or in the aggregate, have had or would reasonably be expected to have a material adverse effect on the ability of Buyer to consummate the transactions contemplated hereby or (y) seek to restrain or prohibit or to obtain damages or other relief in connection with the transactions contemplated hereby.

5.04    Sufficient Funds. Buyer will have at the Closing sufficient cash on hand or other sources of immediately available funds (including the Limited Guaranty) to perform all obligations of Buyer required to be performed at the Closing, including (i) payment of the Estimated Purchase Price and any amounts which, by the terms of this Agreement, reduce the proceeds otherwise payable to Seller hereunder, (ii) satisfaction of all the other payment obligations of Buyer contemplated hereunder, and (iii) payment of all of the out-of-pocket costs of Buyer arising out of or relating to the consummation of the transactions contemplated by this Agreement.

5.05    Limited Guaranty. Concurrently with the execution of this Agreement, Buyer has caused the Guarantor to deliver to the Company a copy of the Limited Guaranty. The Limited Guaranty has been duly executed by the Guarantor, and the Limited Guaranty is in full force and effect and constitutes the valid and binding obligation of the Guarantor, except as limited by the application of bankruptcy, moratorium and other laws affecting creditors’ rights generally and as limited by the availability of specific performance and the application of equitable principles.

5.06    Prior Operations. Buyer does not have, and has never had, any business operations, assets or liabilities, other than de minimis assets and liabilities under this Agreement or incident to its formation.

5.07    Solvency; Fraudulent Conveyance. Assuming that (x) the representations and warranties of the Company set forth in Article 3 of this Agreement and the representations and warranties of Seller set forth in Article 4 of this Agreement are true and correct in all material respects as of the date of this Agreement and as of the Closing, (y) Seller and each Company Entity has complied in all material respects with its covenants and other agreements hereunder and (z) the representations and warranties set forth in clauses (a) and (b) below with respect to the Company Entities are true and correct as of immediately prior to the Closing, immediately after giving effect to the transactions contemplated hereby, Buyer and each of its Subsidiaries (including the Company Entities) shall (a) be able to pay their respective debts as they become due and shall own property which has a fair saleable value greater than the amounts required to pay their respective debts when due (including all contingent liabilities) and (b) have adequate capital to carry on their respective businesses. No transfer of property is being made and no obligation is being incurred in connection with the transactions contemplated by this Agreement with the intent to hinder, delay or defraud either present or future creditors of Buyer and its Subsidiaries (including the Company Entities).

5.08     No Change of Control Triggering Event. Assuming that (x) the representations and warranties of the Company set forth in Section 3.04(f) are true and correct in all respects as of the date of this Agreement (y) Seller and each Company Entity has complied in all material respects with its covenants and other agreements hereunder, the transactions contemplated by this Agreement (including Indebtedness incurred by or on behalf of Buyer in connection with the Closing and any adjustment to Consolidated EBITDA proposed by the Buyer that are reasonably acceptable to the Company) will not constitute a Change of Control Triggering Event (as defined in the Indenture).

5.09    Investigation. Buyer acknowledges that Buyer (i) has conducted and is relying on its own investigation and analysis of the Company Entities (including their business, results of operations, prospects, and condition) in entering into the transactions contemplated hereby and (ii) has such knowledge, sophistication and experience in business and financial matters so as to be capable of conducting such investigation and analysis. Buyer is knowledgeable about the industries in which the Company Entities operate and is capable of evaluating the merits and risks of the purchase and sale of the Purchased Units and any of the other transactions contemplated by this Agreement and is able to bear the substantial economic risk of such investment for an indefinite period of time. Buyer has been afforded such access to the books and records, facilities and personnel of the Company Entities as it has requested for purposes of conducting a due diligence investigation and has conducted a due diligence investigation of the Company Entities.

5.10    Acquisition for Investment. Buyer is acquiring the Purchased Units solely for its own account, for investment only and not with a view toward or for sale in connection with any distribution thereof in violation of the Securities Act. Buyer understands and agrees that the Purchased Units have not been registered under the Securities Act or any state, local and foreign securities Laws and may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of without registration under the Securities Act, except pursuant to an exemption from such registration available under the Securities Act, and without compliance with state, local and foreign securities Laws, in each case, to the extent applicable.

5.11    Brokerage. No Person is entitled to any brokerage commissions, finders’ fees or similar compensation in connection with the purchase and sale of the Purchased Units or any of the other transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of Buyer or its Affiliates.

ARTICLE 6

COVENANTS AND AGREEMENTS

6.01    Access. During the period from the date of this Agreement to the earlier of the Closing and the termination of this Agreement in accordance with its terms, the Company shall grant to Buyer and its Representatives reasonable access, during normal business hours and upon reasonable notice, to the senior management, personnel, properties, books and records of the Company Entities (including, where applicable, copies thereof); provided, that (a) such access does not unreasonably interfere with the normal operations of any Company Entity or involve any environmental sampling or testing or any invasive or subsurface investigation, (b) such access is reasonable in light of COVID-19 and in accordance with applicable COVID-19 Measures, (c) all requests for such access shall be directed to Ronnie Stroud or such other Person(s) as the Company may designate in writing from time to time (collectively, the “Designated Contacts”), and (d) nothing herein shall require the Company to provide access to, or to disclose any information to, Buyer or any of its Representatives to the extent such access or disclosure (i) would waive any legal privilege or (ii) would be in violation of applicable Laws or regulations of any Governmental Entity (including the HSR Act, any COVID-19 Measures and all other applicable Antitrust Laws); provided, that the Company shall cooperate with Buyer to attempt to find a way to allow disclosure of such information to the extent doing so would not (in the reasonable judgment of the Company after consultation with counsel) reasonably be likely to violate any Law (including any COVID-19 Measures) or result in the loss of such privilege. Buyer and its Representatives agree to comply with all applicable safety rules and reasonable controls to protect the health and safety of employees and service providers of the Company Entities in connection with any access provided pursuant to this Section 6.01. Other than the Designated Contacts or as expressly provided in the preceding sentence, Buyer is not authorized to and shall not (and shall cause its employees, agents, advisors, counsel, representatives and Affiliates not to) contact any officer, director, employee, customer, reseller, distributor, supplier, lessee, lessor or other material business relation of any Company Entity prior to the Closing, without the prior written consent of the Company; provided, however, that the foregoing shall not prohibit Buyer from contacting the aforementioned individuals in the ordinary course of business unrelated to this Agreement or the transactions contemplated herein. Buyer shall, and shall cause its Representatives to, abide by the terms of the Confidentiality Agreement with respect to such access and any information furnished to it or its Representatives pursuant to this Section 6.01, and Buyer shall be liable to the Company for any failure of any of its Representatives to abide by the terms of the Confidentiality Agreement.

6.02    Conduct of Business. Except as set forth on Schedule 6.02:

(a)     During the period from the date of this Agreement to the earlier of the Closing and the termination of this Agreement in accordance with its terms, except as expressly contemplated by this Agreement (including the Rollover Reorganization), as the Company reasonably determines necessary or advisable to address COVID-19 or the direct or indirect effect thereof (including any COVID-19 Measures) (provided, that the Company shall, to the extent reasonably practicable, consult with Buyer prior to taking such action that is material), as would cause a Company Entity to violate any Law or as consented to in writing by Buyer (which consent shall not be unreasonably withheld, conditioned or delayed), (i) the Company shall (and shall cause its Subsidiaries to) use commercially reasonable efforts to conduct its business solely in the ordinary course of business and (ii) the Company shall (and shall cause its Subsidiaries to) use commercially reasonable efforts to (A) preserve substantially intact its business and all of its material assets and properties (real and personal); (B) keep available the services of its current officers and key employees; (C) preserve their current relationships with customers, resellers, distributors, suppliers and other persons with which they have material business relations; (D) keep and maintain their assets and properties in good repair and normal operating condition, wear and tear excepted; (E) continue the accounts receivable factoring arrangement of the Company Entities in the ordinary course of business; and (F) not materially amend, terminate or renew, or waive any of the Company Entities’ rights under, any Material Contract, other than in the ordinary course of business.

(b)     During the period from the date of this Agreement to the earlier of the Closing and the termination of this Agreement in accordance with its terms, except as explicitly required or contemplated by this Agreement (including the Rollover Reorganization) or applicable Law, as the Company reasonably determines necessary or advisable to address COVID-19 or the direct or indirect effect thereof (including any COVID-19 Measures) (provided, that the Company shall, to the extent reasonably practicable, consult with Buyer prior to taking such action that is material), as would cause a Company Entity to violate any Law, or as consented to in writing by Buyer (which consent shall not be unreasonably withheld, conditioned or delayed), the Company shall not, and shall not permit any of its Subsidiaries to take (or omit to take) any action that would have been required to be disclosed on Section 3.07 of the Company Disclosure Letter if it were to have occurred during the period between the Latest Balance Sheet Date and the date hereof.

(c)     Notwithstanding anything to the contrary in this Section 6.02 or otherwise in this Agreement (i) any action taken, or omitted to be taken, by any Company Entity pursuant to any COVID-19 Measures shall in no event be deemed to constitute a breach of this Section 6.02, and (ii) any action taken, or omitted to be taken, by any Company Entity to protect the business that is responsive to any pandemic, epidemic or disease outbreak, as determined by such Company Entity in its good faith discretion, shall in no event be deemed to constitute a breach of this Section 6.02.

6.03    Reasonable Best Efforts. Subject to the terms of this Agreement, Buyer, on the one hand, and the Company and Seller, on the other hand, shall use their respective reasonable best efforts to cause the other parties’ conditions to Closing to be satisfied and for the Closing to occur as promptly as practicable and no party shall take any action designed to prevent, impede or delay the Closing.

6.04    Regulatory Act Compliance. Buyer and the Company, as applicable, shall each file or cause to be filed, promptly (but in any event in the case of the initial notification required under the HSR Act within five (5) Business Days) after the date of this Agreement, any notifications or the like required to be filed by Buyer or the Company, as applicable, under the HSR Act and all other applicable Antitrust Laws with respect to the purchase and sale of the Purchased Units and any of the other transactions contemplated by this Agreement. With respect to filings under the HSR Act, Buyer and the Company shall seek early termination of the waiting period under the HSR Act. Buyer and the Company shall use their best efforts to respond promptly to any requests for additional information made by any Antitrust Authorities and shall take all actions necessary (and not omit or fail to take any action necessary) to cause the waiting periods or other requirements under the HSR Act and all other applicable Antitrust Laws to terminate or expire at the earliest possible date and in no event any later than necessary to ensure that the

Closing will occur no later than the Termination Date (assuming all other conditions to Buyer’s obligation to close have been satisfied or will be satisfied at the Closing), including resisting in good faith, at each of their respective cost and expense (including the institution or defense of legal proceedings), any assertion that the transactions contemplated hereby constitute a violation of any Antitrust Laws. Buyer agrees to take all actions that are necessary or advisable or as may be required by any Governmental Entity to expeditiously (and in no event later than the Termination Date) consummate the transactions contemplated by this Agreement, including (A) selling, licensing or otherwise disposing of, or holding separate and agreeing to sell, license or otherwise dispose of (1) any entities, assets or facilities of any Company Entity after the Closing or (2) any entity, facility or asset of Buyer or its Affiliates before or after the Closing, (B) terminating, amending or assigning existing relationships and contractual rights and obligations (other than terminations that would result in a breach of a contractual obligation to a third party) and (C) amending, assigning or terminating existing licenses or other agreements (other than terminations that would result in a breach of a license or such other agreement with a third party) and entering into such new licenses or other agreements. Each of Buyer and the Company shall furnish to the other party such necessary information, documents and reasonable assistance as the other party may request in connection with its preparation of any filing or submission which is necessary under the HSR Act or any applicable Antitrust Law, and shall consult with the other, to the extent practicable, prior to any substantive meetings, by telephone or in person, with the staff of the Federal Trade Commission, the United States Department of Justice or any other Antitrust Authority or Governmental Entity. Buyer, Seller, and the Company shall have the right, to the extent permitted by the Antitrust Authority or Governmental Entity, to have a representative present at any such meeting, except, in the case of such right of the Company, for meetings (or portions thereof) the purpose of which is to discuss matters exclusively related to Buyer and its Affiliates. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Closing, except as required by this Agreement, Buyer and its Affiliates shall not engage in any action or enter into any transaction or permit any action to be taken or transaction to be entered into, that would materially impair or delay Buyer’s ability to consummate the transactions contemplated by this Agreement or perform its obligations hereunder. Without limiting the generality of the foregoing, none of Buyer, its Subsidiaries or their respective Affiliates shall acquire (whether by merger, consolidation, stock or asset purchase or otherwise), or agree to so acquire, any amounts of assets of or any equity in any other Person or any business or division thereof, unless that acquisition or agreement would not reasonably be expected to (x) increase the risk of not obtaining any authorizations, consents, orders, declarations or approvals of any Governmental Entity necessary to consummate the transactions contemplated by this Agreement or the expiration or termination of any waiting period under the HSR Act or other applicable Antitrust law, or (ii) increase the risk of any Governmental Entity entering an order prohibiting the consummation of the transactions contemplated by this Agreement, or increase the risk of not being able to remove any such order on appeal or otherwise.

6.05    Distribution of Cash and Cash Equivalents. Notwithstanding any other provision to the contrary contained in this Agreement, prior to the Adjustment Calculation Time, Seller shall be entitled to receive from the Company Entities by way of dividends, distributions, return of capital or otherwise all cash and cash equivalents owned or held by or for the benefit of the Company Entities prior to and as of the Adjustment Calculation Time, and to use such cash and cash equivalents to pay or repay any liabilities of the Company Entities (including amounts owed under the Credit Facility or in respect of the Company Notes).

6.06    Press Releases and Announcements. The parties hereto agree that, from the date hereof through the Closing Date, except as required or expressly contemplated by this Agreement, no public release or announcement concerning the transactions contemplated hereby shall be issued or made by or on behalf of any party without the prior consent of the other party (which, after the Closing, shall not be unreasonably withheld), except that (x) each of the parties hereto may make announcements from time to time as is necessary to comply with applicable Law (in which case the other party shall be afforded a reasonable opportunity to review and comment on such communication prior to its issuance, distribution or publication, to the extent permitted by applicable Law), (y) subject to reasonable prior consultation with Buyer, each of the Company Entities may make announcements from time to time to their respective employees, customers, resellers, distributors and suppliers and (z) each of the parties hereto may make such disclosure as is reasonably necessary in connection with the enforcement of any of its rights under this Agreement, the Ancillary Agreements or the transactions contemplated hereby and thereby. Notwithstanding the foregoing, Buyer and the Company shall cooperate to prepare a joint press release to be issued on or promptly following the Closing Date. The parties hereto agree to keep the terms of this Agreement confidential, except to the extent and to the Persons to whom disclosure is required by applicable Law or for purposes of compliance with Tax and financial reporting obligations; provided, that (i) the parties hereto may disclose such terms to their respective employees, accountants, advisors and other representatives as necessary in connection with the ordinary conduct of their respective businesses (so long as such Persons agree to, or are bound by Contract to, keep the terms of this Agreement confidential and so long as the parties shall be responsible to the other parties hereto for breach of this Section 6.06 or such confidentiality obligations by the recipients of its disclosure), and (ii) Madison Dearborn Partners, LLC, and its Affiliates, on the one hand, and The Jordan Company, L.P., and its Affiliates, on the other hand, may disclose such terms and the existence of this Agreement and the transactions contemplated hereby to their respective Affiliates in order that such Persons may provide customary information about the subject matter of this Agreement and the transactions contemplated hereby to their respective limited partners and prospective limited partners, including in connection with their fundraising and reporting activities.

6.07    Confidentiality. Buyer acknowledges that all information provided to it and to any of its Affiliates or any of their respective Representatives by the Company and its Affiliates or any of their respective Representatives (including pursuant to Section 6.01) is subject to the terms of that certain Confidentiality Agreement, dated as of October 6, 2020, by and between The Jordan Company, L.P. and the Company (the “Confidentiality Agreement”), the terms of which are hereby incorporated into this Agreement by reference; provided, that if there is any inconsistency between the terms of this Agreement and the terms of the Confidentiality Agreement, then the terms of this Agreement shall control and govern to the extent of such inconsistency; provided, further, that the Confidentiality Agreement (and all provisions and obligations thereunder, including any provisions or obligations which by the terms of the Confidentiality Agreement survives the termination thereof) shall terminate and be of no further force and effect as of the Closing (without any action required by any Person).

6.08    Facility Closings; Employee Layoffs. For a period of ninety (90) days after the Closing Date, neither Buyer nor the Company shall terminate (or permit to be terminated) employees of the Company Entities except in compliance with the WARN Act (if applicable).

6.09     Employee Benefits Matters. Except as Buyer reasonably determines is necessary or advisable to address any COVID-19 Measures, COVID-19 or the direct or indirect effect thereof (provided, that Buyer shall, to the extent reasonably practicable, consult with the Company’s senior management prior to taking any such action that is material), for the period following the Closing Date and ending December 31, 2021, Buyer will provide (or cause to be provided) to each of the employees of the Company Entities on the Closing Date (each, a “Continuing Employee”), while employed by Buyer or any Company Entity following the Closing Date, (i) base salary or hourly wages and bonus opportunities that are no less favorable than the base salary or hourly wages and bonus opportunities provided to such Continuing Employee immediately prior to the date hereof and (ii) other employee benefits (excluding equity-related compensation, nonqualified deferred compensation arrangements, defined benefit pension benefits, and post-termination or retiree welfare benefits, in each case subject to applicable Laws and the terms of CBAs and individual employment Contracts) that are substantially comparable in the aggregate to the employee benefits provided to the Continuing Employees immediately prior to the date hereof (excluding equity-related compensation, severance, nonqualified deferred compensation arrangements, defined benefit pension benefits, and post-termination or retiree welfare benefits, in each case subject to applicable Laws and the terms of CBAs and individual employment Contracts). Buyer shall cause the employee benefit plans of the Company and its Affiliates established or maintained following the Closing Date for the benefit of the Continuing Employees (the “New Plans”) to credit all service by each Continuing Employee with the Company or any of its Subsidiaries (or predecessors thereof) immediately prior to the Closing Date for purposes of eligibility, vesting and accrual (but not accrual with respect to a defined pension plan) to the same extent such service was recognized by the Company Entities (or predecessors thereof) as of the Closing Date, except, in each case, to the extent such treatment would result in a duplication of benefits or compensation. Buyer shall use commercially reasonable efforts to (x) cause the Company and its Subsidiaries to waive all pre-existing condition exclusion and actively-at-work requirements and similar limitations, eligibility waiting periods and evidence of insurability requirements under any New Plans to the same extent such conditions were waived or not applicable under the corresponding Employee Benefit Plan and (y) cause any covered expenses incurred for the plan year in which the Closing Date occurs prior to the Closing Date by any Continuing Employee (or covered spouse or dependent thereof) to be credited for purposes of satisfying applicable deductible, coinsurance and maximum out-of-pocket provisions after the Closing Date under any New Plan. Nothing in this Section 6.09, express or implied, shall: (i) confer upon any Person other than the parties to this Agreement and their respective permitted successors and assigns any legal or equitable rights or remedies of any nature whatsoever (including any third-party beneficiary rights) with respect to the provisions of this Section 6.09; (ii) obligate Buyer or any Company Entity to continue the employment or any particular term of employment of any employee of, or the service relationship of any other service provider to, any Company Entity for any period of time after the Closing; (iii) limit the ability of Buyer or any Company Entity to terminate the employment of any employee of, or the service relationship of any other service provider to, any Company Entity following the Closing in accordance with applicable Law and any pre-existing Contractual relationship; or (iv) be construed as an amendment, waiver, termination, or creation of any benefit or compensation plan, program, agreement, Contract, policy, or arrangement of Buyer or any Company Entity.

6.10    Director and Officer Indemnification and Insurance.

(a)     For a period of six (6) years from and after the Closing Date, Buyer shall not, and shall not permit any Company Entity to, unless otherwise required by applicable Law, amend, repeal or modify in a manner adverse to the beneficiary thereof any provision in such Company Entity’s Organizational Documents or in any agreement relating to the exculpation or indemnification of, or the advancement of expenses to, former officers and directors as in effect immediately prior to the Closing and disclosed on the Company Disclosure Letter, it being the intent of the parties that the officers and directors of the Company Entities prior to the Closing shall continue to be entitled to such exculpation, indemnification and advancement of expenses to the fullest extent permitted under applicable Law (or to such lesser degree as may be expressly provided in such Company Entity’s Organizational Documents as of the date hereof).

(b)     Prior to the Closing, the Company shall obtain at no expense to the beneficiaries one or more non-cancellable “tail” insurance policies with claims periods of at least six (6) years following the Closing, and with substantially equivalent coverage and amounts as, and containing terms no less favorable, in the aggregate, to the former officers and directors of the Company Entities than, the Company’s director and officer liability insurance as of the date of this Agreement, including coverage for acts and omissions of the individuals who were officers and/or directors of the Company or any Subsidiary (in such capacities) prior to the Closing with respect to matters arising at or prior to the Closing. All costs of such “tail” insurance policies pursuant to this Section 6.10(b) shall be shared equally by Buyer and Seller (as part of the calculation of Company Expenses).

(c)     In the event that Buyer or any of its Subsidiaries or any of their respective successors or assigns (i) consolidates with or merges into any other Person or (ii) transfers all or substantially all of its properties or assets to any Person, then, and in each case, the successors and assigns of Buyer or its Subsidiary, as the case may be, shall expressly assume and be bound by the obligations set forth in this Section 6.10.

(d)     The obligations of Buyer and its Subsidiaries under this Section 6.10 shall not be terminated or modified in such a manner as to adversely affect any Person to whom this Section 6.10 applies without the consent of such affected Person.

6.11    Exclusivity. Seller and the Company agree that from the date hereof and until the earlier of the Closing Date and the date that this Agreement is terminated in accordance with its terms, none of Seller or any Company Entity shall, and Seller and the Company shall direct their respective Representatives not to, directly or indirectly, (a) provide any non-public information to any third party (including via access to any data room or other records) other than Buyer and its Representatives with respect to any Company Transaction, (b) solicit, initiate, facilitate or encourage proposals, offers or inquiries from a third party other than Buyer with respect to any Company Transaction, (c) participate or engage in any negotiations, discussions or other communications with any third party other than Buyer and its Representatives with respect to any Company Transaction or (d) enter into a letter of intent or other Contract with a third party other than Buyer with respect to any Company Transaction. Seller and/or the Company shall notify Buyer promptly, but in any event with 24 hours, if any Person makes any proposal, offer, inquiry or contact to Seller or Company Entity with respect to a Company Transaction, which notification shall include the identity of the Person making such proposal, offer, inquiry or contact and the proposed terms thereof. Upon execution and delivery of this Agreement by all parties hereto, Seller and each Company Entity promptly shall cease (and shall cause their respective Representatives to cease) all existing discussions, negotiations and other communications with any Persons conducted heretofore with respect to a Company Transaction.

6.12    Expenses; Tax Matters.

(a)     Expenses; Transfer Taxes. If this Agreement is terminated prior to consummation of the Closing, then, except as otherwise provided in Section 9.15, each party hereto shall pay all fees and expenses incurred by such party in connection with this Agreement and the transactions contemplated hereby or otherwise required by applicable Law. If the Closing occurs, then all transfer, property, documentary, sales, use, stamp, registration and other such taxes, and all conveyance fees, recording charges and other similar fees and charges incurred in connection with the consummation of the purchase and sale of the Purchased Units and the other transactions contemplated by this Agreement (collectively, “Transfer Taxes”) shall be paid fifty percent (50%) by Buyer and fifty percent (50%) by Seller. Seller and the Company agree to cooperate with Buyer in the filing of any applicable documentation with respect to the Transfer Taxes, including promptly supplying any information in its possession that is reasonably necessary to complete such applicable documentation. Seller and Buyer shall cooperate in good faith to minimize the amount of any such Transfer Taxes. If the Closing occurs, the Company shall, and shall cause the Company Entities to, pay, or shall promptly reimburse Buyer and its Affiliates for, all costs and expenses incurred by the Buyer and its Affiliates (other than the Company Entities) in connection with this Agreement and the Ancillary Agreements and the transactions contemplated hereby and thereby or otherwise required by applicable Law (including any fees incurred in connection with obtaining required approvals under Antitrust Laws or in connection with obtaining the RWI Policy).

(b)    Tax Benefits. Without duplication of any amount payable pursuant to Section 6.12(c), to the extent that Buyer, the Company, or any of their Subsidiaries or other Affiliates actually realizes any Tax Benefit in any taxable year ending on or prior to December 31, 2023, the amount of such Tax Benefit shall be for the benefit of Seller and Buyer shall within ten (10) days of the filing of the Tax Return reflecting such Tax Benefit (or if in the form of a refund, receiving the refund from the applicable Governmental Entity), pay (or cause to be paid) to Seller the amount of such Tax Benefit.

(c)     Tax Refunds.

(i)     Subject to Section 6.12(c)(iv), to the extent resulting from the Transaction Tax Deductions (determined on a “with and without” basis with respect to the Transaction Tax Deductions), all refunds (or credits in lieu of refunds) of income Taxes of the Company or any Subsidiary of the Company for any taxable period (or portion thereof) ending on or prior to the Closing Date (whether in the form of cash received from the applicable Governmental Entity or a direct credit against income Taxes) shall be for the benefit of Seller.

(ii)     The Tax refund described on Schedule 6.12(c)(ii) shall be for the benefit of Seller.

(iii)     To the extent that Buyer, the Company, any Subsidiary of the Company or any of their Affiliates receives a refund (or credits in lieu of refunds) that is for the benefit of Seller, Buyer shall pay to Seller the amount of such refund (or credits in lieu of refunds) and any interest received from the Governmental Entity, net of (A) any Taxes incurred upon receipt of such refund and any Taxes imposed on a distribution of such refund to Buyer; and (B) any reasonable, out-of-pocket expenses that Buyer, the Company, or any Subsidiary of the Company or any of their Affiliates incur with respect to such refund and related interest. The net amount due to Seller shall be payable ten (10) days after receipt of the refund from the applicable Governmental Entity (or, if the refund is in the form of direct credit, five (5) days after filing the Tax Return claiming such credit).

(iv)    Buyer shall not be obligated to make any payment pursuant to Section 6.12(c)(i) with respect to any refund for a Tax (and such refunds shall be for the benefit of Buyer, Company, and its Subsidiaries) that is with respect to (A) any refund of Tax that is the result of the carrying back of any net operating loss or other Tax attribute or Tax credit incurred in a taxable period (or portion thereof) beginning after the Closing Date; (B) any refund of Tax paid after the Closing Date that was not included in the Pre-Closing Tax Amount, as finally determined; (C) any refund for Tax that is reflected as a current asset (or offset to a current liability) on the Closing Net Working Capital, as finally determined; or (D) any refund for Tax to the extent such refund is due to a third party pursuant to a provision of a Contract entered into by the Company (or any Subsidiary of the Company) prior to the Closing (other than this Agreement).

(v)     Notwithstanding anything in this Section 6.12(c) to the contrary, (a) Buyer shall not, and shall cause the Company and any Subsidiary of the Company not to, waive any carryback of any net operating loss or other Tax attribute of the Company or any Subsidiary of the Company generated or otherwise attributable to a taxable period ending on or before or including the Closing Date, (b) Buyer, the Company and any Subsidiary of the Company and their Affiliates will carry back any net operating losses for taxable periods ending on or before or including the Closing Date to prior taxable periods as allowable by applicable Tax Law and shall claim Tax refunds as a result of such carryback (including through the filing of refund claims or amended Tax Returns), and (c) to the extent applicable, Buyer, the Company and any Subsidiary of the Company and their Affiliates shall request a refund (rather than a credit in lieu of refund) with respect to all Pre-Closing Tax Periods.

6.13    Certain Post-Closing Access Provisions.

(a)     For a period of seven (7) years after the Closing Date, Buyer shall use commercially reasonable efforts to preserve and retain, or to cause the Company Entities to preserve and retain, in accordance with the record retention policies of the Company Entities in effect immediately prior to the Closing, all material corporate, accounting, legal and Tax books and records of the Company Entities relating to the conduct of the business and operations of the Company Entities prior to the Closing Date and any information reasonably requested by Seller with respect to the determination of any amounts payable pursuant to Section 6.12 and after such period and prior to the destruction of such books and records, Buyer shall upon written request of Seller offer to Seller possession or transfer of such books and records (which offer must be accepted within thirty (30) days after receipt thereof or it will be deemed to have been rejected); provided, however, that Seller and its Representatives will, in advance, enter into a customary confidentiality agreement with respect to such information.

(b)     After the Closing Date, Buyer shall cause the Company and its Subsidiaries to permit Seller (and its counsel, advisors, agents or other Representatives reasonably requiring such access in light of the purpose therefor) to have reasonable access, during normal business hours and on reasonable advance notice, to the extent reasonably required by Seller in connection with its accounting, Tax, legal defense or other similar needs to, and to inspect and copy (including in electronic form), all materials referred to in this Section 6.13 and to meet with officers and employees of Buyer and the Company Entities on a mutually convenient basis in order to obtain explanations with respect to such materials, and to obtain additional information, in each case, at the sole expense of Seller; provided, however, that Seller and its Representatives will, in advance, enter into a customary confidentiality agreement with respect to such information; provided, further, that Buyer shall be entitled to withhold or redact any portion of such Tax records or information that do not pertain exclusively to a Company Entity.

(c)     Notwithstanding anything to the contrary contained in this Agreement, in the event that providing access to the foregoing materials would violate applicable Law or Order or there is any litigation or threatened litigation between Seller and its Affiliates, on the one hand, and Buyer and its Affiliates, on the other hand, relating to this Agreement or the transactions contemplated hereby, the covenants contained in this Section 6.13 shall not apply thereto (including for discovery purposes) and shall not be considered a waiver by any party of any right to assert the attorney client privilege or any similar privilege.

6.14    Code Section 280G. With respect to each employee of the Company who is, or would reasonably be expected to be as of the Closing, a “disqualified individual” (as defined in Code Section 280G(c)), prior to the Closing, the Company shall use its commercially reasonable efforts to seek to have any such individual waive any payments or economic benefit pursuant to any Employee Benefit Plan and any agreement, in each case, entered into by a Company Entity and such disqualified individual prior to the Closing to which such individual is entitled in connection with the purchase and sale of the Purchased Units and the other transactions contemplated by this Agreement that could constitute an “excess parachute payment” (as defined in Code Section 280G(b)) with respect to such individual. If any individual waives his or her rights to payments or economic benefits as described in the previous sentence (to the extent waived, the “Waived 280G Benefits”), the Company shall use commercially reasonable efforts to seek to obtain stockholder approval in accordance with the requirements of Code Section 280G(b)(5)(B) and in a manner that satisfies the applicable requirements of Code Section 280G(b)(5)(B) and any regulations promulgated thereunder; provided that in no event shall this Section 6.14 be construed to require the Company to compel any Person to waive any existing rights under any Contract that such Person has with the Company, and in no event shall the Company be deemed in breach of this Section 6.14 if any such Person refuses to waive any such rights or such stockholder approval is not obtained. Within a reasonable period of time before taking such actions and in no event later than three (3) days prior to seeking such waivers and soliciting stockholder approval, the Company shall deliver to Buyer for review and comment copies of any documents or agreements necessary to effect this Section 6.14, including, but not limited to, any stockholder consent form, disclosure statement, or waiver, and the Company shall consider in good faith all comments received from Buyer on such documents or agreements. Prior to the Closing, the Company shall deliver to Buyer evidence that stockholder approval was solicited in accordance with the foregoing provisions of this Section 6.14 and that either (i) the requisite number of stockholder votes was obtained with respect to the Waived 280G Benefits or (ii) that such approval was not obtained.

6.15    Consents. Buyer acknowledges that certain consents to the transactions contemplated by this Agreement may be required from parties to Contracts, leases, licenses or other agreements to which the Company and/or its Subsidiaries is a party (including Material Contracts) and such consents may not be obtained prior to Closing. At Buyer’s written request prior to the Closing, Seller and the Company shall use reasonable best efforts to assist Buyer with obtaining any such consents, approvals or waivers; provided that such reasonable best efforts shall not include any requirement of Seller or the Company or any of their respective Affiliates to expend a non-de minimis amount of money, commence any litigation or arbitration proceeding, waive or surrender any material right, modify any agreement (including any Material Contract) or offer or grant any other material accommodation or concession (financial or otherwise) to any third party. From and after the Closing, Buyer agrees that neither Seller nor any of its Non-Recourse Parties shall have any liability whatsoever to Buyer (and Buyer shall not be entitled to assert any claims) arising out of or relating to the failure to obtain any consents that may have been or may be required in connection with the transactions contemplated by this Agreement or because of the default, acceleration or termination of or loss of right under any such Contract, lease, license or other agreement as a result thereof (other than in the case of Fraud).

6.16    RWI Policy. In the event Buyer or any of its Affiliates elects to obtain a representations and warranties insurance policy in respect of the representations and warranties contained in this Agreement or in any certificate or other instrument contemplated by or delivered in connection with this Agreement (such policy, a “RWI Policy”), (a) all premiums, underwriting fees, brokers’ commissions and other costs and expenses related to such RWI Policy shall be borne solely by Buyer or such Affiliate, (b) such RWI Policy shall not provide for any “seller retention” (as such phrase is commonly used in the RWI Policy industry), (c) Buyer shall provide Seller a reasonable opportunity to review the RWI Policy and provide reasonable comments in advance of binding coverage, (d) such RWI Policy shall expressly waive any claims of subrogation against Seller and each of its direct and indirect past or present equityholders, directors, employees and officers (except in the case of any recovery under such RWI Policy resulting from Fraud by Seller or such equityholders, directors and officers), (e) Seller and its direct and indirect past or present equityholders, directors, employees and officers shall be intended third party beneficiaries of the RWI Policy with respect to the waiver described in clause (d) above, and (f) none of Buyer or any of its Affiliates shall amend, waive, modify or otherwise revise the RWI Policy in any manner inconsistent with the foregoing.

6.17    Financing. Prior to the Closing, the Company shall use reasonable best efforts to, and shall cause each other Company Entity to use their respective reasonable efforts to, and shall use reasonable best efforts to cause their respective officers, employees, accountants, counsel, Representatives and advisors to, provide such reasonable cooperation with the arrangement (and consummation) of the Debt Financing as may be reasonably requested by Buyer, limited to using reasonable best efforts to: (a) furnish Buyer (x)

Required Information and (y) to the extent requested with specificity and in writing, such other pertinent and customary financial, as adjusted financial and other information derived from the books and records of the Company Entities as Buyer shall reasonably request of a type and form customarily included in marketing materials for a senior secured bank financing or an offering memorandum with respect to a private placement of high yield debt securities pursuant to Rule 144A under the Securities Act, as applicable, including such information, cooperation and management representation letters that would be necessary for independent accountants to provide “comfort” customary for high yield debt securities (including customary “negative assurance” comfort and, if available, change period comfort), customary legal opinions, “management discussion and analysis” or information of the type required for the preparation of “management discussion and analysis” and subject to exceptions customary for such financings and, if after the end of the Company’s fiscal year or quarter for any period but prior to the delivery of annual or quarterly financials for such period, as applicable, customary “flash” or “recent developments” financial information if and to the extent reasonably available (such information and cooperation shall include, by way of example, and subject to appropriate updating for subsequent reporting periods, financial and other information as is substantially equivalent to the financial and other information provided and prepared by the Company in connection with its offering of an additional $50 million of its 6-3/8% senior secured notes due 2026 pursuant to the confidential offering memorandum dated November 2, 2020); (b) participate in a reasonable number, and after reasonable prior notice, of meetings and presentations with actual or prospective lenders, drafting sessions, rating agency presentations and road shows and lender due diligence presentations (all of which may, at the Company’s election, be virtual) and otherwise cooperating with the marketing and due diligence efforts for any of the Debt Financing as reasonably requested by the Buyer; (c) assist as is reasonably necessary with the timely preparation of materials for rating agency presentations, lender presentations, offering documents, private placement memoranda, bank information memoranda, prospectuses and similar documents required in connection with the Debt Financing, and otherwise reasonably cooperating with the marketing efforts of Buyer and the Debt Financing Sources and other financing sources for any portion of the Debt Financing; (d) deliver to Buyer, at least three (3) Business Days prior to the Closing Date, all documentation and other information relating to the Company and its Affiliates required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act and the requirements of 31 C.F.R. § 1010.230, to the extent such documentation and other information is requested by Buyer in writing at least ten (10) Business Days prior to the Closing Date; (e) cooperate with the Debt Financing Sources’ reasonable due diligence investigation; (f) cooperate with the Debt Financing Sources’ evaluation of the assets and properties of the Company Entities for the purpose of establishing collateral arrangements and otherwise reasonably facilitating the pledging of collateral and execution and delivery of definitive pledge and security documents and other financing documents or other certificates or documents as may be reasonably requested by Buyer to consummate the Debt Financing provided that the foregoing documentation shall be subject to the occurrence of the Closing Date and become effective no earlier than the Closing Date; (g) obtain Payoff Letters, Lien terminations and instruments of discharge to be delivered at the Closing to allow for the payoff, discharge and termination in full on the Closing Date of the Indebtedness Payoff Amount and Liens (other than Permitted Liens); (h) facilitate and assist in the preparation, execution and delivery of one or more credit agreements, indentures, purchase agreements, guarantees, certificates (including a customary solvency certificate) and other definitive financing documents as may be reasonably requested by Buyer (including furnishing all reasonably-requested information relating to the Company Entities and their respective businesses to be included in any schedules thereto or in any perfection certificates), and, at the request of the Buyer, the foregoing documentation shall become effective prior to the Closing Date in connection with any Debt Financing the proceeds of which are issued in escrow subject to special mandatory redemption if the Closing shall not have occurred prior to the Termination Date (such Debt Financing, an “Escrow Debt Financing”); (i) providing customary authorization and representation letters to the Debt Financing Sources authorizing the distribution of information to prospective lenders or investors (including, solely as to the Company Entities, customary 10b-5 and material non-public information representations); provided, however, that all such materials have been previously identified to, and provided to, the Company; (j) taking all reasonable actions that are necessary or advisable to permit the consummation of such financing (including using reasonable best efforts to ensure the proceeds of the Debt Financing are structured in a tax-efficient manner); (k) using reasonable efforts to, upon the reasonable request of the Buyer, re-test the LCT Election and update the LCT Date as of December 31, 2020, and from and to the extent that such re-test occurs, the Company’s representation set forth in Section 3.04(f) and the representations and warranties of the Buyer set forth in Section 5.08 shall be deemed to be as of the new LCT Date and not as of September 30, 2020; provided, however, that no Company Entity shall be required to pay any commitment or other similar fee prior to the Closing (or incur prior to the Closing any other out-of-pocket expense or cost) in connection with the Debt Financing prior to the Closing for which it will not be reimbursed or indemnified by Buyer in the event that the Closing does not occur (including any such fee or expense paid or incurred (including any interest expense in respect of such Debt Financing) in connection with an Escrow Debt Financing) (for the avoidance of doubt, it being understood, however, that the Company shall bear all costs and expenses of the preparation of its own historical financial statements but excluding any work (including the SAS 100 review of its October 4, 2020 financial statements) that would not otherwise be reviewed absent such Debt Financing); provided, further, that (i) the effectiveness of any documentation executed by the Company Entities in connection with such Debt Financing shall be subject to the consummation of the Closing (other than (x) customary certificates or disclosures referred to in Section 6.17(d), (y) representation and authorization letters referred to in Section 6.17(h) and (z) as reasonably required in connection with any Escrow Debt Financing); (ii) nothing in this Agreement shall require such cooperation to the extent it would, in the Company’s reasonable judgment, (A) interfere unreasonably with the business or operations of the Company Entities, (B) cause any representation, warranty, covenant or other term in this Agreement to be breached or (C) cause any closing condition set forth in this Agreement to fail to be satisfied. Notwithstanding anything in this Agreement to the contrary, until the Closing occurs, neither the Company nor any of its Affiliates shall (1) be required to pay any commitment or other fee, (2) have any liability or obligation under any loan agreement or any related document or any other agreement or document or otherwise related to the Debt Financing or the cooperation contemplated hereby, (3) be required to approve the agreements, documents or instruments pursuant to which the Debt Financing is made pursuant to any corporate or similar action or (4) be required to incur any other liability in connection with the Debt Financing, except in the case of clauses (1), (2) or (3), at the request of the Buyer in connection with the Escrow Debt Financing, or (5) take any action that would be prohibited by any applicable Law or cause a material default of, or material breach under, or otherwise violate any material contract to which the Company or any of its Subsidiaries is a party. Buyer shall, at the Closing (or if the Closing does not occur, promptly), upon written request by the Company, reimburse the Company and its Affiliates for all properly incurred and documented out-of-pocket costs and expenses (including attorneys’, accountants and other advisor fees) to the extent such costs and expenses are incurred by the Company or any of its Affiliates or representatives in connection with such cooperation provided by the Company or its Affiliates or their respective officers, employees and other representatives pursuant to the terms of this Section 6.17 (for the avoidance of doubt, it being understood, however, that the Company shall bear all costs and expenses for the preparation of its own historical financial statements but excluding any work (including the SAS 100 review of its October 4, 2020 financial statements) that would not otherwise be reviewed absent such Debt Financing) or in connection with its obligations under this Section 6.17, and Buyer shall indemnify and hold harmless the Company and its Affiliates and their respective officers, employees and representatives from and against any and all liabilities, losses, damages, claims, costs or expenses suffered or incurred by any of them in connection with the arrangement of the Debt Financing and any information utilized in connection therewith (including any Escrow Debt Financing), except in the event such liabilities, losses, damages, claims, costs or expenses arose out of or result from the fraud or willful misconduct of the Company or any of its Representatives. The Company each hereby consents to the use of its and the other Company Entities’ logos in connection with the Debt Financing; provided that such logos are used solely in a manner that is not intended or reasonably likely to harm or disparage the Company or the reputation or goodwill of the Company and its Affiliates and their respective marks. Notwithstanding anything herein to the contrary, in no event will the Company’s cooperation (or failure to cooperate) to effectuate any Debt Financing (or a breach of this Section 6.17) be used as a failure to comply with or satisfy the condition in Section 2.02(b), unless, prior to the Closing, (i) the Company willfully breached its obligations under this Section 6.17 in any material respect by failing to take required actions reasonably within the Company’s control, (ii) Buyer provided written notice of such material breach to the Company within two (2) Business Days of Buyer first becoming aware of such breach (which such notice specified in reasonable detail the actions that the Company failed to take and the actions reasonably within the Company’s control that the Company needed to take to cure breach) and (iii) the Company failed to use reasonable best efforts to take such actions within three (3) Business Days of receipt of such written notice.

6.18    Letters of Credit. The Company has informed Buyer that it has had issued, for the benefit of the Company Entities, the letters of credit listed on Section 6.18 of the Company Disclosure Letter (the “Letters of Credit”). At or prior to the Closing, to the extent such Letters of Credit are not permitted to remain outstanding under the Credit Facility as of the Closing for any reason, the Buyer shall either (i) substitute replacement letters of credit for the Letters of Credit and arrange for return and cancellation of the Letters of Credit without any additional liability to the Company or any of its Subsidiaries or (ii) have issued back-to-back letters of credit or other credit support satisfactory to the issuer(s) of such Letters of Credit.

6.19    Intercompany Arrangements. All intercompany payables or receivables, and all Tax sharing agreements, in each case, between Seller, on the one hand, and any Company Entity, on the other hand, existing as of immediately prior to the Closing shall be terminated as of immediately prior to the Closing without any action required by any Person and without any further Liability with respect to any such terminated payables or receivables.

6.20    Use of Name. Seller covenants and agrees that promptly following the Closing it shall amend its Organizational Documents to omit or change the words “Specialty Building Products” or any name intended or likely to be confused with the name “Specialty Building Products.” Seller covenants and agrees that from and after the Closing it shall not commercially use or take advantage in any commercial manner the name “Specialty Building Products” or any name intended or likely to be confused with the name “Specialty Building Products.”

6.21    Release. Effective as of the Closing, Seller, on its own behalf and on behalf of its past, present or future directors, officers, managers, employees, Affiliates, members, partners, equityholders, successors and assigns, including any receiver, any assignee for the benefit of creditors or any trustee under the United States Bankruptcy Code or similar Law (each, a “Seller Releasing Party”), hereby absolutely, unconditionally and irrevocably releases and forever discharges each Company Entity and their respective past, present or future directors, officers, managers, employees, Affiliates (including Buyer), members, partners, equityholders, Representatives, successors and assigns (collectively, the “Company Released Parties”) from the following (collectively, the “Seller Released Claims”): all claims, actions, causes of action, suits, debts, Liabilities, obligations (including Contractual obligations), sums of money, accounts, covenants, Contracts, controversies, promises, damages, judgments, executions, claims and demands arising out of, relating to or in any way connected with any Company Entity, whether known or unknown, suspected or unsuspected, absolute or contingent, direct or indirect, or nominally or beneficially possessed or claimed by a Seller Releasing Party, whether the same be in administrative proceedings, in arbitration or admiralty, at law, in equity or mixed, which such Seller Releasing Party ever had, now has or hereafter can, shall or may have against any of the Company Released Parties arising out of or relating in any way to (a) any Seller Releasing Party’s relationship as a director, officer, manager, employee, Affiliate, member, partner or direct or indirect equityholder of any Company Entity at or prior to the Closing, and/or (b) the operation of the Company Entities at or prior to the Closing; provided, however, that Seller Released Claims shall not include any rights and claims arising under or out of this Agreement or any Ancillary Agreement or the transactions contemplated hereby or thereby.

6.22    Data Room. As soon as reasonably practicable after the Closing Date, Seller shall use commercially reasonable efforts deliver to Buyer five (5) USB flash drives containing all of the documents in the Data Room as of the Closing Date.

ARTICLE 7

TERMINATION

7.01    Termination. Notwithstanding anything to the contrary contained herein, this Agreement may be terminated and the transactions contemplated hereby abandoned at any time prior to the Closing:

(a)    by the mutual written consent of Buyer and Seller;

(b)     by Buyer, if (x) Seller has failed to consummate the Closing when required in accordance with this Agreement or (y) there has been a violation or breach by the Company or Seller of any covenant, representation or warranty contained in this Agreement which, if not cured, would prevent the satisfaction of any condition to the obligations of Buyer at the Closing set forth in Section 2.01 or Section 2.02 (and such violation or breach has not been waived by Buyer in writing) and such violation or breach is not capable of being cured or, if capable of being cured, shall not have been cured prior to the earlier of (i) thirty (30) days after written notice thereof to Seller from Buyer and (ii) the Termination Date; provided that the right to terminate this Agreement pursuant to this Section 7.01(b) shall not be available to Buyer at any time that Buyer has violated, or is in breach of, any covenant, representation or warranty hereunder, if such breach would, if not cured, prevent satisfaction of any of Seller’s conditions to Closing hereunder (and has not been waived by Seller in writing);

(c)     by Seller, if (x) Buyer has failed to consummate the Closing when required in accordance with this Agreement or (y) there has been a violation or breach by Buyer of any covenant, representation or warranty contained in this Agreement which would, if not cured, prevent the satisfaction of any condition to the obligations of Seller at the Closing set forth in Section 2.01 or Section 2.03 (and such violation or breach has not been waived by Seller in writing) and such violation or breach is not capable of being cured or, if capable of being cured, shall not have been cured prior to the earlier of (i) thirty (30) days after written notice thereof from Seller and (ii) the Termination Date; provided that the right to terminate this Agreement pursuant to this Section 7.01(c) shall not be available to Seller at any time that Seller or the Company has violated, or is in breach of, any covenant, representation or warranty hereunder if such breach would, if not cured, prevent satisfaction of any of Buyer’s conditions to Closing hereunder (and has not been waived by Buyer in writing);

(d)     by Buyer or Seller, if a Governmental Entity of competent jurisdiction shall have issued a nonappealable final Order, having the effect of permanently restraining, enjoining or otherwise prohibiting the transactions contemplated hereby; or

(e)     by Buyer or Seller, if the purchase and sale of the Purchased Units or any of the other transactions contemplated by this Agreement have not been consummated on or prior to the Termination Date; provided, that (x) Buyer shall not be entitled to terminate this Agreement pursuant to this Section 7.01(e) if Buyer’s breach of this Agreement has prevented the consummation of the transactions contemplated hereby prior to the Termination Date and (y) Seller shall not be entitled to terminate this Agreement pursuant to this Section 7.01(e) if Seller’s or the Company’s breach of this Agreement has prevented the consummation of the transactions contemplated hereby prior to the Termination Date.

7.02    Effect of Termination. In the event of any termination of this Agreement by Buyer or Seller as provided in Section 7.01, this Agreement shall forthwith become void and of no further force or effect, and there shall be no further liability or obligation on the part of any party hereto to any other party hereto with respect to this Agreement; provided, that (a) this Section 7.02 and Section 6.06, Section 6.07, Section 6.12 and Article 9 shall survive the termination of this Agreement and shall be enforceable by the parties hereto, and (b) notwithstanding anything to the contrary contained in this Agreement, no such termination shall (i) relieve Buyer from liability for fraud, relieve Seller or the Company from liability for Fraud or relieve any party hereto from liability for any willful and material breach of any covenant contained in this Agreement prior to termination (which Buyer acknowledges and agrees, in the case of the Company and Seller, shall not be limited to recovery of costs and expenses, and shall include the benefit of the bargain lost by the Company or Seller and its Non-Recourse Parties if the Closing was consummated (notwithstanding such termination) after the date required hereunder), or (ii) impair the right of any party hereto to compel specific performance by the other party or parties, as the case may be, of such party’s surviving obligations following termination of this Agreement. For purposes hereof, a “willful and material breach” shall mean a material breach of any representation, warranty, covenant or other agreement set forth in this Agreement that is a consequence of an act undertaken or failure to act by the breaching party with the actual knowledge of such breaching party that the taking of such act or failure to take such act would cause or constitute a material breach of this Agreement. For purposes hereof, a failure to consummate the Closing when required hereunder shall be deemed a willful and material breach of this Agreement.

ARTICLE 8

DEFINITIONS

8.01    Definitions. For the purposes of this Agreement, capitalized terms used herein and not otherwise defined herein have the meanings given to such terms as set forth below:

“Action” means any action (by any private right of action of any Person or by any Governmental Entity), suit, litigation, claim, grievance, charge, audit, investigation, inquiry, mediation or other proceeding (including any administrative, criminal, arbitration or mediation proceeding).

“Adjustment Amount” means the lesser of: (X) $25,000,000 and (Y) the Purchase Price as finally determined pursuant to Section 1.05 minus the Estimated Purchase Price.

“Adjustment Calculation Time” means 11:59 p.m. (Eastern Time) on the day immediately prior to the Closing Date.

“Adjustment Escrow Account” has the meaning set forth in Section 1.04(b).

“Adjustment Escrow Deposit Amount” means $25,000,000.

“Adjustment Escrow Funds” means the amounts held in the Adjustment Escrow Account, including any dividends, interest, distributions and other income received in respect thereof, less any losses on investments thereof and less distributions thereof in accordance with this Agreement and the Escrow Agreement.

“Affiliate” of any particular Person means any other Person controlling, controlled by or under common control or common investment management with such particular Person, where “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person, whether through the ownership of voting securities, Contract or otherwise.

“Affiliated Group” means any affiliated group as defined in Code Section 1504 that has filed a consolidated return for federal income tax purposes (or any similar group under state, provincial, local or non-U.S. Law).

“Aggregate Rollover Amount” means the sum of all Rollover Amounts.

“Agreed Accounting Principles” means the accounting principles, policies, treatments, categorizations, practices, methods, bases and estimates set forth on Exhibit F attached hereto.

“Agreement” has the meaning set forth in the Preamble.

“Ancillary Agreements” means the Escrow Agreement, the Rollover Agreements, the Restrictive Covenant Agreements and each other agreement, certificate, instrument or other document contemplated by this Agreement.

“Anti-Bribery and Anti-Corruption Laws” means all applicable U.S. and non-U.S. Laws relating to the prevention of corruption and bribery, including the U.S. Foreign Corrupt Practices Act of 1977, as amended, the U.S. Travel Act (18 U.S.C. § 1952), and the UK Bribery Act of 2010, and any other similar law, directive, or regulation (including those of the European Union or any of its member states).

“Antitrust Authorities” means the Antitrust Division of the United States Department of Justice, the United States Federal Trade Commission and the antitrust or competition law authorities of any other jurisdiction (whether United States, foreign or multinational).

“Antitrust Laws” means the Sherman Act of 1980, as amended, the Clayton Act of 1914, as amended, the HSR Act, the Federal Trade Commission Act of 1914, as amended, and all other federal, state or foreign laws or judgments, orders or decrees of any Governmental Entity that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening competition through merger or acquisition.

“Arbiter” has the meaning set forth in Section 1.05(d).

“Assets” has the meaning set forth in Section 3.08(a).

“Audited Financial Statements” has the meaning set forth in Section 3.04(a)(i).

“Base Purchase Price” means $1,100,000,000.

“Business Day” means any day of the year not a Saturday or a Sunday on which national banking institutions in New York, New York or Atlanta, Georgia are open to the public for conducting business and are not required or authorized to close.

“Buyer” has the meaning set forth in the Preamble.

“Buyer Arrangements” has the meaning set forth in Section 3.09(m).

“Buyer Fundamental Representations” means the representations and warranties contained in Section 5.01, Section 5.02(a), Section 5.04, Section 5.08 and Section 5.11.

“Buyer Parent” has the meaning set forth in the Recitals.

“Cash-on-Hand” means all unrestricted cash and cash equivalents, marketable securities and short-term investments, and outstanding uncleared deposits of the Company Entities (to the extent such deposits actually clear) less the aggregate amount of all outstanding checks, money orders or similar instruments of the Company Entities and any overdraft or charges, which amount may be a positive or negative number, in each case, to the extent such amounts are not included in the calculation of the Closing Net Working Capital, as finally determined. For purposes hereof, unrestricted cash shall exclude any (i) cash and cash equivalents collateralizing any obligation or liability, (ii) cash and cash equivalents held as security deposits, (iii) cash and cash equivalents in reserve or escrow accounts, (iv) cash and cash equivalents subject to a lockbox, dominion, control or similar Contract and (v) cash and cash equivalents otherwise subject to any legal or Contractual restriction on the ability to freely transfer or use such cash and cash equivalents for any lawful purpose.

“CBA” has the meaning set forth in Section 3.10(a)(ii).

“Closing” has the meaning set forth in Section 1.03.

“Closing Balance Sheet” has the meaning set forth in Section 1.05(b).

“Closing Cash-on-Hand” means the sum of (i) Cash-on-Hand of the Company Entities as of the Adjustment Calculation Time, minus (ii) any Cash-on-Hand of the Company Entities distributed to Seller (by way of dividend or otherwise) after the Adjustment Calculation Time (or used to pay Company Expenses). For the avoidance of doubt, the “Closing Cash-on-Hand” may be a positive or negative number.

“Closing Date” has the meaning set forth in Section 1.03.

“Closing Indebtedness” means the sum of (i) the aggregate Indebtedness of the Company Entities as of the Adjustment Calculation Time, plus (ii) the aggregate amount of any Indebtedness of the Company Entities that is repaid after the Adjustment Calculation Time and prior to the Closing.

“Closing Net Working Capital” means Net Working Capital as of the Adjustment Calculation Time.

“Closing Statement” has the meaning set forth in Section 1.05(b).

“COBRA” has the meaning set forth in Section 3.16(f).

“Code” means the Internal Revenue Code of 1986, as amended, and any reference to any particular Code section shall be interpreted to include any revision of or successor to that section regardless of how numbered or classified.

“Company” has the meaning set forth in the Preamble.

“Company and Seller Fundamental Representations” means the representations and warranties contained in Section 3.01(a), Section 3.02(a), Section 3.02(c) (but only the penultimate and last sentence thereof), Section 3.03(a), Section 3.13, Section 4.01, Section 4.02(a), Section 4.03 and Section 4.06.

“Company Closing Certificate” has the meaning set forth in Section 2.02(e)(ii).

“Company Disclosure Letter” means the Company Disclosure Letter delivered by the Company to Buyer on the date hereof.

“Company Entity” means each of the Company and its Subsidiaries.

“Company Expenses” means, without duplication, to the extent not paid prior to the Closing and to the extent not included in the calculation of Closing Net Working Capital: (i) all costs, fees and expenses incurred by the Company Entities in connection with this Agreement and the negotiation, documentation and consummation (or the preparation for the negotiation, documentation and consummation) of the transactions contemplated hereby (including fees and expenses of legal counsel, accountants, investment bankers and other Representatives), and (ii) all obligations of the Company Entities under or in connection with any so-called “single-trigger” severance arrangements, stay bonuses, retention bonuses, incentive bonuses, transaction bonuses and termination and change of control arrangements that will be triggered by or become payable solely due to consummation of the transactions contemplated by this Agreement (including the employer’s portion of any associated payroll Taxes and any amounts to offset any excise Taxes imposed under Law and any related income Taxes). Company Expenses shall include fifty percent (50%) of all Transfer Taxes and fifty percent (50%) of the fees and expenses of the Tail Policies.

“Company Intellectual Property Rights” has the meaning set forth in Section 3.11(b).

“Company Notes” means those certain 6 3⁄8% senior secured notes due 2026 co-issued by Specialty Building Products Holdings, LLC, a Delaware limited liability company, and SBP Finance Corp., a Delaware corporation.

“Company Released Parties” has the meaning set forth in Section 6.21.

“Company Systems” means the Software, computer firmware, computer hardware, servers, systems, networks, workstations, electronic data processing, information, record keeping, communications, telecommunications, networks, interfaces, platforms, peripherals, and computer systems, including any outsourced systems and processes and all other information technology equipment, and all associated documentation, in each case owned, used, or held for use in the operation of the businesses of any of the Company Entities.

“Company Transaction” means any (i) reorganization, liquidation, dissolution, recapitalization or purchase or sale of Equity Securities involving the Company Entities, (ii) merger or consolidation involving the Company Entities, (iii) direct or indirect sale of all or any material assets of any of the Company Entities (other than sales of inventory in the ordinary course of business and sales of assets that are obsolete or no longer useful to the business of the applicable Company Entity) or all or any Equity Securities (including any rights to acquire, or securities convertible into or exchangeable for, any such Equity Securities) of the Company Entities or (iv) similar transaction or business combination involving the Company Entities or their respective businesses or assets.

“Company Units” has the meaning set forth in the Recitals.

“Confidential Data” means all data which any Company Entity is required by Law, Contract or privacy policy to safeguard and/or keep confidential, including all such data transmitted to any Company Entity by customers of a Company Entity or Persons that interact with any Company Entity.

“Confidentiality Agreement” has the meaning set forth in Section 6.07.

“Contract” means any agreement, contract, obligation, lease, license, sublicense, mortgage, bond, note, guaranty, permission, promise or commitment, in each case, whether written or oral, that is legally binding (including any amendments and other modifications thereto).

“Continuing Employee” has the meaning set forth in Section 6.09.

“COVID-19” means the SARS-Cov2 or COVID-19 pandemic, including any future resurgence or evolutions or mutations thereof and/or any related or associated disease outbreaks, epidemics and/or pandemics.

“COVID-19 Measures” means any quarantine, “shelter in place”, “stay at home”, social distancing, shut down, closure, sequester, safety or any other Law, Order, directive, guidelines or recommendations promulgated by any Governmental Entity, including the Centers for Disease Control and Prevention and the World Health Organization, in each case, in connection with or in response to COVID-19, including the CARES Act and Families First Act.

“Credit Facility” means that certain ABL Credit Agreement, dated as of October 1, 2018, by and among Specialty Buildings Products Intermediate II, LLC, a Delaware limited liability company, Specialty Building Products Holdings, LLC, a Delaware limited liability company, U.S. Lumber Group, LLC, a Delaware limited liability company, each of the other Borrowers party thereto, each lender party thereto, and Bank of America, N.A., as the administrative agent, including each other document or agreement executed in connection therewith, in each case, as the same may have been and may be amended, modified, supplemented or waived from time to time.

“Data Room” shall mean the electronic data room hosted by Venue (a Donnelley Financial Solutions product) on behalf of Seller and the Company for purposes of facilitating the transactions contemplated hereby.

“Data Security Requirements” means all of the following to the extent applicable to any Company Entity: (i) the Company Entities’ own rules, policies, and procedures relating to the PCI DSS and/or the Data Treatment of Protected Data, including without limitation all website and mobile application privacy policies and internal information security procedures; (ii) all applicable Laws, rules and regulations regulating the Data Treatment of Protected Data; (iii) the PCI-DSS; and (iv) all Contracts between any Company Entity and any Person that is applicable to the PCI DSS and/or the Data Treatment of Protected Data.

“Data Treatment” means the creation, access, collection, use, processing, storage, sharing, distribution, transfer, disclosure, security, destruction or disposal of any information or data (whether in electronic or any other form or medium), including any Protected Data.

“Debt Financing” means senior indebtedness (including an amendment or amendment and restatement of the Credit Facility) incurred by Buyer or any of its Affiliates on the Closing Date (or any Escrow Debt Financing incurred by the Company Entities prior to the Closing Date) to finance a portion of the payments to be made pursuant to Section 1.04 so long as such indebtedness would not, if incurred, cause a breach of Section 5.08.

“Debt Financing Sources” means the agents, arrangers, financial institutions, lenders and other similar entities that are party to or have committed to provide or arrange or act as administrative agent or collateral agent with respect to the Debt Financing or other financings in connection with the transactions contemplated hereby, together with their Affiliates, and including the parties to any related commitment letters, joinder agreements, credit agreements or indentures (including the definitive agreements relating thereto and any other agreements relating to the Debt Financing), any underwriters, placement agents or initial purchasers in connection with the Debt Financing and their respective successors and assigns, and their current and former Representatives and agents and their respective Affiliates’ current and former Representatives and agents and their and their respective Affiliates’ successors and assigns.

“Designated Contacts” has the meaning set forth in Section 6.01.

“Electronic Delivery” has the meaning set forth in Section 9.20.

“Employee Benefit Plan” has the meaning set forth in Section 3.16(a).

“Environmental Laws” means all Laws concerning pollution or protection of the environment, worker health and safety (with respect to exposure to Hazardous Substances) or natural resources in effect on or prior to the Closing Date. For the avoidance of doubt, Environmental Laws shall not cover COVID- 19.

“Equity Securities” means with respect to any Person, all (i) units, capital stock, partnership interests, membership interests or other equity interests (including classes, groups or series thereof having such relative rights, powers or obligations as may from time to time be established by the issuer thereof or the governing body of its Affiliate, as the case may be, including rights, powers or duties different from, senior to or more favorable than existing classes, groups and series of units, stock and other equity interests and including any so-called “profits interests”) or securities or agreements providing for profit participation features, equity appreciation rights, phantom equity or similar rights to participate in profits, (ii) warrants, options or other rights to purchase or otherwise acquire, or Contracts or commitments that could require the issuance of, securities described in the foregoing clause of this definition, and (iii) obligations, evidences of indebtedness or other securities or interests convertible or exchangeable into securities described in the foregoing clauses of this definition.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” has the meaning set forth in Section 3.16(c).

“Escrow Agent” means Citibank, N.A.

“Escrow Agreement” has the meaning set forth in Section 1.04(b).

“Estimated Closing Balance Sheet” has the meaning set forth in Section 1.05(a).

“Estimated Closing Cash-on-Hand” has the meaning set forth in Section 1.05(a).

“Estimated Closing Indebtedness” has the meaning set forth in Section 1.05(a).

“Estimated Closing Net Working Capital” has the meaning set forth in Section 1.05(a).

“Estimated Closing Statement” has the meaning set forth in Section 1.05(a).

“Estimated Company Expenses” has the meaning set forth in Section 1.05(a).

“Escrow Debt Financing” has the meaning set forth in Section 6.17.

“Estimated Purchase Price” has the meaning set forth in Section 1.05(a).

“Ex-Im Laws” means all applicable U.S. and non-U.S. Laws relating to export, reexport, transfer, import and anti-boycott controls, including the International Traffic in Arms Regulations (22 C.F.R. 120 et seq.), the Export Administration Regulations (15 C.F.R. 730 et seq.), the customs and import Laws administered by U.S. Customs and Border Protection, and the EU Dual Use Regulation.

“Excess Amount” has the meaning set forth in Section 1.05(f).

“Financial Statements” has the meaning set forth in Section 3.04(a).

“Fixing Rate” means, in relation to a specified date, the closing rate as published by Bloomberg (pursuant to the Bloomberg Fix function (‘BFIX’ function)) on the date that is three (3) Business Days prior to the Closing Date.

“Fraud” means, with respect to any party hereto, an actual and intentional fraud in the making of any representation or warranty expressly set forth in Article 3 (in the case of the Company), any representation or warranty expressly set forth in Article 4 (in the case of Seller) or any representation or warranty expressly set forth in Article 5 (in the case of Buyer). For the avoidance of doubt, the definition of “Fraud” in this Agreement is limited to actual and intentional fraud and does not include, and no claim may be made by any Person in relation to this Agreement or the transactions contemplated hereby (i) against any Person other than an express party to this Agreement that committed Fraud, (ii) for constructive fraud or other claims based on constructive knowledge or (iii) for negligent misrepresentation, equitable fraud or any other fraud based claim or theory that is other than actual and intentional fraud.

“GAAP” means United States generally accepted accounting principles. “Government Official” has the meaning set forth in Section 3.18.

“Governmental Entity” means (i) any federal, state, provincial, local, municipal, non-U.S. or other government; (ii) any governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official, entity or self-regulatory organization and any court or other tribunal); (iii) any body exercising, or entitled to exercise, any administrative, executive, judicial, adjudicative, legislative, police, regulatory or taxing authority or power of any nature, including any (public or private) arbitrator or arbitral tribunal; or (iv) any agency, authority, board, bureau, arbitrator (public or private) commission, department, office or instrumentality of any nature whatsoever of any federal, state, provincial, local, municipal or non-U.S. government or other political subdivision or otherwise, or any officer or official thereof with requisite authority.

“Guarantor” has the meaning set forth in the Recitals.

“Hazardous Substance” means any material, substance, pollutant or waste regulated by Environmental Laws due to its toxic, hazardous, dangerous or deleterious properties or characteristics, including petroleum or petroleum products, radioactive materials, asbestos, toxic mold, noise, odor, per-and polyfluoroalkyl substances and polychlorinated biphenyls. For the avoidance of doubt, Hazardous Substance shall not include COVID-19.

“HIPAA” means the Health Insurance Portability and Accountability Act of 1996, the health information privacy and security provisions of the Health Information Technology for Economic and Clinical Health Act, and the regulations and other guidance issued thereunder, including the Privacy, Security, Breach Notification, and Enforcement Rules at 45 C.F.R. Parts 160 through 164.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“HSR Approval” has the meaning set forth in Section 2.01(a).

“Improvements” has the meaning set forth in Section 3.21(c).

“Indebtedness” means, with respect to any Person and without duplication, the aggregate principal, interest, premiums or other obligations or Liabilities, whether contingent or otherwise, owing by such

Person, consisting of (i) all obligations of such Person for borrowed money, (including, with respect to the Company Entities, pursuant to the Credit Facility and in respect of the Company Notes), (ii) obligations evidenced by bonds, debentures, notes or other similar instruments, (iii) all reimbursement obligations of such Person under or pursuant to letters of credit, bankers acceptances or other similar instruments or arrangements by which such Person assures a creditor against loss, to the extent any such letters of credit or similar instruments or arrangements have been drawn, (iv) all obligations of such Person (whether contingent or otherwise) under or pursuant to any conditional sales or other arrangements for the deferred purchase price of assets, equity, property or services, including the maximum amount of any “earnout” or “seller note”, the amount of any contingent purchase price obligation or any other deferred purchase price obligation in the form of a holdback or similar arrangement, including the Mid-State Owner Compensation Amount, pursuant to which a portion of purchase price is retained by a Company Entity, as obligor or otherwise (other than trade payables and other current Liabilities incurred in the ordinary course of business and to the extent included in the calculation of Closing Net Working Capital, as finally determined), (v) all obligations of such Person under or pursuant to leases classified as a capital lease or finance lease in its financial statements or are required to be capitalized in accordance with GAAP (excluding, for the avoidance of doubt, leases which are classified by the Company Entities, in accordance with GAAP, as operating leases), (vi) all obligations of such Person under any swap, hedging, derivative or similar transaction, including swap breakage or associated fees, (vii) unfunded benefit Liability related to any pre- Closing period with respect to any nonqualified deferred compensation plan, (viii) all obligations of such Person for any unpaid management or similar fees or any declared but unpaid dividend or distribution, (ix) to the extent not included in Net Working Capital, any unpaid severance obligations as of the Closing Date paid or payable due to a termination of employment of any current or former employee of the Company Entities prior to the Closing Date (including the employer portion of any related payroll and other employment Taxes), but excluding any such amounts if the termination was requested by or at the direction of Buyer, (x) all obligations of such Person for guarantees of another Person in respect of obligations of the type set forth in the foregoing clauses (excluding, with respect to a Company Entity, obligations of such Company Entity for guarantees of another Company Entity in respect of obligations, to the extent that the guaranteed obligations also constitute Indebtedness hereunder), (xi) the Pre-Closing Tax Amount and (xii) all obligations of such Person for accrued but unpaid interest, unpaid prepayment or redemption penalties, premiums or payments and unpaid fees and expenses that are payable in connection with retirement or prepayment of any of the foregoing obligations. Notwithstanding anything to the contrary contained in this Agreement, in no event shall Indebtedness include any deferred revenue, Company Expenses, operating lease obligations, undrawn letters of credit (classified as such in accordance with GAAP), intercompany transactions or any Liabilities in respect thereof.

“Indenture” means that certain Indenture, dated as of September 30, 2020, by and among Specialty Building Products Holdings, LLC, a Delaware limited liability company, and SBP Finance Corp., a Delaware corporation, collectively as the Co-Issuers, each of the Guarantors party thereto and Ankura Trust Company, LLC, as trustee and as collateral agent, as the same may have been and may be amended, modified, supplemented or waived from time to time.

“Intellectual Property Rights” means any and all intellectual property of any kind or description in any jurisdiction throughout the world, and all corresponding rights, including the following: (i) inventions (whether or not patentable or reduced to practice), all improvements thereto and all patents and industrial designs (including utility model rights, design rights and industrial property rights), patent and industrial design applications and patent disclosures, together with all provisionals, reissues, continuations, continuations-in-part, revisions, divisionals, extensions and reexaminations in connection therewith; (ii) trademarks, service marks, certification marks, designs, trade dress, logos, slogans, trade names, business names, corporate names, Internet domain names, social media accounts, and all other indicia of origin and business identifiers, all applications, registrations, extensions, and renewals in connection therewith and all goodwill associated with any of the foregoing; (iii) works of authorship (including rights in Software)

(whether or not copyrightable), copyrights, mask works, database rights, design rights, whether registered or unregistered, and all applications, registrations, and renewals and all moral rights associated in connection therewith; (iv) Trade Secrets; (v) other registrations, issuances and certificates and associated proprietary rights with respect to any of the foregoing; and (vi) any rights recognized under applicable Law that are equivalent or similar to any of the foregoing.

“Investment” as applied to any Person means (i) any direct or indirect purchase or other acquisition (whether by loan, contribution of capital, exchange or otherwise) by such Person of any notes, obligations, instruments, or other Equity Securities (including partnership interests and joint venture interests) of any other Person and (ii) any capital contribution by such Person to any other Person.

“Key Customers” has the meaning set forth in Section 3.20(a).

“Key Suppliers” has the meaning set forth in Section 3.20(b).

“Knowledge” means, when referring to the “Knowledge of the Company” or any similar phrase or qualification based on knowledge of the Company, the actual knowledge (after reasonable inquiry of such Person’s direct reports) of any of Jeffrey McLendon, Ronald Stroud, Carl McKenzie, Bryan Lovingood, Ashley Kay and Cynthia Seguin.

“Latest Balance Sheet” has the meaning set forth in Section 3.04(a).

“Latest Balance Sheet Date” has the meaning set forth in Section 3.04(a).

“Law” means any federal, state, provincial, local, municipal or non-U.S. statute, law, constitution, ordinance, regulation, rule, code, judicial or administrative order, or principle of common law enacted, promulgated, issued, enforced or entered by any Governmental Entity.

“Leased Real Property” means all leasehold or subleasehold estates and other rights to use or occupy any land, buildings, structures, improvements, fixtures or other interest in real property held by the Company Entities.

“Leases” means all leases, subleases, licenses, concessions and other Contracts pursuant to which the Company Entities hold any Leased Real Property.

“Letters of Credit” has the meaning set forth in Section 6.18.

“Liability” means any obligation or liability of any nature of any Person (whether known or unknown, whether asserted or unasserted, whether determined, determinable or otherwise, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, whether incurred or consequential and whether due or to become due), including any obligation or liability for Taxes, and whether or not required under GAAP to be accrued on the financial statements of such Person.

“Lien” means any mortgage, pledge, security interest, license, lien, charge, option, right of first refusal or offer, preemptive right, right of way, easement, encumbrance or similar restriction.

“Limited Guaranty” has the meaning set forth in the Recitals.

“Material Adverse Effect” means any event, change, occurrence or effect that, individually or in the aggregate with any other event, change, occurrence or effect, (x) has had, or would reasonably be expected to have, a material adverse effect on the financial condition, business, operations or results of operations of the Company Entities, taken as a whole or (y) materially impairs the ability of Seller or the

Company to enter into this Agreement or consummate the transactions contemplated hereby; provided, however, that, a “Material Adverse Effect” shall not include, either alone or in combination, any event, change, occurrence or effect arising or resulting from one or more of the following: (i) changes in general conditions in the industries or markets in which the Company Entities operate, changes in the U.S. economy or financial markets or any non-U.S. economy or financial markets where any of the Company Entities operate; (ii) the taking of any action by Buyer or any of its Affiliates in violation of this Agreement; (iii) earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, fires or other natural disasters, weather conditions, epidemics or pandemics or disease outbreak (including COVID-19 or any COVID-19 Measures) or any Law or Order issued by a Governmental Entity, the Centers for Disease Control and Prevention or the World Health Organization providing for business closures, “sheltering-in-place,” curfews or other restrictions that relate to, or arise out of, any epidemic, pandemic, or disease outbreak (including COVID-19) or material worsening of such conditions threatened or existing as of the date of this Agreement and any force majeure events in the United States or any other any location where any of the Company Entities has material operations or sales; (iv) any national or international political or social conditions (or changes in such conditions), whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack; (v) any change after the date hereof in GAAP or Law; (vi) actions taken or omitted at the prior written request of or with the prior written consent of Buyer hereinafter given pursuant to the terms of this Agreement; (vii) any action expressly required by this Agreement; (viii) the announcement of the purchase and sale of the Purchased Units or any of the other transactions contemplated by this Agreement in accordance with the terms hereof; or (ix) any failure by the Company to meet any projections, forecasts or revenue or earnings projections; provided that the underlying cause of the Company’s failure to meet such projections, forecasts or revenue or earnings projections may be taken into account to the extent not otherwise excluded hereunder; provided, further, that in the case of the foregoing clauses (i), (iii), (iv) and (v), such matters may be taken into account to the extent (but only to the extent) that any such matters disproportionately impact the Company Entities, taken as a whole, relative to other similarly situated businesses operating in the industries and markets in which the Company Entities operate.

“Material Contracts” has the meaning set forth in Section 3.10(b).

“Mid-State Adjustment Amount” means the amount payable to U.S. Lumber Group, LLC or the Sellers (as defined in the Mid-State Asset Purchase Agreement), as applicable, contemplated by Section 2.04(a) of the Mid-State Asset Purchase Agreement (as finally determined pursuant to Section 2.03 of the Mid-State Asset Purchase Agreement). For purposes of this Agreement, if the foregoing payment is payable (x) to U. S. Lumber Group, LLC, then the Mid-State Adjustment Amount shall be a positive number, and (y) to the Sellers (as defined in the Mid-State Asset Purchase Agreement), then the Mid-State Adjustment Amount shall be a negative number. For the avoidance of doubt, if any amount is paid prior to the Closing Date to U.S. Lumber Group, LLC or the Sellers (as defined in the Mid-State Asset Purchase Agreement), as applicable, contemplated by Section 2.04(a) of the Mid-State Asset Purchase Agreement (as finally determined pursuant to Section 2.03 of the Mid-State Asset Purchase Agreement), the Mid-State Adjustment Amount shall be $0.

“Mid-State Asset Purchase Agreement” means that certain Asset Purchase Agreement, dated as of December 4, 2020, by and among US Lumber Group, LLC, a Delaware limited liability company, Mid- State Lumber Holding Corp., a New Jersey corporation, Mid-State Lumber Corp., a New Jersey corporation, Mid-State Lumber Corp. of New York, a New York corporation, Mid-State Lumber Corp. of Pennsylvania, a Pennsylvania corporation, and the Shareholders party thereto.

“Mid-State Assumed Liabilities” has the meaning given to the term “Assumed Liabilities” in the Mid-State Asset Purchase Agreement.

“Mid-State Business” has the meaning given to the term “Business” in the Mid-State Asset Purchase Agreement.

“Mid-State Owner Compensation Amount” means an amount equal to the aggregate amounts payable to David Bernstein, Gary Bernstein and Kenneth Bernstein for the term of and pursuant to their respective employments agreements entered into in connection with the transactions contemplated by the Mid-State Asset Purchase Agreement which, as of the date hereof, is approximately $893,000.

“Mid-State Purchased Assets” has the meaning given to the term “Purchased Assets” in the Mid- State Asset Purchase Agreement.

“Net Working Capital” means the consolidated current assets of the Company Entities as of the Adjustment Calculation Time in the asset categories set forth on Exhibit G attached hereto minus the consolidated current liabilities of the Company Entities as of the Adjustment Calculation Time in the liability categories set forth on Exhibit G attached hereto, in each case, as determined in accordance with the Agreed Accounting Principles. Notwithstanding anything to the contrary contained in this Agreement, the Closing Net Working Capital shall exclude Cash-on-Hand, restricted cash and cash equivalents, intercompany payables or receivables between Seller, on the one hand, and any Company Entity, on the other hand, any income Tax assets and income Tax liabilities, and deferred Tax assets and deferred liabilities Tax liabilities, Company Indebtedness, Company Expenses and any accrual in respect of any Mid-State Adjustment Amount. An illustrative calculation of Net Working Capital as of the date of the Latest Balance Sheet is set forth on Exhibit G attached hereto.

“New Plans” has the meaning set forth in Section 6.09.

“Non-Recourse Party” means, with respect to a party, any of such party’s former, current and future equityholders, controlling Persons, directors, officers, employees, advisors, agents, attorneys, representatives, Affiliates, members, managers, general or limited partners, or assignees (or any former, current or future equityholder, controlling Person, director, officer, employee, advisor, agent, attorney, representative, Affiliate, member, manager, general or limited partner, or assignee of any of the foregoing).

“Non-U.S. Plan” has the meaning set forth in Section 3.16(g).

“Note Purchase Agreement” means the Purchase Agreement by and among Specialty Building Products Holdings, LLC, a Delaware limited liability company, and SBP Finance Corp., a Delaware corporation, the guarantors named therein and BofA Securities, Inc., acting on behalf of itself and as representative of the several other initial purchasers named in Schedule A thereto.

“Notice of Disagreement” has the meaning set forth in Section 1.05(c).

“OFAC” means the Office of Foreign Assets Control of the U.S. Department of the Treasury.

“Off-the-Shelf License” means any license for, commercially available “off-the-shelf” software that is used by any of the Company Entities.

“Order” means any order, judgment, injunction, decree, ruling, decision, determination, verdict, sentence, subpoena, assessment, writ or award issued, made, entered, rendered or otherwise put into effect by or under the authority of any Governmental Entity.

“ordinary course of business” means the ordinary and usual course of the Company Entities’ business, consistent with past practice (including as applicable, with respect to quantity and frequency), including recent past practice in light of COVID-19 and COVID-19 Measures; provided, however, that in no event shall any violation of any applicable Law, Order, Permit or any Contract be deemed to be “ordinary course of business”.

“Organizational Documents” means, with respect to any Person that is an entity, such Person’s organizational documents, including the certificate of organization, formation, incorporation or partnership, bylaws, operating agreement, equityholders’ agreement or partnership agreement, joint venture and trust agreements, and any similar governing documents of any such Person (in each case, as amended or restated).

“Owned Intellectual Property Rights” means all Intellectual Property Rights owned or purported to be owned by the Company Entities.

“Owned Real Property” means all land, together with all buildings, structures, improvements and fixtures located thereon, and all easements and other rights and interests appurtenant thereto, owned by the Company Entities.

“Permit” means all licenses, memberships, registrations, determinations, certifications, clearances, accreditations, permits, bonds, franchises, approvals, authorizations, consents or orders of, notifications to or filings with any Governmental Entity.

“Permitted Liens” means (i) statutory Liens for current Taxes or other governmental charges not yet due and payable or the amount or validity of which is being contested in good faith by appropriate proceedings by any Company Entity and, in either case, for which appropriate reserves have been established in accordance with GAAP (to the extent such reserves are required by GAAP); (ii) mechanics’, carriers’, workers’, repairers’ and similar statutory Liens arising or incurred in the ordinary course of business for amounts which are not due and payable or the amount or validity of which is being contested in good faith by appropriate proceedings by any Company Entity and, in either case, for which appropriate reserves have been established in accordance with GAAP (to the extent such reserves are required by GAAP) and which shall be paid in full and released at Closing; (iii) zoning, entitlement, building and other land use regulations imposed by governmental agencies having jurisdiction over the Real Property that are not violated by the current use or occupancy of such Real Property or the operation of the business thereon; (iv) covenants, conditions, restrictions, easements and other similar matters of record affecting title to the Real Property that do not or would not materially impair the occupancy or use of such Real Property in the operation of the Company Entities’ business conducted thereon; (v) Liens under the Credit Facility or the Indenture; (vi) non-exclusive licenses of Intellectual Property Rights entered into in the ordinary course of business; and (vii) those items set forth on Section 8.01(b) of the Company Disclosure Letter.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint shares company, a trust, a joint venture, an unincorporated organization and a Governmental Entity or any department, agency or political subdivision thereof.

“Personal Data” means the following, to the extent governed by applicable Data Security Requirements: protected health information as defined by HIPAA, a natural person’s name, street address, telephone number, e-mail address, photograph, social security number or tax identification number, driver’s license number, passport number, credit card number, bank information or biometric identifiers or any other piece of information that identifies, is reasonably capable of being associated with, or could reasonably be linked, directly or indirectly, with a particular individual or household.

“Portability Condition” means the Consolidated Total Debt Ratio (as defined in and calculated in accordance with the Indenture) as of October 4, 2020 is less than 6.00 to 1.00 after giving pro forma effect to the purchase and sale of the Purchased Units pursuant to this Agreement (but, for the avoidance of doubt, without giving effect to any Indebtedness incurred by or on behalf of Buyer in connection with Closing).

“Post-Closing Tax Period” means any taxable period beginning after the Closing Date and, with respect to any Straddle Period, the portion of such Straddle Period beginning after the Closing Date.

“PPACA” has the meaning set forth in Section 3.16(f).

“Pre-Closing Tax Amount” means an amount (which may not be less than zero) equal to (a) the liability for unpaid income Taxes of the Company Entities as of the Closing Date, in each case, computed solely for taxable periods for which a final income Tax Returns are not yet due as of the Closing Date (taking into account any applicable extensions) and calculated on a jurisdiction by jurisdiction basis with zero dollars ($0) being the lowest for any jurisdiction, and including any adjustment pursuant to Section 481 of the Code (or similar provision of state, provincial, local or non-U.S. Law) as a result of any change in method of accounting (x) disclosed on Schedule 3.09(j), or (y) made by the Company Entities prior to the Closing, in each case, that would not otherwise be included in taxable income on or prior to the Closing Date plus (b) all payroll or other employment Taxes deferred by any Company Entity under any COVID- 19 Measures; provided that, for purposes of calculating such liability, (i) such liability for income Taxes shall be calculated in accordance with the past practice (including reporting positions, elections and accounting methods) of the Company Entities in preparing Tax Returns for income Taxes (unless otherwise required by applicable Law) and shall be calculated solely with respect to the jurisdictions in which the Company Entities are currently filing Tax Returns with respect to income Taxes, (ii) all deductions of the Company Entities attributable to the transactions contemplated hereby (including, without limitation, any Transaction Tax Deductions) shall be taken into account to the extent more likely than not deductible (or at a higher level of confidence) in the Pre-Closing Tax Period and applying the seventy percent safe harbor election under Revenue Procedure 2011-29 to any “success based fees,”, (iii) any financing or refinancing arrangements entered into at any time by or at the direction of Buyer or any of its Affiliates in connection with the transactions contemplated hereby shall not be taken into account, (iv) any income Taxes attributable to transactions outside the ordinary course of business on the Closing Date after the Closing that are not contemplated by this Agreement and were not directed by Seller shall be excluded, (v) any liabilities for accruals or reserves established or required to be established under GAAP methodologies that require the accrual for contingent income Taxes or with respect to uncertain Tax positions, (vi) deferred tax liabilities established for GAAP purposes shall be excluded, and (vii) any Taxes imposed under Sections 951 and 951A of the Code shall be determined as if the tax year of the applicable Company Entity that is a “controlled foreign corporation” within the meaning of Section 957 of the Code ended on the Closing Date. For the avoidance of doubt, in no event shall the Pre-Closing Tax Amount be less than zero ($0).

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and, with respect to any Straddle Period, the portion of such Straddle Period through the end of the Closing Date.

“Privileged Communications” has the meaning set forth in Section 9.19.

“Protected Data” means Personal Data and Confidential Data.

“Publicly Available Software” means (i) any Software that is distributed as free software or open source software (for example, Software distributed under the GNU General Public License, the GNU Lesser General Public License, the Affero General Public License, or the Apache Software License), or pursuant to open source, copyleft or similar licensing and distribution models and (ii) any Software that requires as a condition of use, modification and/or distribution of such software that such Software or other Software incorporated into, derived from or distributed with such Software (A) be disclosed or distributed in source code form, (B) be licensed for the purpose of making derivative works or (C) be redistributable at no or minimal charge.

“Purchase Price” has the meaning set forth in Section 1.02.

“Purchased Units” has the meaning set forth in the Recitals.

“Real Property” means the Leased Real Property and the Owned Real Property.

“Registered Intellectual Property” has the meaning set forth in Section 3.11(a).

“Remaining Adjustment Escrow Funds” has the meaning set forth in Section 1.05(f).

“Representative” means, with respect to any Person, any director, officer, manager, member, partner (whether limited or general), principal, attorney, employee, agent, advisor, consultant, accountant or any other Person acting in a representative capacity for such Person or, in the case of Buyer, any existing or potential source of financing.

“Required Information” means (i) the audited consolidated balance sheet of SBP Holdings and its Subsidiaries as of December 29, 2019 and December 30, 2018, and the related audited consolidated statements of operations, comprehensive loss, changes in members’ equity and cash flows for each of the fiscal years then ended December 29, 2019, together with all related notes thereto, accompanied by the report of independent auditors thereon, and (ii) the unaudited consolidated balance sheet of SBP Holdings as of September 30, 2020 and September 30, 2019, and the related unaudited consolidated statements of operations, comprehensive loss, changes in members’ equity and cash flows for each of the nine-month periods then ended, in each case under this clause (ii) reviewed by SBP Holdings’ independent auditors as provided in the procedures specified by AICPA AU-C Section 930.

“Restrictive Covenant Agreements” has the meaning set forth in the Recitals.

“Restricted Institutional Seller Schedule” is attached hereto as Section 8.01(c) of the Company Disclosure Letter.

“Restricted Management Seller Schedule” is attached hereto as Section 8.01(d) of the Company Disclosure Letter.

“Rollover Agreements” has the meaning set forth in Section 1.07.

“Rollover Amount” means, with respect to each Rollover Participant, the “Rollover Amount” set forth in the Rollover Agreement with such Rollover Participant; provided that, such Rollover Amount shall not exceed for such Rollover Participant the portion of the Estimated Purchase Price that such Rollover Participant would receive at Closing if such Rollover Participant were not party to a Rollover Agreement and all such Rollover Participant’s Rollover Units were Purchased Units for purposes hereunder.

“Rollover Participants” has the meaning set forth in Section 1.07.

“Rollover Participants Post-Closing Payments” means all contractual payments to the Rollover Participants (in their capacity as such) pursuant to Section 1.05(e) and Section 1.05(f).

“Rollover Portion” means the percentage obtained by dividing (i) the aggregate number of Rollover Units, by (ii) the sum of the aggregate number of Rollover Units and the aggregate number of Purchased Units.

“Rollover Pro Rata Share” means, with respect to any Rollover Participant, the percentage obtained by dividing (i) the aggregate number of Rollover Units held by such Rollover Participant, by (ii) the aggregate number of Rollover Units held by all Rollover Participants.

“Rollover Reorganization” has the meaning set forth in the Recitals.

“Rollover Transaction” has the meaning set forth in Section 1.07.

“Rollover Units” means a number of Company Units having an aggregate value (calculated based on the Estimated Purchase Price computed without reduction for the Aggregate Rollover Amount) equal to the Aggregate Rollover Amount.

“RWI Policy” has the meaning set forth in Section 6.16.

“Sanctioned Country” means any country or region that is or, since December 31, 2016, has been, the subject or target of a comprehensive embargo under Sanctions Laws (including, without limitation, Cuba, Iran, North Korea, Sudan, Syria and the Crimea region of Ukraine).

“Sanctioned Person” means any Person that is the subject or target of sanctions or restrictions under Sanctions Laws, including: (i) any individual or entity listed on any applicable U.S. or non-U.S. sanctions or export-related restricted party list, including, but not limited to Department of Treasury Office of Foreign Asset Control’s (“OFAC”) Specially Designated Nationals and Blocked Persons List; (ii) any entity that is, in the aggregate, 50% or greater owned, directly or indirectly, or otherwise controlled by a Person or Persons described in clause (i); (iii) any Person acting on behalf of or at the direction of any Person described in clauses (i) or (ii); or (iv) any Person that is organized, resident, or located in a Sanctioned Country.

“Sanctions Laws” means all applicable U.S. and non-U.S. Laws, regulations, embargoes or restrictive measures relating to (i)(A) economic or trade sanctions, including the Laws administered or enforced by the United States (including by OFAC, the U.S. Department of State and the U.S. Department of Commerce), Canada, the United Kingdom, the United Nations Security Council, the European Union, any EU Member State or any other relevant Governmental Entity; or (B) any other Governmental Entity having jurisdiction; and (ii) export, import, deemed export, transfer, and retransfer controls, including the U.S. Export Administration Regulations, the Export Controls Reform Act of 2018, the Arms Export Control Act and the corresponding International Traffic in Arms Regulations, the anti-boycott provisions of the Export Administration Regulations, the EU Dual-Use Regulation (428-2009) and the UK’s Export Control Order 2008.

“SBP Holdings” means Specialty Building Products Holdings, LLC, a Delaware limited liability company.

“Securities Act” means the Securities Act of 1933, as amended.

“Security Breach” means any (i) security breach or breach of Protected Data under applicable Data Security Requirements, including any unauthorized access, acquisition, use, disclosure, modification, deletion, or destruction of information (including Protected Data); or (ii) unauthorized interference with system operations or security safeguards of Company Systems, including any phishing incident or ransomware attack.

“Self-Help Code” means any back door, time bomb, drop dead device, or other Software routine designed to disable a computer program automatically with the passage of time or under the positive control of a Person other than the user of the program.

“Seller” has the meaning set forth in the Preamble.

“Seller Group” has the meaning set forth in Section 9.19.

“Seller Released Claims” has the meaning set forth in Section 6.21.

“Seller Releasing Party” has the meaning set forth in Section 6.21.

“Software” means all computer software and databases, including source code and object code, development tools, comments, user interfaces, menus, buttons and icons, and all files, data, scripts, application programming interfaces, manuals, design notes, programmers’ notes, architecture, algorithms and other items and documentation related thereto or associated therewith, and any derivative works, foreign language versions, fixes, upgrades, updates, enhancements, new versions, previous versions, new releases and previous releases thereof; and all media and other tangible property necessary for the delivery or transfer thereof.

“Straddle Period” means any taxable period that includes (but does not end on) the Closing Date.

“Subsidiary” means, with respect to any Person, any corporation, partnership, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares of capital stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a partnership, association or other business entity, a majority of the partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a partnership, association or other business entity if such Person or Persons shall be allocated a majority of partnership, association or other business entity gains or losses or shall be or control the managing director or general partner of such partnership, association or other business entity.

“Tail Policies” has the meaning set forth in Section 6.10(b).

“Targeted Net Working Capital” means $337,666,992.

“Tax” means any federal, state, provincial, county, local, non-U.S. or other income, gross receipts, ad valorem, franchise, profits, sales or use, transfer, registration, excise, utility, environmental, communications, real or personal property, capital unit, escheat, unclaimed or abandoned property, license, payroll, wage or other withholding, employment, social security (or similar), severance, stamp, occupation, premium, windfall profits, customs duties, unemployment, disability, value added, alternative or add on minimum, estimated or other tax of any kind whatsoever (including deficiencies, penalties, additions to tax and interest attributable thereto), whether disputed or not.

“Tax Act” means the Income Tax Act, R.S.C. 1985 (5th Supp.) c.1, and the regulations promulgated thereunder, as amended from time to time.

“Tax Benefit” means any reduction in cash income Taxes payable for any taxable period (or portion thereof) beginning after the Closing Date, to the extent resulting from (i) any Transaction Tax Deduction, and (ii) any net operating loss, or Code Section 163(j) carryforwards of the Company Entities, to the extent arising from the Transaction Tax Deductions (determined on a “with or without” basis with respect to the Tax Transaction Deductions).

“Tax Returns” means any return, declaration, election, disclosure, report, claim for refund, statement or information report or filing with respect to Taxes, including any schedules attached thereto and including any amendment thereof.

“Termination Date” means the date that is the first Business Day following the expiration of one hundred twenty (120) days from the date of this Agreement.

“Trade Control Laws” has the meaning set forth in Section 3.19(a).

“Trade Secrets” means trade secrets and other proprietary and confidential information, including inventions (whether or not patentable), invention disclosures, ideas, developments, improvements, drawings source code, know how, methods, processes, techniques, data, formulae, algorithms, research, records, reports, industrial models, architectures, layouts, designs, drawings, plans, product specifications, technical data, research and development, compilations, compositions, manufacturing and production processes, devices, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals.

“Transaction Tax Deduction” means any income Tax deduction permitted under applicable Tax Law at least a “more likely than not” standard with respect to (i) the fees, expense and interest (including amounts treated as interest for Tax purposes and any breakage fees or accelerated deferred financing fees) incurred by the Company Entities with respect to the payment of Indebtedness (or that were included in Closing Net Working Capital), (ii) without duplication of clause (i), any deferred financing fees, costs, expenses or interest (including any original issue discount) paid by the Company Entities at or prior to the Closing with respect to the Company Notes or the Credit Facility (regardless of whether any such items are deductible in a Pre-Closing Tax Period or Post-Closing Tax Period), and (iii) the amount of the Company Expenses including, for this purpose, amounts that would be Company Expenses but that were paid prior to the Closing.

“Transfer Taxes” has the meaning set forth in Section 6.12(a).

“Treasury Regulations” means the United States Treasury Regulations promulgated under the Code, and any reference to any particular Treasury Regulation section shall be interpreted to include any final or temporary revision of or successor to that section regardless of how numbered or classified.

“Unauthorized Code” means any virus, Trojan horse, worm, or other software routines or hardware components designed to permit unauthorized access, to disable, erase, or otherwise harm Software, hardware or data.

“Union” means any labor union, trade union, council of trade unions, employee bargaining agency, affiliated bargaining agent, works council or other employee representative body.

“Waived 280G Benefits” has the meaning set forth in Section 6.14.

“WARN Act” has the meaning set forth in Section 3.07(l).

8.02    Usage.

(a)    Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

(b)     Words denoting any gender shall include all genders (including the neutral gender). Where a word is defined herein, references to the singular shall include references to the plural and vice versa.

(c)     A reference to any party to this Agreement or any other agreement or document shall include such party’s successors and permitted assigns.

(d)     All references to “$” and dollars shall be deemed to refer to United States currency unless otherwise specifically provided.

(e)     Unless otherwise stated, all payments contemplated by this Agreement and the Ancillary Agreements shall be made in United States currency. With respect to any component of the Purchase Price, the applicable U.S. Dollar amount shall be converted from the applicable foreign currency equivalent determined on the basis of the Fixing Rate.

(f)     All references to a day or days shall be deemed to refer to a calendar day or calendar days, as applicable, unless otherwise specifically provided.

(g)    The phrase “to the extent” means “the degree by which” and not “if”.

(h)    All references to an Article, Section or Exhibit shall be deemed to refer to such Article, Section or Exhibit of this Agreement, unless otherwise specified.

(i)    The terms “hereof,” “herein,” “hereunder” and derivative words refer to this entire Agreement, unless the context otherwise requires.

(j)    The words “either,” “or,” “neither,” “nor” and “any” are not exclusive.

(k)     The phrase “made available to”, “provided to” or “delivered to” and phrases of similar import means, with respect to any information, document or other material of Buyer or the Company Entities, that a complete and un-redacted copy of such information, document or material was made available for review (and Buyer had the unrestricted ability to view such information, document or material) in the Data Room at least twenty-four (24) hours prior to, and through, the execution of this Agreement.

(l)     The fact that any representation or warranty contained in this Agreement may be more specific than any other such representation or warranty shall not be construed so as to limit or restrict the scope, applicability or meaning of any such other representation or warranty.

(m)     Unless otherwise set forth in this Agreement, references or citations in this Agreement to Laws shall mean such Laws and all regulations or formal guidance issued thereunder, as amended, modified, supplemented or succeeded from time to time and in effect on the date hereof.

ARTICLE 9

MISCELLANEOUS

9.01    No Survival; Certain Waivers.

(a)    None of the representations and warranties of any party hereto contained in this Agreement or any of the other documents contemplated hereby (including any certificate delivered in connection herewith) shall survive the Closing (with the parties hereto agreeing to contractually shorten the applicable statutes of limitation by such non-survival).

(b)     None of the covenants of any party hereto required to be performed by such party before the Closing shall survive the Closing. Unless otherwise indicated, the covenants and agreements set forth in this Agreement which by their terms call for performance at or after the Closing shall survive the Closing until they have been performed or satisfied.

(c)     Buyer acknowledges and agrees that, except for claims for Fraud, from and after (i) the date hereof until the Closing, Buyer’s and its Non-Recourse Parties’ sole and exclusive remedy against the Company Entities, Seller and each of their respective Non-Recourse Parties, whether in any individual, corporate or any other capacity, with respect to any and all claims relating (directly or indirectly) to the subject matter of this Agreement or the transactions contemplated hereby, regardless of the legal theory under which such liability or obligation may be sought to be imposed, whether sounding in contract or tort, or whether at law or in equity, or otherwise, shall be solely against parties to this Agreement pursuant to the provisions of Section 7.01 or Section 9.17 in accordance with the terms hereof, and (ii) the Closing, Buyer’s and its Non-Recourse Parties’ sole and exclusive remedy, whether in any individual, corporate or any other capacity, with respect to any and all claims relating (directly or indirectly) to the subject matter of this Agreement or the transactions contemplated hereby or otherwise with respect to ownership or operation of the Company Entities at or prior to the Closing, regardless of the legal theory under which such liability or obligation may be sought to be imposed (whether sounding in contract or tort, or whether at law or in equity, on public policy grounds, under any Law (including under securities Laws), for conspiracy, aiding or abetting or other similar claim (including with respect to a claim permitted against a party to this Agreement) or otherwise), shall be solely and exclusively against a party to this Agreement for breach of any agreement or covenant of such party herein surviving, and requiring performance at or after the Closing to the extent provided in Section 9.01(b) or the provisions of the Escrow Agreement. In furtherance of the foregoing, Buyer hereby waives, releases and covenants not to sue on its own behalf and on behalf of its Non-Recourse Parties, to the fullest extent permitted under applicable Law, Seller and its Non-Recourse Parties, whether in any individual, corporate or any other capacity, from and against any and all other rights, claims and causes of action Buyer and its Non-Recourse Parties may have against Seller or its Non-Recourse Parties relating (directly or indirectly) to the subject matter of this Agreement or the transactions contemplated hereby (including relating to any exhibit, Company Disclosure Letter or document delivered hereunder or any failure to obtain any consent or authorization from any Person in connection with the transactions contemplated hereby) or the ownership or operation of the Company Entities prior to the Closing, including whether arising under or based upon any Law (including the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, or any other Environmental Laws) or otherwise, and including (A) any rights to rescission of the transactions contemplated hereby and (B) any rights of contribution, indemnification, reimbursement or other similar rights, other than (1) claims against Seller for breach of any agreement or covenant herein surviving, and requiring performance by Seller at or after, the Closing to the extent provided in Section 9.01(a) or the provisions of the Escrow Agreement and (2) claims for Fraud. The parties hereto agree that the limits imposed on Buyer’s and its Non-Recourse Parties’ remedies with respect to this Agreement and the transactions contemplated hereby (including this Section 9.01(c)) were specifically bargained for between sophisticated parties and were specifically taken into account in the determination of the amounts to be paid to Seller hereunder. For purposes of this Section 9.01(c) as it relates to the pre-Closing operation of the Company Entities, Seller’s Non-Recourse Parties shall exclude officers and employees of the Company Entities. Buyer agrees on behalf of itself and each of its Non-Recourse Parties not to avoid or attempt to avoid the limitations on liability set forth in this Agreement by (i)

seeking damages for breach of contract, tort or pursuant to any other theory of liability or asserting any claim against any of Seller’s or the Company Entities’ Non-Recourse Parties for conspiracy, aiding or abetting or other theory of liability with respect to a claim that may be asserted against a party to this Agreement, all of which are hereby irrevocably waived or (ii) asserting or threatening any claim against any Person that is not a party hereto (or a successor to a party hereto) for breaches of the representations, warranties, covenants or agreements contained in this Agreement. Notwithstanding anything to the contrary herein, this Section 9.01(c), and the limitations set forth herein, shall not limit any claims by any party available to such party pursuant to the Restrictive Covenant Agreements.

9.02     Amendment and Waiver. This Agreement may be amended or any provision of this Agreement may be waived; provided, that (i) any amendment shall be binding only if such amendment is set forth in a writing executed by Seller, the Company and Buyer and (ii) any waiver of any provision of this Agreement shall be effective against Seller, the Company and Buyer only if set forth in a writing executed by such Person. No course of dealing between or among any Persons having any interest in this Agreement shall be deemed effective to modify, amend or discharge any part of this Agreement or any rights or obligations of any Person under or by reason of this Agreement.

9.03    Notices. All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and delivered by electronic mail, and shall be deemed to have been given on (x) the date of such transmission, if such transmission is completed on a Business Day prior to 5:00 p.m., local time of the recipient party, and (y) the next Business Day following the date of transmission, if such transmission is completed on a Business Day after 5:00 p.m., local time of the recipient party, or at any time on a day that is not Business Day. Notices, demands and communications to the Company, Seller or Buyer shall, unless another address is specified in writing pursuant to the provisions hereof, be sent to the address indicated below:

Notices to the Company (prior to the Closing) and/or to Seller: Specialty Building Products, LLC
c/o Madison Dearborn Partners, LLC
70 W. Madison, Suite 4600
Chicago, IL 60602
Attention:	Thomas S. Souleles Richard H. Copans Drew Macha
Legal Department

Email:	tsouleles@MDCP.com rcopans@MDCP.com dmacha@MDCP.com legal@MDCP.com with a copy to (which shall not constitute notice): Kirkland & Ellis LLP

300 North LaSalle
Chicago, Illinois 60654
Attention:	Richard J. Campbell, P.C.
Jon-Micheal A. Wheat, P.C. Katherine M. Bryan
Email:	rcampbell@kirkland.com jon-micheal.wheat@kirkland.com katherine.bryan@kirkland.com

Notices to the Company (following the Closing) and/or to Buyer:

c/o The Jordan Company, L.P.
399 Park Avenue
30th Floor
New York, NY 10022
Attention:	Michael Denvir
Barry Gallup, Jr.
Email:	mdenvir@thejordancompany.com bgallup@thejordancompany.com

with a copy to (which shall not constitute notice): Winston & Strawn LLP
35 West Wacker Drive
Chicago, IL 60601
Attention:	Matthew D. Costigan
Nicholas J. Golem
Facsimile:	(312) 558-5700
Email:	MCostiga@winston.com
NGolem@winston.com

Without limiting the foregoing, any party hereto may give any notice, request, instruction, demand, document or other communication hereunder using any other means (including personal delivery, expedited courier, messenger service, ordinary mail or electronic mail), but no such notice, request, instruction, demand, document or other communication shall be deemed to have been duly given unless and until it actually is received by the party for whom it is intended.

9.04    Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors and permitted assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned (including by operation of law) without the prior written consent of Seller and Buyer; provided, that this Agreement, and all rights, interests and obligations hereunder, may be assigned, in whole or in part, without consent, by Buyer to any of its Affiliates, for collateral security purposes to any Persons providing financing to Buyer, the Company or any of its Subsidiaries pursuant to the terms thereof (including for purposes of creating a security interest herein or otherwise assigning as collateral in respect of such financing), or to any Person that acquires all or a material portion of the capital stock or other equity interests or the assets or business of Buyer or the Company Entities in any form of transaction. No assignment shall relieve the assigning party of any of its obligations hereunder. Any purported assignment of rights or delegation of performance obligations in violation of this Section 9.04 is void.

9.05    Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable Law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provisions or the remaining provisions of this Agreement. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

9.06    No Strict Construction. Notwithstanding the fact that this Agreement has been drafted or prepared by one of the parties, each of Buyer and Seller confirms that they and their respective counsel have reviewed, negotiated and adopted this Agreement as the joint agreement and understanding of the parties hereto and the language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any Person. In the event an ambiguity or question of intent or interpretation arises with respect to this Agreement, the terms and provisions of the execution version of this Agreement shall control and prior drafts of this Agreement shall not be considered or analyzed for any purpose (including in support of parol evidence proffered by any Person in connection with this Agreement).

9.07    Captions. The captions used in this Agreement are for convenience of reference only and do not constitute a part of this Agreement and shall not be deemed to limit, characterize or in any way affect any provision of this Agreement, and all provisions of this Agreement shall be enforced and construed as if no such caption had been used in this Agreement.

9.08    Complete Agreement. This Agreement, together with the Company Disclosure Letter, the Confidentiality Agreement and the Ancillary Agreements, whether executed and delivered on or after the date hereof, contain the complete agreement among the parties hereto and supersede any prior understandings, agreements or representations by or between such parties, whether written or oral, or any prior course of dealing among them, which may have related to the subject matter hereof in any way.

9.09    Company Disclosure Letter. The disclosure of any item in any Section or subsection of the Company Disclosure Letter shall be deemed disclosure with respect to any other Section or subsection thereof to the extent that the relevance of such disclosure to such other section or subsection of the Company Disclosure Letter is reasonably apparent from the face of such disclosure, notwithstanding the fact that the Company Disclosure Letter is arranged by sections corresponding to the sections in this Agreement or that a particular Section of this Agreement makes reference to a specific Section of the Company Disclosure Letter and notwithstanding that a particular representation and warranty may not make a reference to the Company Disclosure Letter. The inclusion of information in the Company Disclosure Letter shall not be construed as, and shall not constitute, an admission or agreement that a violation, right of termination, default, liability or other obligation of any kind exists with respect to any item, nor shall it be construed as or constitute an admission or agreement that such information is material to any of the Company Entities. In addition, matters reflected in the Company Disclosure Letter are not necessarily limited to matters required by this Agreement to be reflected in the Company Disclosure Letter. Such additional matters are set forth for informational purposes only and do not necessarily include other matters of a similar nature. Neither the specifications of any dollar amount in any representation, warranty or covenant contained in this Agreement nor the inclusion of any specific item in the Company Disclosure Letter is intended to imply that such amount, or higher or lower amounts, or the item so included or other items, are or are not material, and no Person shall use the fact of the setting forth of any such amount or the inclusion of any such item in any dispute or controversy between the parties as to whether any obligation, item or matter not described herein or included in the Company Disclosure Letter is or is not material for purposes of this Agreement. Further, neither the specification of any item or matter in any representation, warranty or covenant contained in this Agreement nor the inclusion of any specific item in the Company Disclosure Letter is intended to imply that such item or matter, or other items or matters, are or are not in the ordinary course of business, and no Person shall use the fact of setting forth or the inclusion of any such items or matter in any dispute or controversy between the parties as to whether any obligation, item or matter not described herein or included in the Company Disclosure Letter is or is not in the ordinary course of business for purposes of this Agreement.

9.10    No Additional Representations; Disclaimer.

(a)     Buyer acknowledges and agrees that none of the Company, Seller or any of their respective Non-Recourse Parties, nor any other Person acting on behalf of any of the foregoing Persons or any of their respective Affiliates or Representatives, has made, and Buyer is not relying on, any representation or warranty, express or implied (including as to the accuracy or completeness of any information regarding Seller, the Company Entities or their respective businesses, operations or assets), except for the representations and warranties expressly set forth in Article 3 and Article 4 of this Agreement, in the Rollover Agreements or in the Company Closing Certificate. Except in the case of Fraud, Buyer further agrees that no Company Entity or Seller or any of their respective Non-Recourse Parties will have or be subject to any liability to Buyer or any other Person resulting from the distribution to Buyer, or Buyer’s use of, any such information, or any information, document or material made available to Buyer or its Affiliates or their respective, counsel, accountants, consultants, advisors, agents or other representatives in the Data Room, management presentations, management interviews, the confidential information memorandum, the information provided pursuant to Section 6.01 or any other form in expectation or anticipation of the purchase and sale of the Purchased Units or any of the other transactions contemplated by this Agreement. Notwithstanding anything to the contrary contained in this Agreement, the agreements and covenants of Buyer contained in Section 9.01 and this Section 9.10(a) shall survive the Closing indefinitely.

(b)     Buyer acknowledges and agrees that, except for the representations and warranties of the Company expressly set forth in Article 3 of this Agreement, the representations and warranties of Seller expressly set forth in Article 4 of this Agreement and the representations and warranties set forth in the Company Closing Certificate, the Purchased Units are being acquired AS IS WITHOUT ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR INTENDED USE OR ANY OTHER EXPRESSED OR IMPLIED WARRANTY. Buyer acknowledges and agrees that it is consummating the purchase and sale of the Purchased Units and the other transactions contemplated by this Agreement without reliance on any representation or warranty, express or implied, whatsoever by the Company, Seller or any of their respective Non- Recourse Parties or any of their counsel, advisors, consultants, agents or other Representatives, except for the representations and warranties of the Company expressly set forth in Article 3 of this Agreement, the representations and warranties of Seller expressly set forth in Article 4 of this Agreement and the representations and warranties set forth in the Company Closing Certificate.

(c)     In connection with Buyer’s investigation of the Company Entities, Buyer has received, directly or indirectly, through its Affiliates, counsel, advisors, consultants, agents or other representatives, from or on behalf of the Company or its Affiliates, counsel, advisors, consultants, agents or other representatives, certain projections, including projected statements of operating revenues, income from operations, and cash flows of the Company Entities (and the business transactions and events underlying such statements) and certain business plan information, projections, presentations, predictions, estimates and forecasts of the Company Entities and other similar data. Buyer acknowledges that there are uncertainties inherent in attempting to make such estimates, projections, forecasts, plans, projected statements, predictions, presentations and other similar data, that Buyer is aware of such uncertainties, that Buyer is taking full responsibility for making its own evaluation of the adequacy and accuracy of all estimates, projections, forecasts, plans, projected statements, presentations, predictions and other similar data so furnished to it (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, plans, projected statements, presentations, predictions and other similar data), and that neither Buyer nor any of its Non-Recourse Parties shall have any claim under any circumstances against Seller, the Company Entities or any of their respective Non-Recourse Parties with respect thereto or arising therefrom. None of Seller, the Company Entities or any of their respective Non-Recourse Parties makes any representations or warranties whatsoever to Buyer or any other Person, with respect to such estimates, projections, forecasts, plans, projected statements, presentations, predictions and other similar data (including the reasonableness of the assumptions underlying such projections, forecasts, plans, projected statements, presentations, predictions and other similar data) and no such Person shall be entitled to rely on such estimates, projections, forecasts, plans, projected statements, presentations, predictions and other similar data for any purpose, including in connection with the purchase and sale of the Purchased Units or any of the other transactions contemplated by this Agreement or the financing thereof.

(d)     Buyer acknowledges, agrees, represents and warrants that, except as expressly set forth in Section 3.10(c), none of the Company, Seller or any of their respective Non-Recourse Parties, nor any other Person acting on behalf of any of the foregoing Persons or any of their respective Affiliates or Representatives, has made or is making (including in Article III), and Buyer is not relying on, any representation or warranty, express or implied (including as to the accuracy or completeness of any information), regarding the Mid-State Business, the Mid-State Purchased Assets, the Mid-State Assumed Liabilities, the Mid-State Transaction Documents or any of the transactions contemplated thereby. Notwithstanding anything to the contrary contained in this Agreement, the agreements, covenants, representations and warranties of Buyer contained in this Section 9.10(d) shall survive the Closing indefinitely.

9.11    Counterparts. This Agreement may be executed in multiple counterparts (including by means of facsimile or electronically transmitted (including in .pdf or .tif formats) signature pages), all of which, taken together, shall constitute one and the same Agreement.

9.12    Governing Law. This Agreement, and all claims or causes of action (whether at law or in equity, in contract or in tort) that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance hereof, or the transactions contemplated in this Agreement, shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice of law or conflict of law provisions (whether of the State of Delaware or any other jurisdiction) that that would cause the application of the Laws of any other jurisdiction other than the State of Delaware.

9.13    CONSENT TO JURISDICTION. SUBJECT TO THE PROVISIONS OF SECTION 1.05 (WHICH SHALL GOVERN ANY DISPUTE ARISING THEREUNDER), THE PARTIES AGREE THAT JURISDICTION AND VENUE IN ANY SUIT, ACTION, OR PROCEEDING BROUGHT BY ANY PARTY PURSUANT TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY SHALL PROPERLY AND EXCLUSIVELY LIE IN THE CHANCERY COURT OF THE STATE OF DELAWARE, AND ANY STATE APPELLATE COURT THEREFROM WITHIN THE STATE OF DELAWARE (OR, IF THE CHANCERY COURT OF THE STATE OF DELAWARE DECLINES TO ACCEPT JURISDICTION OVER A PARTICULAR MATTER, ANY STATE OR FEDERAL COURT WITHIN THE STATE OF DELAWARE). EACH PARTY ALSO AGREES NOT TO BRING ANY SUIT, ACTION OR PROCEEDING, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY IN ANY OTHER COURT (OTHER THAN UPON THE APPEAL OF ANY JUDGMENT, DECISION OR ACTION OF ANY SUCH COURT LOCATED IN DELAWARE OR, AS APPLICABLE, ANY FEDERAL APPELLATE COURT THAT INCLUDES THE STATE OF DELAWARE WITHIN ITS JURISDICTION). BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH PARTY IRREVOCABLY SUBMITS TO THE JURISDICTION OF SUCH COURTS FOR ITSELF AND IN RESPECT OF ITS PROPERTY WITH RESPECT TO SUCH SUIT, ACTION OR PROCEEDING. THE PARTIES IRREVOCABLY AGREE THAT VENUE WOULD BE PROPER IN SUCH COURT, AND HEREBY WAIVE ANY OBJECTION THAT ANY SUCH COURT IS AN IMPROPER OR INCONVENIENT FORUM FOR THE

RESOLUTION OF SUCH SUIT, ACTION OR PROCEEDING. EACH OF THE PARTIES FURTHER IRREVOCABLY AND UNCONDITIONALLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 9.03. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY TO THIS AGREEMENT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW.

9.14    WAIVER OF JURY TRIAL. THE PARTIES TO THIS AGREEMENT EACH HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION (A) ARISING UNDER THIS AGREEMENT OR (B) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO IN RESPECT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS RELATED HERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE. THE PARTIES TO THIS AGREEMENT EACH HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES TO THIS AGREEMENT MAY FILE A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE IRREVOCABLE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

9.15    Prevailing Party. Except as otherwise provided in Section 1.05, in any dispute arising out of or related to this Agreement, any of the exhibits or schedules hereto, or any agreement, document, instrument or certificate contemplated hereby, or any transactions contemplated hereby or thereby, the applicable adjudicating body shall award to the prevailing party, if any, the costs and attorneys’ fees reasonably incurred by the prevailing party in connection with the dispute and the enforcement of its rights under this Agreement, any of the exhibits or schedules hereto, or any agreement, document, instrument or certificate contemplated hereby and, if the adjudicating body determines a party to be the prevailing party under circumstances where the prevailing party won on some but not all of the claims and counterclaims, the adjudicating body may award the prevailing party an appropriate percentage of the costs and attorneys’ fees reasonably incurred by the prevailing party in connection with the adjudication and the enforcement of its rights under this Agreement, any of the exhibits or schedules hereto, or any agreement, document, instrument or certificate contemplated hereby or thereby.

9.16    Third Party Beneficiaries. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the parties hereto or their respective successors and permitted assigns, any rights, benefits, remedies or liabilities under or by reason of this Agreement; provided, that (a) the Non-Recourse Parties of Seller and, solely with respect to Section 6.10, Persons who were officers and/or directors of the Company prior to Closing, shall be deemed to be third-party beneficiaries of, and shall be entitled to enforce, Section 1.04, Section 1.05, Section 6.10, Section 9.01 and Section 9.10 and (b) each of the Company Released Parties shall be deemed to be third-party beneficiaries of, and shall be entitled to enforce, Section 6.21. The parties hereto further agree that the rights of third party beneficiaries to enforce this Agreement as provided above shall not arise unless and until the Closing occurs.

9.17    Specific Performance. The parties hereto agree that irreparable damage, for which monetary relief, even if available, would not be an adequate remedy, would occur in the event that any provision of this Agreement is not performed in accordance with its specific terms or is otherwise breached, including if the parties hereto fail to take any action required of them hereunder to consummate the purchase and sale of the Purchased Units or any of the other transactions contemplated by this Agreement. It is accordingly agreed that (a) the parties hereto shall be entitled to an injunction or injunctions, specific performance or other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in the courts described in Section 9.13 without proof of damages or otherwise, this being in addition to any other remedy to which they are entitled under this Agreement and to thereafter cause the transactions contemplated by this Agreement to be consummated, and (b) the right of specific performance and other equitable relief is an integral part of the purchase and sale of the Purchased Units and the other transactions contemplated by this Agreement and without that right, neither Seller nor Buyer would have entered into this Agreement. The parties hereto agree not to assert that a remedy of specific performance or other equitable relief is unenforceable, invalid, contrary to law or inequitable for any reason, and not to assert that a remedy of monetary damages would provide an adequate remedy or that the parties otherwise have an adequate remedy at law. The parties hereto acknowledge and agree that any party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 9.17 shall not be required to provide any bond or other security in connection with any such order or injunction.

9.18    Time. With regard to all dates, deadlines and time periods set forth or referred to in this Agreement, time is of the essence.

9.19     Provisions Respecting Representation of the Company. Each of the parties to this Agreement hereby agrees, on its own behalf and on behalf of its directors, managers, members, partners, officers, employees and Affiliates, that Kirkland & Ellis LLP may serve as counsel to the Company Entities, on the one hand, and certain of their Non-Recourse Parties (individually and collectively, the “Seller Group”), on the other hand, in connection with the negotiation, preparation, execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, and that, following consummation of the transactions contemplated hereby, Kirkland & Ellis LLP (or any of its respective successors) may serve as counsel to Seller Group or any director, manager, member, partner, officer, employee or Affiliate of any member of Seller Group, in connection with any litigation, claim or obligation arising out of or relating to this Agreement or the purchase and sale of the Purchased Units or any of the other transactions contemplated by this Agreement notwithstanding such representation or any continued representation of the Company and/or any of its Subsidiaries, and each of the parties hereto (on its own behalf and on behalf of its Affiliates) hereby consents thereto and irrevocably waives any conflict of interest arising therefrom, and each of such parties shall cause any Affiliate thereof to consent to or irrevocably waive any conflict of interest arising from such representation. The parties agree to take the steps necessary to ensure that any privilege attaching as a result of Kirkland & Ellis LLP representing the Company or any of its Subsidiaries in connection with the purchase and sale of the Purchased Units and any of the other transactions contemplated by this Agreement shall survive the Closing and shall remain in effect, provided that such privilege from and after the Closing shall be controlled by Seller on behalf of Seller and its Non-Recourse Parties. As to any privileged attorney-client communications between Kirkland & Ellis LLP and the Company or Kirkland & Ellis LLP and any of the Company’s Subsidiaries in connection with the transactions contemplated by this Agreement prior to the Closing Date (collectively, the “Privileged Communications”), Buyer, the Company and each of its Subsidiaries together with any of their respective Affiliates, Subsidiaries, successors or assigns, agree that no such party may use or rely on any of the Privileged Communications in any action against or involving any of the parties after the Closing. In addition, if the purchase and sale of the Purchased Units and the other transactions contemplated by this Agreement are consummated, all Privileged Communications related to such transactions will become property of (and be controlled by) Seller, and none of Buyer, the Company or any of its Subsidiaries or any of their respective Affiliates, Subsidiaries, successors or assigns shall retain any copies of such records or have any access to them. In the event that Buyer is legally required or requested by any Governmental Entity to access or obtain a copy of all or a portion of the Privileged Communications, Buyer shall be entitled to access or obtain a copy of and disclose the Privileged Communications to the extent necessary to comply with any such legal requirement or request; provided that Buyer shall promptly notify Seller in writing (prior to the disclosure by Buyer of any Privileged Communications to the extent practicable) so that Seller can seek a protective order and Buyer agrees to use commercially reasonable efforts (at the sole cost and expense of Seller) to assist therewith.

9.20    Electronic Delivery. This Agreement and any signed agreement or instrument entered into in connection with this Agreement (including each Ancillary Agreement), and any amendments hereto or thereto, to the extent delivered by means of a facsimile machine or electronic mail (any such delivery, an “Electronic Delivery”), will be treated in all manner and respects as an original agreement or instrument and will be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. At the request of any party hereto or to any such agreement or instrument, each other party hereto or thereto will re execute original forms thereof and deliver them to all other parties. No party hereto or to any such agreement or instrument will raise the use of Electronic Delivery to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of Electronic Delivery as a defense to the formation of a contract, and each such party forever waives any such defense, except to the extent such defense related to lack of authenticity.

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IN WITNESS WHEREOF, the parties hereto have executed this Purchase and Sale Agreement as of the date first written above.

SELLER

SPECIALTY BUILDING PRODUCTS HOLDINGS, L.P.

By: Specialty Building Products Holdings GP, LLC Its: General Partner

By:	/s/ Jeffrey McLendon
Name:	Jeffrey McLendon
Its:	President and Chief Executive Officer

THE COMPANY

SPECIALTY BUILDING PRODUCTS, LLC

By:	/s/ Jeffrey McLendon
Name:	Jeffrey McLendon
Its:	Chief Executive Officer

BUYER

SBP MERGER SUB, INC.

By:	/s/ Michael R. Denvir
Name:	Michael R. Denvir
Its: President

[Signature Page to Purchase and Sale Agreement]